As filed with the Securities and Exchange Commission on  November 21, 2012
Registration No.  333-184226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASPEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	8200	27-1933597
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N
Denver, CO 80246
(303) 333-4224
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Mathews
720 South Colorado Boulevard, Suite 1150N
Denver, CO 80246
(303) 333-4224
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Brian S. Bernstein, Esq.
Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Boulevard, Suite 1200
West Palm Beach, Florida 33401
(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, $0.001 par value per share	20,482,108	$0. 775	$15, 873,634	$2, 165.16

(1)   Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends.

(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock on the Over-the-Counter Bulletin Board on November 20, 2012, a date within five trading days prior to the date of the filing of this registration statement.

(3) In connection with the filing of the Form S-1 filed on October 1, 2012, the issuer paid a fee of $7,174 based on a maximum offering price of $52,595,876 ($2.75 per share) on 20,229,183 shares then being registered.  As the result of an additional 252,925 shares being registered under this Form S-1/A, the issuer paid an additional fee of $26.74 based on the maximum offering price of $196,017 ($0.775 per share) on these additional shares.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 21, 2012

ASPEN GROUP, INC.

PROSPECTUS

20,482,108 Shares of Common Stock

This prospectus relates to the sale of up to 20,482,108 shares of Aspen Group, Inc. common stock which may be offered by the selling shareholders identified in this prospectus.

We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 61.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “ASPU”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.75 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholders are offering these shares of common stock.  The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  The selling shareholders will receive all proceeds from the sale of the common stock.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2012

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  In March 2012, Aspen Group, Inc., or the Public Company, and Aspen University Inc., a privately held Delaware corporation, or Aspen, entered into a merger agreement whereby Aspen became a wholly-owned subsidiary of the Public Company.  We refer to the merger as the “Reverse Merger.”  All references to “we,” “our” and “us” refer to the Public Company and its subsidiaries (including Aspen), unless the context otherwise indicates.  In referring to academic matters, these words refer solely to Aspen University Inc.

Our Company

Aspen is an online postsecondary education company.  Founded in 1987, Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  We are dedicated to helping our students exceed their personal and professional objectives in a socially conscious and economically sensible way.  Aspen’s mission in fact is to help students achieve their long-term goals of upward mobility and long-term economic success through providing superior education, exerting financial prudence, and supporting our students’ career advancement goals.  Aspen is dedicated to providing the highest quality education experiences taught by top-tier professors - 67% of our adjunct professors hold doctorate degrees.

Corporate Information

Our corporate headquarters are located at 720 South Colorado Boulevard, Suite 1150N, Denver, Colorado 80246 and our phone number is (303) 333-4224. Our corporate website can be found at www.aspen.edu/Investor-Relations. The information on our website is not incorporated in this prospectus.

Risks Affecting Us

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary. In particular, our business would be adversely affected if:

●
we are unable to comply with the extensive regulatory requirements to which our business is subject, including Title IV of the Higher Education Act, or Title IV, and the regulations under that act, state laws and regulations, accrediting agency requirements, and our inability to comply with these regulations could result in our ceasing operations altogether;

●	we are unable to raise enough money or generate sufficient revenue to meet our future working capital needs;

●	our marketing and advertising efforts are not effective;

●	we are unable to develop new programs and expand our existing programs in a timely and cost-effective manner;

●	we are unable to retain students as a result of our increased tuition plan;

●	we are unable to attract and retain key personnel needed to sustain and grow our business; or

●	our reputation is damaged by regulatory actions or negative publicity affecting us or other companies in the for-profit higher education sector.

For a discussion of these and other risks you should consider before making an investment in our common stock, see the section entitled “Risk Factors” beginning on page 9 of this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	53,485,847 shares

Common stock offered by the selling shareholders:	15,210,273 shares, all of which are outstanding as of the date this prospectus

Common stock offered by the selling shareholders upon exercise of warrants:	5,271,835 shares

Common stock outstanding immediately following the offering:	58,757,682 shares

Use of proceeds:	Except for the proceeds we receive upon the exercise of warrants, we will not receive any proceeds from the sale of shares by the selling shareholders. See “Use of Proceeds” on page 24.

Stock symbol:	OTCBB: ASPU

The number of shares of common stock to be outstanding prior to and after this offering excludes:

●	a total of 6,528,310 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 300,000 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan;
●	a total of 1,371,429 shares of common stock issuable upon the exercise of warrants; and
●	a total of 500,000 shares of common stock issuable upon the conversion of notes.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements appearing elsewhere in this prospectus.  The data for the years ended December 31, 2011 and December 31, 2010 has been taken from our audited financial statements.

Statements of Operations Data

	Three Months Ended September 30, 2012 (Unaudited)	Three Months Ended September 30, 2011 (Unaudited)	Nine Months Ended September 30, 2012 (Unaudited)	Nine Months Ended September 30, 2011 (Unaudited)	Year Ended December 31, 2011 (As Restated)	Year Ended December 31, 2010 (As Restated)
Revenue	$1,253,190	$1,134,315	$4,018,291	$3,092,779	$4,477,931	$3,153,699

Operating Loss	$(1,492,892)	$(855,987)	$(4,823,182)	$(1,185,114)	$(2,095,503)	$(185,155)

Net loss	$(1,721,976)	$(860,190)	$(5,176,376)	$(1,211,011)	$(2,135,573)	$(465,014)

Net loss per common share – basic and diluted	$(0.05)	$(0.07)	$(0.18)	$(0.08)	$(0.14)	$(0.02)

Weighted average common shares outstanding (basic and diluted)	35,687,944	11,871,950	29,172,716	16,559,115	15,377,413	21,000,000

Balance Sheet Data

	September 30, 2012	December 31, 2011
	(Unaudited)	(As Restated)
Cash and cash equivalents	$2,477,356	$766,602

Working capital (deficit)	$(839,598)	$532,182

Total assets	$5,340,190	$4,013,606

Total current liabilities	$4,144,626	$2,107,925

Accumulated deficit	$(10,502,746)	$(5,326,370)

Total stockholders’ equity (deficiency)	$763,228	$(2,027,561)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following Risk Factors before deciding whether to invest in Aspen.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition.  If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risks Relating to Our Business

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing.

We incurred a net loss of approximately $2.1 million in 2011.  We anticipate losses will continue until we are able to increase our enrollment under our new tuition plan and these new students paying higher rates have taken at least two courses.  Additionally, our audited financial statements contain a going concern opinion. On September 28, 2012, we closed an equity financing of $2,757,000 and anticipate a second closing in November 2012 with the total gross proceeds raised in both closings not to exceed $4,787,000 .  We cannot assure you that we will generate sufficient revenue to meet our future working capital needs. In such event, we may not be able to remain in business. Furthermore, this qualified opinion may affect our ability to obtain Department of Education, or DOE, certification for Title IV purposes.

Because our management has a limited recent operating history on which to evaluate our potential for future success and to determine if we will be able to execute our business plan, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

Our management team began the process of taking control of Aspen from its founder and Chairman in May 2011 and embarked upon changes in Aspen’s business including adopting a new tuition plan, revamping its marketing approach, substantially increasing marketing expenditures, and upgrading Aspen’s technology infrastructure. While initial results are very encouraging, the limited time period makes it difficult to project whether we will be successful.

Our business may be adversely affected by a further economic slowdown in the U.S. or abroad or by an economic recovery in the U.S.

The U.S. and much of the world economy are experiencing difficult economic circumstances. We believe the recent economic downturn in the U.S., particularly the continuing high unemployment rate, has contributed to a portion of our recent enrollment growth as an increased number of working students seek to advance their education to improve job security or reemployment prospects. This effect cannot be quantified. However, to the extent that the economic downturn and the associated unemployment have increased demand for our programs, an improving economy and increased employment may eliminate this effect and reduce such demand as fewer potential students seek to advance their education. This reduction could have a material adverse effect on our business, financial condition, results of operations and cash flows. Conversely, a worsening of economic and employment conditions could adversely affect the ability or willingness of prospective students to pay our tuition and our former students to repay student loans, which could increase our bad debt expense, impair our ability to offer students loans under Title IV, and require increased time, attention and resources to manage defaults.

Because a significant portion of our revenues historically have been attributable to one corporate customer, if we are unable to maintain this key relationship or establish new relationships with additional corporate customers, our revenues will be adversely affected.

In 2011 and 2010, revenues from Verizon accounted for approximately 45% and 50% respectively, of our revenues.  However, we pay our business development partner a material portion of the revenues from Verizon. This business development partner refers corporate clients and designs the certificate-based courses tailored to the needs of the corporations (subject to the approval of our professors).   We do not anticipate starting in 2013 that we will continue to receive a material amount of net revenues from customers it refers to us.  Deducting these payments, Verizon accounted for 11% and 12% of our net revenues for 2011 and 2010, respectively.   Revenues referred from this partner declined in the three months ended September 30, 2012, and are expected to decline in the current quarter.  The loss of one or more of our corporate customers, including Verizon, a reduction in enrollments from them, or difficulty or failure to collect payments from any customer under financial distress would adversely affect our revenues
.

If we cannot manage our growth, our results of operations may suffer and could adversely affect our ability to comply with federal regulations.

The growth that we have experienced after our new management began in May 2011, as well as any future growth that we experience, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. We do not have experience scheduling courses and administering programs for more students than our current enrollment, and except for our President, our senior management has limited experience in online education. If growth negatively impacts our ability to manage our business, the learning experience for our students could be adversely affected, resulting in a higher rate of student attrition and fewer student referrals. Future growth will also require continued improvement of our internal controls and systems, particularly those related to complying with federal regulations under the Higher Education Act, as administered by the DOE, including as a result of our participation in federal student financial aid programs under Title IV.  If we are unable to manage our growth, we may also experience operating inefficiencies that could increase our costs and adversely affect our profitability and results of operations.

Because there is strong competition in the postsecondary education market, especially in the online education market, our cost of acquiring students may increase and our results of operations may be harmed.

Postsecondary education is highly fragmented and competitive. We compete with traditional public and private two-year and four-year brick and mortar colleges as well as other for-profit schools, particularly those that offer online learning programs. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions that create large endowments and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of our competitors, including both traditional colleges and universities and online for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students. We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs.

We may not be able to compete successfully against current or future competitors and may face competitive pressures including price pressures that could adversely affect our business or results of operations and reduce our operating margins. We may also face increased competition if our competitors pursue relationships with the military and government educational programs with which we already have relationships. These competitive factors could cause our enrollments, revenues and profitability to decrease significantly.

In the event that we are unable to update and expand the content of existing programs and develop new programs and specializations on a timely basis and in a cost-effective manner, our results of operations may be harmed.

The updates and expansions of our existing programs and the development of new programs and specializations may not be accepted by existing or prospective students or employers. If we cannot respond to changes in market requirements, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. In addition, a new academic program that must prepare students for gainful employment must be approved by the DOE for Title IV purposes if the institution is provisionally certified, which we are through September 30, 2013. If we are unable to respond adequately to changes in market requirements due to financial constraints, regulatory limitations or other factors, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing programs may require us to make investments in management and faculty, incur marketing expenses and reallocate other resources. If we are unable to increase the number of students, or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

Because our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising efforts, if those efforts are unsuccessful we may not be profitable in the future.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

●	Create greater awareness of our school and our programs;
●	Identify the most effective and efficient level of spending in each market and specific media vehicle;
●	Determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; and
●	Effectively manage marketing costs (including creative and media).

Our marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

Although our new management is spearheading a new marketing and advertising program, it may not be successful.

Mr. Michael Mathews, our Chief Executive Officer, and Mr. Brad Powers, our Chief Marketing Officer, have developed a new marketing campaign designed to substantially increase our student enrollment.  While initial results have been as anticipated, there are no assurances that this new marketing campaign will continue to be successful.  Among the risks are the following:

●	Our ability to compete with existing online colleges which have substantially greater financial resources, deeper management and academic resources, and enhanced public reputations;
●	the emergence of more successful competitors;
●	factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;
●	limits on our ability to attract and retain effective employees because of the new incentive payment rule;
●	performance problems with our online systems;
●	failure to maintain accreditation;
●	student dissatisfaction with our services and programs;
●	adverse publicity regarding us, our competitors or online or for-profit education generally;
●	a decline in the acceptance of online education;
●	a decrease in the perceived or actual economic benefits that students derive from our programs;
●	potential students may not be able to afford the monthly payments; and
●	potential students may not react favorably to our marketing and advertising campaigns.

If our new marketing campaign and tuition plan are not favorably received, our revenues may not increase.

If student enrollment decreases as a result of our increased tuition plan, our results of operations may be adversely affected.

In July 2011, we launched a new tuition plan which provided for a material increase in our tuition prices.  The prior business model and pricing structure implemented by our prior management was flawed and could not be sustained.  Although changes in our marketing strategy and upgraded technology infrastructure have increased our enrollment, we cannot assure that our student enrollment will not suffer in the future as a result of the increased tuition. If we are unable to enroll students in a cost-effective manner, our results of operations will suffer and you may lose your investment.

If we incur system disruptions to our online computer networks, it could impact our ability to generate revenue and damage our reputation, limiting our ability to attract and retain students.

In 2011 and through September 30, 2012, we spent approximately $1.3 million to update our computer network primarily to permit accelerated student enrollment and enhance our students’ learning experience. We expect to spend $600,000 in capital expenditures over the next 12 months. The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of our online classroom, damaging our reputation and could cause a loss in enrollment.  Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

Although one of our directors has pledged shares of common stock to secure payment of a receivable, it is possible that the future market price of Aspen’s common stock will decline in which case Aspen will incur an adverse impact to its future operating results and financial condition.

In March 2012, one of our directors pledged a total of 117,943 shares of personally owned Aspen University Inc. common stock (now shares of the Public Company).  The shares were pledged (in addition to shares pledged by Aspen's founder and his company) to secure payment of a $772,793 accounts receivable. The Stock Pledge Agreement provides that the shares will be cancelled at the rate of $1.00 per share in the event that Aspen is unable to collect this receivable which is due in 2014.  Because of sales of common stock below $1.00 per share, the receivable in total was reduced to $270,478 at September 30, 2012. If we are unable to collect on this receivable, Aspen will suffer a number of consequences, including:

●	The amount written off will reduce total assets on Aspen’s balance sheet; or
●	If Aspen’s common stock is less than $0.35 per share, it will be damaged to the extent it seeks to sell the treasury shares at a price of less than $0.35; or
●
If the founder institutes litigation against Aspen and is successful, Aspen will be required to pay any adverse judgment or otherwise consummate a settlement. As a consequence, in addition to this out-of-pocket damage, any litigation will be expensive, result in substantial attorney’s fees, accounting fees, expert witness fees and divert management from our business.

If we experience any interruption to our technology infrastructure, it could prevent students from accessing their courses, could have a material adverse effect on our ability to attract and retain students and could require us to incur additional expenses to correct or mitigate the interruption.

Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information, personal information about our students or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Because we rely on third parties to provide services in running our operations, if any of these parties fail to provide the agreed services at an acceptable level, it could limit our ability to provide services and/or cause student dissatisfaction, either of which could adversely affect our business.

We rely on third parties to provide us with services in order for us to efficiently and securely operate our business including our computer network and the courses we offer to students. Any interruption in our ability to obtain the services of these or other third parties or deterioration in their performance could impair the quality of our educational product and overall business.  Generally, there are multiple sources for the services we purchase.  Our business could be disrupted if we were required to replace any of these third parties, especially if the replacement became necessary on short notice, which could adversely affect our business and results of operations.

If we or our service providers are unable to update the technology that we rely upon to offer online education, our future growth may be impaired.

We believe that continued growth will require our service providers to increase the capacity and capabilities of their technology infrastructure. Increasing the capacity and capabilities of the technology infrastructure will require these third parties to invest capital, time and resources, and there is no assurance that even with sufficient investment their systems will be scalable to accommodate future growth. Our service providers may also need to invest capital, time and resources to update their technology in response to competitive pressures in the marketplace. If they are unwilling or unable to increase the capacity of their resources or update their resources appropriately and we cannot change over to other service providers efficiently, our ability to handle growth, our ability to attract or retain students, and our financial condition and results of operations could be adversely affected.

Because we rely on third party administration and hosting of open source software for our online classroom, if that third party were to cease to do business or alter its business practices and services, it could have an adverse impact on our ability to operate.

Our online classroom employs the Moodle learning management system which is an open source learning platform and is supported by the open source community. The system is a web-based portal that stores and delivers course content, provides interactive communication between students and faculty, and supplies online evaluation tools.  While Moodle is an open source learning platform, we rely on third parties to host and help with the administration of it.  We further rely on third parties, the Moodlerooms, Inc. agreement and the open source community as well as our internal staff for ongoing support and customization and integration of the system with the rest of our technology infrastructure. If Moodlerooms or the open source community that supports it were unable or unwilling to continue to provide us with service, we may have difficulty maintaining the software required for our online classroom or updating it for future technological changes. Any failure to maintain our online classroom would have an adverse impact on our operations, damage our reputation and limit our ability to attract and retain students.

Because the personal information that we or our vendors collect may be vulnerable to breach, theft or loss, any of these factors could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. Aspen uses a third party to collect and retain large amounts of personal information regarding our students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. We also collect and maintain personal information of our employees in the ordinary course of our business. Some of this personal information is held and managed by certain of our vendors. Errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of personal information, and cause us to lose our certification to participate in the Title IV programs. We cannot guarantee that there will not be a breach, loss or theft of personal information that we store or our third parties store. A breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in liability under state and federal privacy statutes and legal or administrative actions by state attorneys general, private litigants, and federal regulators any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because the CAN-SPAM Act imposes certain obligations on the senders of commercial emails, it could adversely impact our ability to market Aspen’s educational services, and otherwise increase the costs of our business.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes requirements for commercial email and specifies penalties for commercial email that violates the CAN-SPAM Act.  In addition, the CAN-SPAM Act gives consumers the right to require third parties to stop sending them commercial email.

The CAN-SPAM Act covers email sent for the primary purpose of advertising or promoting a commercial product, service, or Internet website.  The Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the Department of Justice, other federal agencies, State Attorneys General, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

●	Prohibiting false or misleading email header information;
●	Prohibiting the use of deceptive subject lines;
●	Ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender;
●	Requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and
●	Requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act also prohibits unlawful acquisition of email addresses, such as through directory harvesting and transmission of commercial emails by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email companies who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

The CAN-SPAM Act acknowledges that the Internet offers unique opportunities for the development and growth of frictionless commerce, and the CAN-SPAM Act was passed, in part, to enhance the likelihood that wanted commercial email messages would be received.

The CAN-SPAM Act preempts, or blocks, most state restrictions specific to email, except for rules against falsity or deception in commercial email, fraud and computer crime.  The scope of these exceptions, however, is not settled, and some states have adopted email regulations that, if upheld, could impose liabilities and compliance burdens in addition to those imposed by the CAN-SPAM Act.

Moreover, some foreign countries, including the countries of the European Union, have regulated the distribution of commercial email and the online collection and disclosure of personal information.  Foreign governments may attempt to apply their laws extraterritorially or through treaties or other arrangements with U.S. governmental entities.

Because we use email marketing, our requirement to comply with the CAN-SPAM Act could adversely affect Aspen's marketing activities and increase its costs.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel.  Our future also depends on the continued services of Mr. Michael Mathews, our Chief Executive Officer, and Dr. Gerald Williams, our President, who are critical to the management of our business and operations and the development of our strategic direction and would also be difficult to replace.  The loss of the services of Mr. Mathews and/or Dr. Williams and other key individuals and the process to replace these individuals would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we are unable to attract and retain our faculty, administrators, management and skilled personnel, we may not be able to support our growth strategy.

To execute our growth strategy, we must attract and retain highly qualified faculty, administrators, management and skilled personnel. Competition for hiring these individuals is intense, especially with regard to faculty in specialized areas. If we fail to attract new skilled personnel or faculty or fail to retain and motivate our existing faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed. The DOE’s revised incentive payment rule, which took effect July 1, 2011, may affect the manner in which we attract, retain, and motivate new and existing employees.

If we are unable to protect our intellectual property, our business could be harmed.

In the ordinary course of our business, we develop intellectual property of many kinds that is or will be the subject of copyright, trademark, service mark, trade secret or other protections. This intellectual property includes but is not limited to courseware materials, business know-how and internal processes and procedures developed to respond to the requirements of operating and various education regulatory agencies. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names, agreements and registrations to protect our intellectual property. We rely on service mark and trademark protection in the U.S. to protect our rights to the mark "ASPEN UNIVERSITY" as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third party content experts. We cannot assure you that the measures that we take will be adequate or that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the U.S. or select foreign jurisdictions, or that third parties will not infringe upon or violate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content, and offer competing programs to ours.

In particular, third parties may attempt to develop competing programs or duplicate or copy aspects of our curriculum, online resource material, quality management and other proprietary content. Any such attempt, if successful, could adversely affect our business. Protecting these types of intellectual property rights can be difficult, particularly as it relates to the development by our competitors of competing courses and programs.

We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise a claim against us alleging an infringement or violation of the intellectual property of that third party.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that we are infringing or violating their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using our intellectual property that may be fundamental to our business. Even if we were to prevail, any litigation regarding the intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we incur liability for the unauthorized duplication or distribution of class materials posted online during our class discussions, it may affect our future operating results and financial condition.

In some instances, our faculty members or our students may post various articles or other third party content on class discussion boards. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit.  As a result we may be required to alter the content of our courses or pay monetary damages.

Because we are an exclusively online provider of education, we are entirely dependent on continued growth and acceptance of exclusively online education and, if the recognition by students and employers of the value of online education does not continue to grow, our ability to grow our business could be adversely impacted.

We believe that continued growth in online education will be largely dependent on additional students and employers recognizing the value of degrees and courses from online institutions. If students and employers are not convinced that online schools are an acceptable alternative to traditional schools or that an online education provides value, or if growth in the market penetration of exclusively online education slows, growth in the industry and our business could be adversely affected. Because our business model is based on online education, if the acceptance of online education does not grow, our ability to continue to grow our business and our financial condition and results of operations could be materially adversely affected.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

The increasing popularity and use of the Internet and other online services have led and may lead to the adoption of new laws and regulatory practices in the U.S. and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments, revenues and results of operations.

If there is new tax treatment of companies engaged in Internet commerce, this may adversely affect the commercial use of our marketing services and our financial results.

Due to the growing budgetary problems facing state and local governments, it is possible that governments might attempt to tax our activities.  New or revised tax regulations may subject us to additional sales, income and other taxes.  We cannot predict the effect of current attempts to impose taxes on commerce over the Internet.  New or revised taxes and, in particular, sales or use taxes, would likely increase the cost of doing business online which could have an adverse effect on our business and results of operations.

Risks Related to the Regulation of Our Industry

If we fail to comply with the extensive regulatory requirements for our business, we could face penalties and significant restrictions on our operations, including our students, loss of access to Title IV loans.

We are subject to extensive regulation by (1) the federal government through the DOE and under the Higher Education Act, (2) state regulatory bodies and (3) accrediting agencies recognized by the DOE, including the Distance Education and Training Council, or DETC, a “national accrediting agency” recognized by the DOE.  The U.S. Department of Defense and the U.S. Department of Veterans Affairs regulate our participation in the military’s tuition assistance program and the VA’s veterans’ education benefits program, respectively. The regulations, standards and policies of these agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. These regulatory requirements can also affect our ability to add new or expand existing educational programs and to change our corporate structure and ownership.

Institutions of higher education that grant degrees, diplomas, or certificates must be authorized by an appropriate state education agency or agencies. In addition, in certain states as a condition of continued authorization to grant degrees and in order to participate in various federal programs, including tuition assistance programs of the United States Armed Forces, a school must be accredited by an accrediting agency recognized by the U.S. Secretary of Education.  Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution.  The Higher Education Act requires accrediting agencies recognized by the DOE to review and monitor many aspects of an institution's operations and to take appropriate action when the institution fails to comply with the accrediting agency's standards.

Our operations are also subject to regulation due to our participation in Title IV programs. Title IV programs, which are administered by the DOE, include loans made directly to students by the DOE. Title IV programs also include several grant programs for students with economic need as determined in accordance with the Higher Education Act and DOE regulations. To participate in Title IV programs, a school must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting agency recognized by the U.S. Secretary of Education, and be certified as an eligible institution by the DOE. Our growth strategy is partly dependent on enrolling more students who are attracted to us because of our continued participation in the Title IV programs.

The regulations, standards, and policies of the DOE, state education agencies, and our accrediting agencies change frequently. Recent and impending changes in, or new interpretations of, applicable laws, regulations, standards, or policies, or our noncompliance with any applicable laws, regulations, standards, or policies, could have a material adverse effect on our accreditation, authorization to operate in various states, activities, receipt of funds under tuition assistance programs of the United States Armed Forces, our ability to participate in Title IV programs, receipt of veterans education benefits funds, or costs of doing business. Findings of noncompliance with these regulations, standards and policies also could result in our being required to pay monetary damages, or being subjected to fines, penalties, injunctions, limitations on our operations, termination of our ability to grant degrees, revocation of our accreditation, restrictions on our access to Title IV program funds or other censure that could have a material adverse effect on our business.

If we do not maintain authorization in Colorado, our operations would be curtailed, and we may not grant degrees.

Aspen is headquartered in Colorado and is authorized by the Colorado Commission on Higher Education to grant degrees, diplomas or certificates.  If we were to lose our authorization from the Colorado Commission on Higher Education, we would be unable to provide educational services in Colorado and we would lose our eligibility to participate in the Title IV programs.

Our failure to comply with regulations of various states could have a material adverse effect on our enrollments, revenues, and results of operations.

Various states impose regulatory requirements on education institutions operating within their boundaries. Several states assert jurisdiction over online education institutions that have no physical location or other presence in the state but offer education services to students who reside in the state or advertise to or recruit prospective students in the state. State regulatory requirements for online education are inconsistent among states and not well developed in many jurisdictions. As such, these requirements change frequently and, in some instances, are not clear or are left to the discretion of state regulators.

State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters. To the extent that we have obtained, or obtain in the future, additional authorizations or licensure, changes in state laws and regulations and the interpretation of those laws and regulations by the applicable regulators may limit our ability to offer education programs and award degrees. Some states may also prescribe financial regulations that are different from those of the DOE.  If we fail to comply with state licensing or authorization requirements, we may be subject to the loss of state licensure or authorization. If we fail to comply with state requirements to obtain licensure or authorization, we may be the subject of injunctive actions or penalties. Loss of licensure or authorization or the failure to obtain required licensures or authorizations could prohibit us from recruiting or enrolling students in particular states, reduce significantly our enrollments and revenues and have a material adverse effect on our results of operations. We enroll students in all 50 states, as well as the District of Columbia and Puerto Rico. We have sought and received confirmation that our operations do not require state licensure or authorization, or we have been notified that we are exempt from licensure or authorization requirements, in three states. We have submitted applications for approval or exemption in the remaining 47 states. We have contacted the remaining states directly seeking guidance on whether any authorization is required or if we are exempted from obtaining a license or authorization in that state.   Because we enroll students in all 50 states, as well as the District of Columbia and Puerto Rico, we may have to seek licensure or authorization in additional states in the future.

Under DOE regulations, if an institution offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by that state, the institution must have met any state requirements for it to be legally offering postsecondary distance education in that state.  A federal court has vacated such requirement, and the case is currently on appeal. See page 44 of this prospectus. Should the requirement be upheld or otherwise enforced, however, and if we fail to obtain required state authorization to provide postsecondary distance education in a specific state, we could lose our ability to award Title IV aid to students within that state.

The DOE’s new requirement could lead some states to adopt new laws and regulatory practices affecting the delivery of distance education to students located in those states. In the event we are found not to be in compliance with a state’s new or existing requirements for offering distance education within that state, the state could seek to restrict one or more of our business activities within its boundaries, we may not be able to recruit students from that state, and we may have to cease providing service to students in that state.  In addition, under the DOE’s regulation regarding state authorization and distance education, if and when the regulation is enforced or re-promulgated, we could lose eligibility to offer Title IV aid to students located in that state.

If we fail to maintain our institutional accreditation, we would lose our ability to participate in the tuition assistance programs of the U.S. Armed Forces and also to participate in Title IV programs.

Aspen is accredited by the DETC, which is a national accrediting agency recognized by the Secretary of Education for Title IV purposes. Accreditation by an accrediting agency that is recognized by the Secretary of Education is required for an institution to become and remain eligible to participate in Title IV programs as well as in the tuition assistance programs of the United States Armed Forces. DETC may impose restrictions on our accreditation or may terminate our accreditation. To remain accredited we must continuously meet certain criteria and standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources and financial stability. Failure to meet any of these criteria or standards could result in the loss of accreditation at the discretion of the accrediting agency. The loss of accreditation would, among other things, render our students and us ineligible to participate in the tuition assistance programs of the U.S. Armed Forces or Title IV programs and have a material adverse effect on our enrollments, revenues and results of operations.

Because we have only recently begun to participate in Title IV programs, our failure to comply with the complex regulations associated with Title IV programs would have a significant adverse effect on our operations and prospects for growth.

We have only recently begun to participate in Title IV programs and approximately 7% of our total cash-basis revenues are from students utilizing Title IV programs. However, compliance with the requirements of the Higher Education Act and Title IV programs is highly complex and imposes significant additional regulatory requirements on our operations, which require additional staff, contractual arrangements, systems and regulatory costs. We have a limited demonstrated history of compliance with these additional regulatory requirements. If we fail to comply with any of these additional regulatory requirements, the DOE could, among other things, impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

Because we are only provisionally certified by the DOE, we must reestablish our eligibility and certification to participate in the Title IV programs, and there are no assurances that DOE will recertify us to participate in the Title IV programs.

An institution generally must seek recertification from the DOE at least every six years and possibly more frequently depending on various factors. In certain circumstances, the DOE provisionally certifies an institution to participate in Title IV programs, such as when it is an initial participant in Title IV programs or has undergone a change in ownership and control. On September 28, 2012, the DOE notified us that following our application for change of control, it extended our provisional certification until September 30, 2013. Pending this approval, we delivered a $264,655 letter of credit to the DOE. Furthermore, DOE may impose additional or different terms and conditions in any final program participation agreement that it may issue, including growth restrictions or limitation on the number of students who may receive Title IV aid. The DOE could also decline to finally certify Aspen, otherwise limit its participation in the Title IV programs, or continue provisional certification.

If the DOE does not ultimately approve our permanent certification to participate in Title IV programs, our students would no longer be able to receive Title IV program funds, which would have a material adverse effect on our enrollments, revenues and results of operations. In addition, regulatory restraints related to the addition of new programs could impair our ability to attract and retain students and could negatively affect our financial results.

Because the DOE may conduct compliance reviews of us, we may be subject to adverse review and future litigation which could affect our ability to offer Title IV student loans.

Because we operate in a highly regulated industry, we are subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies, and third parties, including claims brought by third parties on behalf of the federal government. If the results of compliance reviews or other proceedings are unfavorable to us, or if we are unable to defend successfully against lawsuits or claims, we may be required to pay monetary damages or be subject to fines, limitations, loss of Title IV funding, injunctions or other penalties, including the requirement to make refunds. Even if we adequately address issues raised by an agency review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against us may damage our reputation, even if such claims and lawsuits are without merit.

If our competitors are subject to further regulatory claims and adverse publicity, it may affect our industry and reduce our future enrollment.

We are one of a number of for-profit institutions serving the postsecondary education market. In recent years, regulatory investigations and civil litigation have been commenced against several companies that own for-profit educational institutions.  These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against specific companies, broader allegations against the overall for-profit school sector may negatively affect public perceptions of other for-profit educational institutions, including Aspen. In addition, in recent years, reports on student lending practices of various lending institutions and schools, including for-profit schools, and investigations by a number of state attorneys general, Congress and governmental agencies have led to adverse media coverage of postsecondary education. Adverse media coverage regarding other companies in the for-profit school sector or regarding us directly could damage our reputation, could result in lower enrollments, revenues and operating profit, and could have a negative impact on our stock price. Such allegations could also result in increased scrutiny and regulation by the DOE, Congress, accrediting bodies, state legislatures or other governmental authorities with respect to all for-profit institutions, including us.

Due to new regulations or congressional action or reduction in funding for Title IV programs, our future enrollment may be reduced and costs of compliance increased.

The Higher Education Act comes up for reauthorization by Congress approximately every five to six years. When Congress does not act on complete reauthorization, there are typically amendments and extensions of authorization. Additionally, Congress reviews and determines appropriations for Title IV programs on an annual basis through the budget and appropriations process.  There is no assurance that Congress will not in the future enact changes that decrease Title IV program funds available to students, including students who attend our institution. Any action by Congress that significantly reduces funding for Title IV programs or the ability of our school or students to participate in these programs would require us to arrange for other sources of financial aid and would materially decrease our enrollment. Such a decrease in enrollment would have a material adverse effect on our revenues and results of operations. Congressional action may also require us to modify our practices in ways that could result in increased administrative and regulatory costs and decreased profit margin.

We are not in position to predict with certainty whether any legislation will be passed by Congress or signed into law in the future. The reallocation of funding among Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different Title IV programs could reduce the ability of students to finance their education at our institution and adversely affect our revenues and results of operations.

If our efforts to comply with DOE regulations are inconsistent with how the DOE interprets those provisions, either due to insufficient time to implement the necessary changes, uncertainty about the meaning of the rules, or otherwise, we may be found to be in noncompliance with such provisions and the DOE could impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds. We cannot predict with certainty the effect the new and impending regulatory provisions will have on our business.

Investigations by state attorneys general, Congress and governmental agencies regarding relationships between loan providers and educational institutions and their financial aid officers may result in increased regulatory burdens and costs.

In the past few years, the student lending practices of postsecondary educational institutions, financial aid officers and student loan providers were subject to several investigations being conducted by state attorneys general, Congress and governmental agencies.  These investigations concern, among other things, possible deceptive practices in the marketing of private student loans and loans provided by lenders pursuant to Title IV programs. Higher Education Opportunity Act, or HEOA, contains new requirements pertinent to relationships between lenders and institutions. In particular, HEOA requires institutions to have a code of conduct, with certain specified provisions, pertinent to interactions with lenders of student loans, prohibits certain activities by lenders and guaranty agencies with respect to institutions, and establishes substantive and disclosure requirements for lists of recommended or suggested lenders of private student loans. In addition, HEOA imposes substantive and disclosure obligations on institutions that make available a list of recommended lenders for potential borrowers. State legislators have also passed or may be considering legislation related to relationships between lenders and institutions. Because of the evolving nature of these legislative efforts and various inquiries and developments, we can neither know nor predict with certainty their outcome, or the potential remedial actions that might result from these or other potential inquiries. Governmental action may impose increased administrative and regulatory costs and decreased profit margins.

Because we are subject to sanctions if we fail to calculate correctly and return timely Title IV program funds for students who stop participating before completing their educational program, our future operating results may be adversely affected.

A school participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days after the date the school determines that the student has withdrawn. Under recently effective DOE regulations, institutions that use the last day of attendance at an academically-related activity must determine the relevant date based on accurate institutional records (not a student’s certificate of attendance). For online classes, “academic attendance” means engaging in an academically-related activity, such as participating in class through an online discussion or initiating contact with a faculty member to ask a question; simply logging into an online class does not constitute “academic attendance” for purposes of the return of funds requirements. Because we only recently began to participate in Title IV programs, we have limited experience complying with  these Title IV regulations. Under DOE regulations, late return of Title IV program funds for 5% or more of students sampled in connection with the institution's annual compliance audit constitutes material non-compliance. If unearned funds are not properly calculated and timely returned, we may have to repay Title IV funds, post a letter of credit in favor of the DOE or otherwise be sanctioned by the DOE, which could increase our cost of regulatory compliance and adversely affect our results of operations. This may have an impact on our systems, our future operations and cash flows.

Because our consolidated financial statements are not unqualified, Aspen may lose its eligibility to participate in Title IV programs or be required to post a letter of credit in order to maintain eligibility to participate in Title IV programs.

To participate in Title IV programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by the DOE, or post a letter of credit in favor of the DOE and possibly accept other conditions, such as additional reporting requirements or regulatory oversight, on its participation in Title IV programs. Our financial statements are qualified on our ability to continue as a going concern, which means the DOE may determine that we are not financially responsible under DOE regulations.  The DOE may also apply its measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to meet the alternative standards described under “Regulation” on page 41 of this prospectus. Any of these alternative standards would increase our costs of regulatory compliance. If we were unable to meet these alternative standards, we would lose our eligibility to participate in Title IV programs. If we fail to demonstrate financial responsibility and thus lose our eligibility to participate in Title IV programs, our students would lose access to Title IV program funds for use in our institution, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

If we fail to demonstrate “administrative capability,” we may lose eligibility to participate in Title IV programs.

DOE regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs.  If an institution fails to satisfy any of these criteria or comply with any other DOE regulations, the DOE may require the repayment of Title IV funds, transfer the institution from the "advance" system of payment of Title IV funds to cash monitoring status or to the "reimbursement" system of payment, place the institution on provisional certification status, or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs. If we are found not to have satisfied the DOE's "administrative capability" requirements we could be limited in our access to, or lose, Title IV program funding, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

Because we rely on a third party to administer our participation in Title IV programs, its failure to comply with applicable regulations could cause us to lose our eligibility to participate in Title IV programs.

We have been eligible to participate in Title IV programs for a relatively short time, and we have not developed the internal capacity to handle without third-party assistance the complex administration of participation in Title IV programs.  Educational Compliance Management, Inc. assists us with administration of our participation in Title IV programs, and if it does not comply with applicable regulations, we may be liable for its actions and we could lose our eligibility to participate in Title IV programs. In addition, if it is no longer able to provide the services to us, we may not be able to replace it in a timely or cost-efficient manner, or at all, and we could lose our ability to comply with the requirements of Title IV programs, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operation.

If we pay impermissible commissions, bonuses or other incentive payments to individuals involved in recruiting, admissions or financial aid activities, we will be subject to sanctions.

A school participating in Title IV programs may not provide any commission, bonus or other incentive payment based, directly or indirectly, on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. If we pay a bonus, commission, or other incentive payment in violation of applicable DOE rules, we could be subject to sanctions, which could have a material adverse effect on our business. Effective July 1, 2011, the DOE abolished 12 safe harbors that described permissible arrangements under the incentive payment regulation. Abolition of the safe harbors and other aspects of the new regulation may create uncertainty about what constitutes impermissible incentive payments. The modified incentive payment rule and related uncertainty as to how it will be interpreted also may influence our approach, or limit our alternatives, with respect to employment policies and practices and consequently may affect negatively our ability to recruit and retain employees, and as a result our business could be materially and adversely affected.

In addition, the General Accounting Office, or the GAO, has issued a report critical of the DOE’s enforcement of the incentive payment rule, and the DOE has undertaken to increase its enforcement efforts. If the DOE determines that an institution violated the incentive payment rule, it may require the institution to modify its payment arrangements to the DOE’s satisfaction. The DOE may also fine the institution or initiate action to limit, suspend, or terminate the institution’s participation in the Title IV programs. The DOE may also seek to recover Title IV funds disbursed in connection with the prohibited incentive payments. In addition, third parties may file “qui tam” or “whistleblower” suits on behalf of the DOE alleging violation of the incentive payment provision. Such suits may prompt DOE investigations. Particularly in light of the uncertainty surrounding the new incentive payment rule, the existence of, the costs of responding to, and the outcome of, qui tam or whistleblower suits or DOE investigations could have a material adverse effect on our reputation causing our enrollments to decline and could cause us to incur costs that are material to our business, among other things. As a result, our business could be materially and adversely affected.

If our student loan default rates are too high, we may lose eligibility to participate in Title IV programs.

DOE regulations provide that an institution’s participation in Title IV programs ends when historical default rates reach a certain level in a single year or for a number of years.  Because of our limited experience enrolling students who are participating in these programs, we have no historical default rates. Relatively few students are expected to enter the repayment phase in the near term, which could result in defaults by a few students having a relatively large impact on our default rate. If Aspen loses its eligibility to participate in Title IV programs because of high student loan default rates, our students would no longer be eligible to use Title IV program funds in our institution, which would significantly reduce our enrollments and revenues and have a material adverse effect on our results of operations.

Increased scrutiny of accrediting agencies by the Secretary of Education and the U.S. Congress may result in increased scrutiny of institutions, particularly proprietary institutions, by accrediting agencies, and if our institutional accrediting agency loses its ability to serve as an accrediting agency for Title IV program purposes, we may lose our ability to participate in Title IV programs.

Increased regulatory scrutiny of accrediting agencies and their accreditation of universities is likely to continue. While Aspen is accredited by a DOE-recognized accrediting body, the DETC, if the DOE were to limit, suspend, or terminate the DETC’s recognition, we could lose our ability to participate in the Title IV programs. While the DOE has provisionally certified Aspen through September 30, 2013, there are no assurances that we will remain certified following that date.  If we were unable to rely on DETC accreditation in such circumstances, among other things, our students and our institution would be ineligible to participate in the Title IV programs, and such consequence would have a material adverse effect on enrollments, revenues and results of operations. In addition, increased scrutiny of accrediting agencies by the Secretary of Education in connection with the DOE’s recognition process may result in increased scrutiny of institutions by accrediting agencies.

Furthermore, because the for-profit education sector is growing at such a rapid pace, it is possible that accrediting bodies will respond to that growth by adopting additional criteria, standards and policies that are intended to monitor, regulate or limit the growth of for-profit institutions like us. Actions by, or relating to, an accredited institution, including any change in the legal status, form of control, or ownership/management of the institution, any significant changes in the institution’s financial position, or any significant growth or decline in enrollment and/or programs, could open up an accredited institution to additional reviews by the DETC.

If Aspen fails to meet standards regarding “gainful employment,” it may result in the loss of eligibility to participate in Title IV programs.

The DOE’s regulations on gainful employment programs became effective July 1, 2012. Should a program fail the gainful employment metrics three times within a four year period, the DOE would terminate the program’s eligibility for federal student aid (i.e., students in the program would immediately lose eligibility to participate in Title IV programs), and the institution would not be able to reestablish the program’s eligibility for at least three years, though the program could continue to operate without Title IV funding. The earliest a program could lose eligibility under the gainful employment rule will be 2015, based on its 2012, 2013, and 2014 performance under the metrics. Because the DOE’s gainful employment rules will be implemented over several years and are based at least in part on data that is unavailable to us, it is not possible at this time to determine with any degree of certainty whether these new regulations will cause any of our programs to become ineligible to participate in the Title IV programs. However, under this new regulation, the continuing eligibility of our educational programs for Title IV funding is at risk due to factors beyond our control, such as changes in the actual or deemed income level of our graduates, changes in student borrowing levels, increases in interest rates, changes in the federal poverty income level relevant for calculating discretionary income, changes in the percentage of our former students who are current in repayment of their student loans, and other factors. In addition, even though deficiencies in the metrics may be correctible on a timely basis, the disclosure requirements to students following a failure to meet the standards may adversely impact enrollment in that program and may adversely impact the reputation of our educational institutions.

Our failure to obtain DOE approval, where required, for new programs that prepare students for gainful employment in a recognized occupation could materially and adversely affect our business.

Under the DOE regulations, an institution must notify the DOE at least 90 days before the first day of class when it intends to add a program that prepares students for gainful employment in a recognized occupation.  The institution may proceed to offer the program, unless the DOE advises the institution that the DOE must approve the program for Title IV purposes. In addition, if the institution does not provide timely notice to the DOE regarding the additional program, the institution must obtain approval of the program for Title IV purposes.  If the DOE denies approval, the institution may not award Title IV funds in connection with the program. Were the DOE to deny approval to one or more of our new programs, our business could be materially and adversely affected. Furthermore, compliance with these new procedures could cause delay in our ability to offer new programs and put our business at a competitive disadvantage. Compliance could also adversely affect our ability to timely offer programs of interest to our students and potential students and adversely affect our ability to increase our revenues. As a result, our business could be materially and adversely affected.

Our failure to comply with the DOE’s substantial misrepresentation rules could result in sanctions.

The DOE may take action against an institution in the event of substantial misrepresentation by the institution concerning the nature of its educational programs, its financial charges or the employability of its graduates. Under new regulations, the DOE has expanded the activities that constitute a substantial misrepresentation. Under the DOE regulations, an institution engages in substantial misrepresentation when the institution itself, one of its representatives, or an organization or person with which the institution has an agreement to provide educational programs, marketing, advertising, or admissions services, makes a substantial misrepresentation directly or indirectly to a student, prospective student or any member of the public, or to an accrediting agency, a state agency, or to the Secretary of Education. The final regulations define misrepresentation as any false, erroneous or misleading statement, and they define a misleading statement as any statement that has the likelihood or tendency to deceive or confuse. The final regulations define substantial misrepresentation as any misrepresentation on which the person to whom it was made could reasonably be expected to rely, or has reasonably relied, to the person’s detriment. If the DOE determines that an institution has engaged in substantial misrepresentation, the DOE may revoke an institution’s program participation agreement, impose limitations on an institution’s participation in the Title IV programs, deny participation applications made on behalf of the institution, or initiate a proceeding against the institution to fine the institution or to limit, suspend or termination the institution’s participation in the Title IV programs.  We expect that there could be an increase in our industry of administrative actions and litigation claiming substantial misrepresentation, which at a minimum would increase legal costs associated with defending such actions, and as a result our business could be materially and adversely affected.

Failure to comply with the DOE’s credit hour requirements could result in sanctions.

The DOE has defined “credit” hour for Title IV purposes.  The credit hour is used for Title IV purposes to define an eligible program and an academic year and to determine enrollment status and the amount of Title IV aid that an institution may disburse in a payment period. The final regulations define credit hour as an institutionally established equivalency that reasonably approximates certain specified time in class and out of class and an equivalent amount of work for other academic activities. The final regulations also require institutional accreditors to review an institution’s policies, procedures, and administration of policies and procedures for assignment of credit hours. An accreditor must take appropriate actions to address an institution’s credit hour deficiencies and to notify the DOE if it finds systemic noncompliance or significant noncompliance in one or more programs. The DOE has indicated that if it finds an institution to be out of compliance with the credit hour definition for Title IV purposes, it may require the institution to repay the amount of Title IV awarded under the incorrect assignment of credit hours and, if it finds significant overstatement of credit hours, it may fine the institution or limit, suspend, or terminate its participation in Title IV programs, as a result of which our business could be materially and adversely affected.

The U.S. Congress recently conducted an examination of the for-profit postsecondary education sector that could result in legislation or additional DOE rulemaking that may limit or condition Title IV program participation of proprietary schools in a manner that may materially and adversely affect our business.

In recent years, the U.S. Congress has increased its focus on for-profit education institutions, including with respect to their participation in the Title IV programs, and has held hearings regarding such matters.  In addition, the GAO released a series of reports following undercover investigations critical of for-profit institutions. We cannot predict the extent to which, or whether, these hearings and reports will result in legislation, further rulemaking affecting our participation in Title IV programs, or more vigorous enforcement of Title IV requirements. To the extent that any laws or regulations are adopted that limit or condition Title IV program participation of proprietary schools or the amount of federal student financial aid for which proprietary school students are eligible, our business could be materially and adversely affected.

Risks Related to Our Common Stock

Because our common stock is temporarily subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect that the market price of our common stock on the Over-The-Counter Bulletin Board, or Bulletin Board, will be substantially less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks like Aspen.  This may have a depressive effect upon our common stock price.

Our management will be able to exert control over us to the detriment of minority shareholders.

Our executive officers and directors own approximately 21% of our outstanding common stock. These shareholders, if they act together, may be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock. For more information, see the section titled “Principal Shareholders.”

If our common stock becomes subject to a “chill” imposed by the Depository Trust Company, or DTC, your ability to sell your shares may be limited.

The DTC acts as a depository or nominee for street name shares that investors deposit with their brokers.  Until recently, our stock was not eligible to be electronically transferred among DTC participants (broker-dealers) and required delivery of paper certificates as a result of a “chill” imposed by DTC.  As a result of becoming “DTC-Eligible”, our common stock is no longer subject to a chill.  However, DTC in the last several years has increasingly imposed a chill or freeze on the deposit, withdrawal and transfer of common stock of issuers whose common stock trades on the Bulletin Board. Depending on the type of restriction, a chill or freeze can prevent shareholders from buying or selling shares and prevent companies from raising money. A chill or freeze may remain imposed on a security for a few days or an extended period of time (in at least one instance a number of years). While we have no reason to believe a chill or freeze will be imposed against our common stock again in the future, if it were your ability to sell your shares would be limited. In such event, your investment will be adversely affected.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Our failure to generate increasing material revenues;
●	Our failure to become profitable;
●	Our failure to raise working capital;
●	Our public disclosure of the terms of any financing which we consummate in the future;
●	Actual or anticipated variations in our quarterly results of operations;
●	Announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
●	The loss of Title IV funding or other regulatory actions;
●	Our failure to meet financial analysts’ performance expectations;
●	Changes in earnings estimates and recommendations by financial analysts;
●	Short selling activities; or
●	Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share.  This could permit our Board to issue preferred stock to investors who support us and our management and give effective control of our business to our management.  Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.  This could make it more difficult for shareholders to sell their common stock.  This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

An investment in Aspen may be diluted in the future as a result of the issuance of additional securities.

If we need to raise additional capital to meet our working capital needs, we expect to issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to investors.  Investors should anticipate being substantially diluted based upon the current condition of the capital and credit markets and their impact on small companies.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor.  The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations.  As a result, you will not receive any dividends on your investment for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding liquidity, anticipated marketing spending, capital expenditures and planned financings. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.  Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  Moreover, our business is competitive and our business model is expected to change.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

Except for the shares underlying the warrants, the shares of common stock to be sold by the selling shareholders are issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders except to the extent warrants are exercised.

PRIVATE PLACEMENTS

In late September 2012, we sold $2,757,000 of units.  The units contained 7,877,144 shares of common stock and 3,938,570 five-year warrants exercisable at $0.50 per share.  The effective price per share of common stock was $0.35 with no value given to the warrants.  We agreed to register the shares of common stock and the shares of common stock underlying the warrants purchased in the offering.   We have extended this offering and are seeking to sell up to $2,030,000 of the same units.  To the extent we are successful, we will register the shares contained in the units.

From March to July 2012, we sold approximately $1.7 million of secured convertible notes, or Notes, and approximately 1.3 million warrants to purchase our common stock of which we received approximately $1.4 million in net proceeds.  The Notes converted into Aspen’s common stock at $0.3325 per share, which we refer to as the “Conversion Price”.  The warrants are exercisable over a five-year period and are exercisable at the Conversion Price.  Additionally, 202,334 shares and 50,591 warrants were issued in connection with accumulated interest accruing as of the conversion date.  In connection with the private placement, we agreed to register the shares underlying the Notes and the warrants by September 30, 2012.

We used the proceeds from the private placements to support our growth and for general corporate purposes, including working capital.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling shareholders.  We will however receive proceeds from the exercise of the warrants.  We plan on using these proceeds received from shareholders who exercise their warrants to support our growth and for general corporate purposes, including working capital.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

As of September 30, 2012 (unaudited)

Cash and cash equivalents	$2,477,356
Debt:
Convertible notes	800,000
Note payable	22,000
Shareholders’ equity:
Common stock	53,165
Additional paid-in capital	11,212,809
Accumulated deficit	(10,502,746)
Total stockholders’ equity	$763,228

MARKET FOR COMMON STOCK

Our stock trades on the Bulletin Board under the symbol “ASPU.”  Since March 31, 2011, the Public Company’s common stock has been quoted on the Bulletin Board.  The last reported sale price of the Public Company’s common stock as reported by the Bulletin Board on November 13 , 2012 was $0.75 .  As of November 16, 2012, we had approximately 227 record holders.  The following table provides the high and low bid price information for our common stock for the periods our stock was quoted on the Bulletin Board.  For the period our stock was quoted on the Bulletin Board, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and  does not necessarily represent actual transactions. Our common stock does not trade on a regular basis

		Prices (1)(2)
Year	Quarter Ended	High	Low

2012	September 30	$3.75	$2.91
	June 30	$3.75	$3.75
	March 31	$6.50	$3.28

2011	December 31	$6.50	$6.50
	September 30	$6.50	$6.50
	June 30	$6.50	$6.25
	March 31	$0.0208	$0.0208

(1)	All prices give effect to a 12-for-1 forward stock split effected in June 2011.
(2)	All prices give effect to a 1-for-2.5 reverse stock split effected in February 2012.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Company Overview

Our mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  We are dedicated to helping our students exceed their personal and professional objectives in a socially conscious and economically sensible way.  One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is that 87% of our full-time degree-seeking students are enrolled in a graduate degree program (master or doctorate degree program). According to publicly available information, Aspen enrolls a larger percentage of its full-time degree-seeking students in graduate degree programs than its publicly-traded competitors.

Enrollment Trends

Aspen’s total student body increased 7.9% during the third quarter of 2012, to 2,419 from 2,242 students at June 30, 2012. Aspen’s degree-seeking student body increased 9.2% in third quarter 2012, to 1,896 students from 1,736 at June 30, 2012.

Highlights of the enrollment growth include the Master of Nursing program, up 43% in the third quarter. The Master of Nursing program represents 12% of the full-time, degree-seeking student body of Aspen. Aspen enrolled 249 new degree-seeking students in the third quarter of 2012, and conferred degrees to 62 graduating students.

Note that as of September 30, 2012, 814 full-time degree-seeking students are enrolled under the legacy tuition pre-payment program that ended on July 15, 2011, or the Legacy Tuition Plan, versus 903 at June 30, 2012, a decrease of 10%. However, as these students currently represent 51% of full-time degree-seeking students, the effect of the minimal revenue and gross profit contribution of the Legacy Tuition Plan continues to restrain the overall financial performance discussed below. During the quarter ended September 30, 2012, revenue from our Legacy Tuition Plan represented only 9% of our full-time degree seeking student revenue.

While Aspen’s core business model of enrolling degree-seeking students through its main acquisition channel of internet advertising continues to perform in line with management’s expectations, enrollments for certificate students generated through Aspen’s 3rd party sales & marketing partner declined 33% in the third quarter relative to historical quarterly certificate enrollments. As the predominant corporate customer for Aspen’s certificate programs is Verizon, Aspen expects further declines in the fourth quarter of 2012 given Verizon employees’ dedicated focus on Hurricane Sandy response efforts. Aspen intends to implement marketing efforts in the coming quarters to reduce the Verizon certificate revenue concentration given the low gross profit contribution earned by Aspen through its 3rd party sales & marketing partner.

Notwithstanding the revenue decrease in this low margin 3rd party generated certificate business, Aspen's deferred revenue at September 30, 2012 of $1,107,274 rose $271,580 (a 32% increase) from December 31, 2011 and $174,908 (a 19% increase) from June 30, 2012, which demonstrates the improvement in our core business and reflects support for substantial revenue growth from degree seeking students in subsequent quarters.

Results of Operations

Quarter Ended September 30, 2012 Compared with September 30, 2011

Revenue

Revenue for the quarter ended September 30, 2012 rose to $1,253,190 from $1,134,315 in the prior year quarter, for a year-over-year increase of 10%. The increase is primarily attributable to the increase in Aspen degree-seeking enrollments and the elimination of the Legacy Tuition Plan (which provides less revenues per student), as tuition revenues from degree seeking students rose to $908,940 from $700,363 for the quarter ended September 30, 2011, an increase of 30% year-over-year.

Costs and Expenses

Instructional Costs and Services

Instructional costs and services for the quarter ended September 30, 2012 rose to $759,805 from $512,053, an increase of 48%. A component of instructional costs and services, Internet-related costs for the quarter ended September 30, 2012 rose to $47,214 from $5,512, an increase of 757% reflecting the cost of providing improved services to the Aspen student population. Notwithstanding the Internet-related costs, the increase in instructional costs and services is primarily attributable to higher charges associated with purchased courseware and payments to faculty due to the increase in course completions. Prospectively, as student enrollment levels increase, instructional costs and services should rise proportionately. However, as Aspen increases its degree-seeking student enrollments (none of which will be on the Legacy Tuition Plan), the higher gross margins associated with such students should lead the growth rate in instructional costs and services to lag that of overall revenues.

Revenues less instructional costs and services, a measure of the gross profit of Aspen operations, for the quarter ended September 30, 2012 and 2011 were $493,385 and $622,262, respectively, a decline of 21%. Contributing to the gross profit decline is the year-over-year reduction of certificate revenue from Verizon. Finally, for reasons discussed above, increased degree-seeking student enrollments are expected prospectively to result in gross profit growth in excess of overall tuition growth.

Marketing and Promotional

Marketing and promotional costs for the quarter ended September 30, 2012 rose to $299,401 from $132,569, an increase of 126%. The increase is primarily attributable to expenses related to the operation of the marketing and student enrollment program that Aspen launched in the third quarter of 2011. The rate of marketing spend is expected to continue to increase in coming quarters as Aspen seeks to increase enrollment of degree-seeking students, particularly enrollments in its MBA and MSN Master-level degree programs.

General and Administrative

General and administrative costs for the quarter ended September 30, 2012 rose to $1,389,940 from $1,274,238, an increase of 9%. The most significant factor is the higher employment level as we increased staffing to support our growth objectives. To that end, payroll costs for the quarter rose to $624,738 from the prior year period of $617,476, an increase of 1%. Separately, professional fees for the quarter increased to $219,495 from $141,796, an increase of 55%. Within professional fees, accounting fees for the quarter rose to $103,709 from $3,000, a 3,357% increase, and legal fees for the quarter declined to $115,786 from $138,796, a 17% decrease. Activities supported by the increased level of professional fees were the filing of restated financial filings with the SEC along with our current capital raising activities. Professional fees incurred during the third quarter of 2012 of $135,818 are non-recurring as they relate to contractual and due diligence expenses for a proposed acquisition which Aspen elected not to pursue.  Aspen expects professional fees to decline over the balance of 2012. Excluding payroll and professional fees, general and 2012 administrative costs for the quarter ended September 30, 2012 rose to $545,707 from $514,966, an increase of 6%.

Separately, general and administrative costs in the 2012 quarter reflected non-cash stock-based compensation expense of $63,547 related to stock option grants. Based on grants made through September 30, 2012, non-cash stock-based compensation is expected to be $75,583 in 4Q12.

Receivable Collateral Valuation Reserve

Due to a change in the estimated value of the collateral supporting the Account Receivable, secured – related party from $0.60/share to $0.35/share based on the financing by Aspen that closed September 28, 2012, a non-cash valuation reserve expense of $193,198 was recorded for the quarter ended September 30, 2012.

Depreciation and Amortization

Depreciation and amortization costs for the quarter ended September 30, 2012 rose to $103,738 from $71,442, an increase of 45%. The increase is primarily attributable to higher levels of capitalized technology costs as Aspen continues the infrastructure build-out initiated in 2011.

Other Income (Expense)

Other income (expense) for the quarter ended September 30, 2012 was an expense of ($229,084) versus an expense of ($4,203) for the prior year period, a decline of $224,881. The increased expense is primarily attributable to interest expense related to the issuance of $1,706,000 in convertible notes payable earlier in 2012 along with the amortization of related debt issue costs. On the closing of the financing on September 28, 2012, the aforementioned convertible notes were converted into common shares at a per share price of $0.3325.

Income Taxes

For the quarter ended September 30, 2012, there was no income tax expense as Aspen’s operations produced a pre-tax loss of ($1,721,976) as compared with the prior year quarter’s pre-tax loss of ($860,190).

Net Loss

For the quarter ended September 30, 2012, Aspen’s operations produced a net loss of ($1,721,976) as compared with the prior year third quarter’s net loss of ($860,190). The increase in the net loss is primarily attributable to the higher levels of marketing and promotional costs, instructional costs and services, and general and administrative costs.

Nine Months Ended September 30, 2012 Compared with September 30, 2011

Revenue

Revenue for the nine months ended September 30, 2012 rose to $4,018,291 from $3,092,779 in the prior year period, an increase of 30%, The increase is primarily attributable to the increase in Aspen degree-seeking enrollments and the elimination of the Legacy Tuition Plan (which provides less revenues per student), as tuition revenues from degree seeking students rose to $2,576,041 from $1,749,703 for the nine months ended September 30, 2011, an increase of 47%.

Costs and Expenses

Instructional Costs and Services

Instructional costs and services for the nine months ended September 30, 2012 rose to $2,504,215 from $1,498,667, an increase of 67%. A component of instructional costs and services, internet-related costs for the nine months ended September 30, 2012 rose to $125,324 from $18,526, an increase of 576% reflecting the cost of providing improved services to the Aspen student population. Notwithstanding the Internet-related costs, the increase in instructional costs and services is primarily attributable to higher charges associated with purchased courseware and payments to faculty due to the increase in course completions. Prospectively, as student enrollment levels increase, instructional costs and services should rise proportionately. However, as Aspen increases its degree-seeking student enrollments, (none of which will be on the Legacy Tuition Plan), the higher gross margins associated with such students should lead the growth rate in instructional costs and services to lag that of overall revenues.

Revenues less instructional costs and services, a measure of the gross profit of Aspen operations, for the nine months ended September 30, 2012 and 2011 were $1,514,076 and $1,594,112, respectively, a decline of 5%. For reasons discussed above, increased degree-seeking student enrollments are expected prospectively to result in gross profit growth in excess of overall tuition growth.

Marketing and Promotional

Marketing and promotional costs for the nine months ended September 30, 2012 rose to $1,176,814 from $272,959, an increase of 331%. The increase is primarily attributable to expenses related to the operation of the marketing and student enrollment program that Aspen launched in the third quarter of 2011. The rate of marketing spend is expected to continue to increase in future periods as Aspen seeks to increase enrollment of degree-seeking students, particularly enrollments in its MBA and MSN Master-level degree programs.

General and Administrative

General and administrative costs for the nine months ended September 30, 2012 rose to $4,368,454 from $2,328,421, an increase of 88%. The most significant factor is the higher employment level as Aspen increased staffing to support its growth objectives. To that end, payroll costs for the period rose to $2,184,163 from the prior year period’s $1,028,687, an increase of 112%. Separately, professional fees for the period rose to $892,895 from $331,234, an increase of 170%. Within professional fees, accounting fees for the period rose to $456,636 from $25,919, a 1,662% increase, and legal fees for the period increased to $436,259 from $303,839, a 44% increase. Activities supported by the increased level of professional fees were reverse merger regulatory filings with the Department of Education, or the DOE, and the Distance Education and Training Council, post-reverse merger regulatory filings with the DoE, the filing of the Super 8-K and Form 10-Qs with the SEC, along with our current capital raising and other transactional activities. Professional fees incurred during the nine months ended September 30, 2012 of $702,093 were non-recurring (accounting, $340,778; legal, $361,315).   Of these non-recurring professional fees, $331,570 were due diligence expenses related to a proposed acquisition which Aspen elected not to pursue.  Aspen expects professional fees to decline over the balance of 2012. Excluding payroll and professional fees, general and administrative costs for the nine months ended September 30, 2012 rose to $1,291,396 from $968,500, an increase of 33%.

Separately, general and administrative costs in the 2012 quarter reflected non-cash stock-based compensation expense of $176,671 as Aspen’s board of directors approved an option program on March 13, 2012. Based on grants made through September 30, 2012, non-cash stock-based compensation expense is expected to be $75,583 in 4Q12.

Receivable Collateral Valuation Reserve

Due to a change in the estimated value of the collateral supporting the Account Receivable, secured – related party from $1.00/share to $0.35/share based on the financing by Aspen that closed September 28, 2012, a non-cash valuation reserve expense of $502,315 was recorded for the nine months ended September 30, 2012.

Depreciation and Amortization

Depreciation and amortization costs for the nine months ended September 30, 2012 rose to $289,675 from $177,846, an increase of 63%. The increase is primarily attributable to higher levels of capitalized technology costs as Aspen continues the infrastructure build-out initiated in 2011.

Other Income (Expense)

Other income (expense) for the nine months ended September 30, 2012 changed to an expense of ($353,194) from an expense of ($25,897), a change of $327,297. The increased expense is primarily attributable to interest expense related to the issuance of $1,706,000 in convertible notes payable during the period along with the amortization of related debt issue costs totaling ($266,473). On the closing of the financing on September 28, 2012, the aforementioned convertible notes were converted into common shares at a per share price of $0.3325.

Income Taxes

For the nine months ended September 30, 2012 there was no income tax expense as Aspen’s operations produced a pre-tax loss of ($5,176,376) as compared with the prior year period’s pre-tax loss of ($1,211,011).

Net Loss

For the nine months ended September 30, 2012, Aspen’s operations produced a net loss of ($5,176,376) as compared with the prior year period’s net loss of ($1,211,011). The increase in the net loss is primarily attributable to the higher levels of marketing and promotional costs, instructional costs and services, and general and administrative costs.

Capital Resources and Liquidity

Net cash used in operating activities during the nine months ended September 30, 2012 totaled ($2,288,416) which resulted from a net loss of ($5,176,376) offset by non-cash items of $1,468,721 and a net change in operating assets and liabilities of $1,419,239.

Net cash used in investing activities during the nine months ended September 30, 2012 totaled ($539,795) which resulted primarily from capitalized technology expenditures of ($419,295) and an increase in restricted cash of ($264,832), offset by officer loan repayments received of $150,000.

Net cash provided by financing activities during the nine months ended September 30, 2012 totaled $4,538,965 which resulted primarily from proceeds from the net issuance of debt and equity securities of $4,805,438 offset by issuance costs of ($266,473).

In August 2012, Mr. Michael Mathews, our Chief Executive Officer, loaned Aspen $300,000 in exchange for a convertible note bearing interest at 5% per annum. The note is convertible at $0.35 per share and is due August 31, 2013.  In late September 2012, we raised $2,757,000 in gross proceeds or approximately $2,494,900 after paying $218,600 to a broker-dealer in commissions and approximately $43,500 in other fees.  Based upon the net proceeds of this offering, our recent expense reduction and improvement in our business, we believe we have enough working capital to meet our needs for at least the next 12 months. This assumes that the $600,000 in convertible notes held by our Chief Executive Officer that are due August 31, 2013 will be extended or converted. In the event that our anticipated business improvement does not occur or we incur unanticipated expenses, we would need to complete an additional financing.  We are currently seeking to raise $2,030,000 through the sale of common stock and warrants through a broker-dealer, but we cannot assure you that this offering will be successful.

We expect to spend $600,000 in capital expenditures over the next 12 months. These capital expenditures will be allocated across growth initiatives including expansion of Aspen’s call center activities, academic courseware development and further improvements in Aspen’s technology infrastructure.

Related Party Transactions

At September 30, 2012, we included as a long term asset an account receivable of $270,478 net of an allowance of $502,315 from our former Chairman. Although it is secured by stock pledges, there is a risk that we may not collect all or any of this sum.

In March 2012, we issued a $300,000 convertible note to Mr. Michael Mathews, our Chief Executive Officer, in consideration for a $300,000 loan. The note was originally due March 31, 2013, but was amended to extend the due date to August 31, 2013. The Note bears interest at 0.19% per annum and is convertible at $1.00 per share. In August 2012, Mr. Mathews lent Aspen an additional $300,000, and Aspen issued him a $300,000 convertible note at 5% per year. The note is convertible at $0.35 per share. The note was originally a demand note, but was amended to extend the due date to August 31, 2013.

See Note 11 to our unaudited condensed consolidated financial statements included herein for additional description of related party transactions that had a material effect on our condensed consolidated financial statements.

New Accounting Pronouncements

See Note 2 to our unaudited condensed consolidated financial statements included herein for discussion of recent accounting pronouncements.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our critical accounting policies and estimates are disclosed in the Super 8-K/A filed on September 21, 2012. During the quarter ended September 30, 2012, there have been no significant changes to our critical accounting policies and estimates.

BUSINESS

On March 13, 2012, the Public Company f/k/a, Elite Nutritional Brands, Inc., closed the Reverse Merger, and Aspen became a wholly-owned subsidiary of the Public Company. Immediately following the closing of the Reverse Merger, the Public Company changed its business plan and operations to that of Aspen.

Corporate History

The Public Company was incorporated on February 23, 2010 in Florida as a home improvement company intending to develop products and sell them on a wholesale basis to home improvement retailers.  The Public Company was unable to execute its business plan.  In June 2011, the Public Company changed its name to Elite Nutritional Brands, Inc. and terminated all operations. In February 2012, the Public Company reincorporated in Delaware under the name Aspen Group, Inc.

Aspen was incorporated on September 30, 2004 in Delaware.  Its predecessor was a Delaware limited liability company organized in Delaware in 1999.  In May 2011, Aspen entered into an Agreement and Plan of Merger and merged with Education Growth Corporation, or the EGC Merger. Aspen survived the merger. EGC was a start-up company controlled by Mr. Michael Mathews. Mr. Mathews became Aspen’s Chief Executive Officer upon closing the EGC Merger.

Description of Business

Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  We are dedicated to helping our students exceed their personal and professional objectives in a socially conscious and economically sensible way.  Aspen’s mission in fact is to help students achieve their long-term goals of upward mobility and long-term economic success through providing superior education, exerting financial prudence, and supporting our students’ career advancement goals.  Aspen is dedicated to providing the highest quality education experiences taught by top-tier professors - 67% of our adjunct professors hold doctorate degrees.

Because we believe higher education should be a catalyst to our students’ long-term economic success, we exert financial prudence by offering affordable tuition that is one of the greatest values in online education.  We have expanded our degree offerings broadly but the vision remains the same:  to provide students with the best value in high quality education and to help them achieve their academic and career goals.

One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is an emphasis on post-graduate degree programs (master or doctorate). As of September 30, 2012, 1,585 students were enrolled as full-time degree seeking students with 1,375 of those students or 87% in a master or doctoral graduate degree program. In addition, 834 students are engaged in part time programs, such as continuing education courses and certificate level programs (includes 311 part-time undergraduate degree-seeking Military students.) Aspen is committed to maintaining its focus on being a predominantly graduate school for the foreseeable future.

Today, Aspen offers certificate programs and associate, bachelor, master and doctoral degree programs in a broad range of areas, including business and organization management, education, nursing, information technology, and general studies. In terms of enrollments, our most popular schools are our school of business and our school of nursing.  Specifically, our Master of Business Administration and Master of Science in Nursing represent the two largest degree programs among our full-time, degree-seeking student body as of  September 30, 2012.

We are accredited by the DETC a “national accrediting agency” recognized by the DOE.  Aspen first received DETC accreditation in 1993 and most recently received re-accreditation in January 2009.  Aspen is provisionally certified by the DOE through September 30, 2013. Under such certification, Aspen is restricted to a limit of 500 student recipients for Title IV funding for the duration of this provisional certification.  As of December 31, 2011, Aspen had 171 students that were participating in the Title IV programs.  During the duration of Aspen’s provisional certification, a total of 243 Aspen students have received Title IV aid.  Aspen has delivered to the DOE a letter of credit in the amount of $264,655.

In the future when it considers whether to extend the provisional certification or make the certification permanent, the DOE may impose additional or different terms and conditions, including growth restrictions or limitation on the number of students who may receive Title IV aid.

In 2008, Aspen received accreditation of its Master of Science in Nursing Program with the Commission on Collegiate Nursing Education, or the Nursing Commission.  Officially recognized by the DOE, the Nursing Commission is a nongovernmental accrediting agency, which ensures the quality and integrity of education programs in preparing effective nurses. Aspen’s Master of Science in Nursing program most recently underwent accreditation review by the Nursing Commission in March 2011.  At that time, the program’s accreditation was reaffirmed, with the accreditation term to expire December 30, 2021.  We currently offer a variety of nursing degrees including: Masters of Science in Nursing, Master of Science in Nursing - Nursing Education , and Masters of Science in Nursing – Nursing Administration and Management.   Students that complete our RN-to-MSN Bridge program matriculate into our Master of Nursing program, allowing them to bypass the Bachelor of Nursing program offered at other universities.

Aspen is a Global Charter Education Provider for the Project Management Institute, or PMI, and a Registered Education Provider (R.E.P.) of the PMI.  The PMI recognizes select Aspen Project Management Courses as Professional Development Units.  These courses help prepare individuals to sit for the Project Management Professional, or PMP, certification examination.  PMP certification is the project management profession’s most recognized and respected certification credential.  Project management professionals may take the PMI approved Aspen courses to fulfill continuing education requirements for maintaining their PMP certification.

In connection with our Bachelor and Master degrees in Psychology of Addiction and Counseling, the National Association of Alcoholism and Drug Abuse Counselors, or NAADAC, has approved Aspen as an “academic education provider.”  NAADAC-approved education providers offer training and education for those who are seeking to become certified, and those who want to maintain their certification, as alcohol and drug counselors. In connection with the approval process, NAADAC reviews all educational training programs for content applicability to state and national certification standards.

Aspen also plans to seek DOE approval for the above programs in order to award Title IV aid to students participating in such programs.  See “Regulation” beginning at page 40 of this prospectus.  These programs and certificates focus on Aspen’s strategic goal of increasing enrollments in business, nursing, and technology program areas.

Competitive Strengths - We believe that we have the following competitive strengths:

Exclusively Online Education - We have designed our courses and programs specifically for online delivery, and we recruit and train faculty exclusively for online instruction. We provide students the flexibility to study and interact at times that suit their schedules.  We design our online sessions and materials to be interactive, dynamic and user friendly.

Debt Minimization - We are committed to offering among the lowest tuition rates in the sector, which to date has alleviated the need for a significant majority of our students to require debt financing to fund Aspen’s tuition requirements. In July 2011, we raised our course-by-course tuition rates to $300/credit hour for all degree-seeking programs.  However, we believe based on our competitors' public information that our tuition rates remain significantly lower than our competitors. For example, University of Phoenix, Capella University and Grand Canyon University charge $715, $678, and $550, respectively, per credit hour for their MBA program versus Aspen’s $350 per credit hour.

Commitment to Academic Excellence - We are committed to continuously improving our academic programs and services, as evidenced by the level of attention and resources we apply to instruction and educational support.  We are committed to achieving high course completion and graduation rates compared to competitive distance learning, for-profit schools.  67% of our adjunct faculty members hold a doctorate degree.  One-on-one contact with our highly experienced faculty brings knowledge and great perspective to the learning experience.  Faculty members are available by telephone and email to answer questions, discuss assignments and provide help and encouragement to our students.  The new faculty service department will offer a continuing faculty development program (training and courses) as well as a centralized instructional design component.  For example, the faculty service department will offer training on the new technology and tools that Aspen adopted in 2011.  This training will enable Aspen’s faculty to implement optimally the new technology and tools.  The faculty service department will also include an instructional design department, which will centralize preparation of course materials.

Highly Scalable and Profitable Business Model - We believe our exclusively online education model, our relatively low student acquisition costs, and our variable faculty cost model will enable us to expand our operating margins.  If we increase student enrollments we will be able to scale on a variable basis the number of adjunct faculty members after we reach certain enrollment metrics (not before).  A single adjunct faculty member can work with as little as two students or as many as 25 over the course of an enrollment period.

“One Student at a Time” personal care - We are committed to providing our students with fast and personal individualized support.  Every student is assigned an academic advisor who becomes an advocate for the student’s success.  Our one-on-one approach assures contact with faculty members when a student needs it and monitoring to keep them on course.  Our administrative staff is readily available to answer any questions and works with a student from initial interest through the application process and enrollment, and most importantly while the student is pursuing a degree or studies. Based on Aspen’s 2011 DETC Annual Report of student satisfaction survey results, calculated in accordance with applicable DETC policy, 95% - 98% of students on average expressed satisfaction with their recently completed course.

Admissions

In considering candidates for acceptance into any of our certificate or degree programs, we look for those who are serious about pursuing – or advancing in – a professional career, and who want to be both prepared and academically challenged in the process.  We strive to maintain the highest standards of academic excellence, while maintaining a friendly learning environment designed for educational, personal and professional success.  A desire to meet those standards is a prerequisite.  Because our programs are designed for self-directed learners who know how to manage their time, successful students have a basic understanding of management principles and practices, as well as good writing and research skills.  Admission to Aspen is based on thorough assessment of each applicant’s potential to complete successfully the program. Additionally, we require students to complete an essay as part of their admission process – as we are looking for students not only with the potential to succeed but also with the motivation to succeed.

Industry Overview

The U.S. market for postsecondary education is a large, growing market. According to a 2011 publication by the National Center for Education Statistics, or NCES, the number of postsecondary learners enrolled as of Fall 2009 in U.S. institutions that participate in Title IV programs was approximately 20 million (including both undergraduate and graduate students), up from 18.2 million in the Fall of 2007. We believe the growth in postsecondary enrollment is a result of a number of factors, including the significant and measurable personal income premium that is attributable to postsecondary education, and an increase in demand by employers for professional and skilled workers, partially offset in the near term by current economic conditions. According to the NCES, in 2009, the median earnings of young adults with a bachelor’s degree was $51,000 for men and $40,100 for women compared to $40,000 for men and $35,000 for women with an associate’s degree and $32,900 for men and $25,000 for women with a high school diploma.

Eduventures, Inc., an education consulting and research firm, estimates that 20% of all postsecondary students will be in fully-online programs by 2014, with perhaps another 20% taking courses online.  The estimated increase in students online increased 18% in 2010.  We believe that the higher growth in demand for fully-online education is largely attributable to the flexibility and convenience of this instructional format, as well as the growing recognition of its educational efficacy.

Competition

There are more than 4,200 U.S. colleges and universities serving traditional college age students and adult students. Any reference to universities in this report also includes colleges.  Competition is highly fragmented and varies by geography, program offerings, delivery method, ownership, quality level, and selectivity of admissions.  No one institution has a significant share of the total postsecondary market.  While we compete in a sense with traditional “brick and mortar” universities, our primary competitors are with online universities.  Our online university competitors that are publicly traded include: Apollo Group, Inc. (Nasdaq: APOL), American Public Education, Inc. (Nasdaq: APEI), DeVry Inc. (NYSE: DV), Grand Canyon Education, Inc. (Nasdaq: LOPE), ITT Educational Services, Inc. (NYSE: ESI), Capella Education Company (Nasdaq: CPLA), Career Education Corporation (Nasdaq: CECO) and Bridgepoint Education, Inc. (NYSE: BPI).  American Public Education, Inc. and Capella Education Company are wholly online while the others are not.  Based upon public information, Apollo Group, which includes University of Phoenix, is the market leader with University of Phoenix having degree enrollments exceeding 356,900 students (based upon APOL’s Form 10-K filed on October 22, 2012).  As of September 30, 2012, Aspen had 2,419 students enrolled.  These competitors have substantially more financial and other resources.

The primary mission of most accredited four-year universities is to serve generally full-time students and conduct research. Aspen acknowledges the differences in the educational needs between working and full-time students at “brick and mortar” schools and provides programs and services that allow our students to earn their degrees without major disruption to their personal and professional lives.

We also compete with public and private degree-granting regionally and nationally accredited universities.  An increasing number of universities enroll working students in addition to the traditional 18 to 24 year-old students, and we expect that these universities will continue to modify their existing programs to serve working learners more effectively, including by offering more distance learning programs.  We believe that the primary factors on which we compete are the following:

●	active and relevant curriculum development that considers the needs of employers;
●	the ability to provide flexible and convenient access to programs and classes;
●	high-quality courses and services;
●	comprehensive student support services;
●	breadth of programs offered;
●	the time necessary to earn a degree;
●	qualified and experienced faculty;
●	reputation of the institution and its programs;
●	the variety of geographic locations of campuses;
●	regulatory approvals;
●	cost of the program;
●	name recognition; and
●	convenience.

Curricula

Certificates
Certificate in Information Technology with specializations in
Information Systems Management
Java Development
Object Oriented Application Development
Smart Home Integration
Web Development
Certificate in Project Management

Associates Degrees Associate of General Studies Associate of Applied Science Early Childhood Education Associate of Fine Arts
Bachelors Degrees
Bachelor of General Studies
Bachelor of Arts in Psychology and Addiction Counseling
Bachelor of Science in Alternative Energy
Bachelor of Science in Business Administration
Bachelor of Science in Business Administration, (Completion Program)
Bachelor of Science in Criminal Justice
Bachelor of Science in Criminal Justice, (Completion Program)
Bachelor of Science in Criminal Justice with specializations in
Criminal Justice Administration
Major Crime Investigation Procedure
Major Crime Investigation Procedure, (Completion Program)
Bachelor of Science in Early Childhood Education
Bachelor of Science in Early Childhood Education, (Completion Program)
Bachelor of Science in Early Childhood Education with a specialization in
Infants and Toddlers
Infants and Toddlers, (Completion Program)
Preschool
Preschool, (Completion Program)
Bachelor of Science in Foodservice Operations and Restaurant Management
Bachelor of Science in Medical Managements
Bachelor of Science in Fine Arts with a specialization in
        Drawing and Painting
        Entertainment 2D
        Entertainment 3D
        Illustration

Masters
Master of Arts Psychology and Addiction Counseling
Master of Science in Criminal Justice
Master of Science in Criminal Justice with a specialization in
Forensic Sciences
Law Enforcement Management
Terrorism and Homeland Security
Master of Science in Information Management with a specialization in
Management
Project Management
Technologies
Master of Science in Information Systems with a specialization in
Enterprise Application Development
Web Development
Master of Science in Information Technology
Master of Science in Nursing with a specialization in
Administration and Management
Administration and Management, (RN to MSN Bridge Program)
Nursing Education
Nursing Education, (RN to MSN Bridge Program)
Master of Science in Physical Education and Sports Management
Master of Science in Technology and Innovation with a specialization in
Business Intelligence and Data Management
Electronic Security
Project Management
Systems Design
Technical Languages
Vendor and Change Control Management
Master in Business Administration
Master in Business Administration with specializations in
Entrepreneurship
Finance
Information Management
Pharmaceutical Marketing and Management
Project Management
Master in Education
Curriculum Development and Outcomes Assessment
Education Technology
Transformational Leadership

Doctorates
Doctorate of Science in Computer Science
Doctorate in Education Leadership and Learning
Doctorate in Education Leadership and Learning with specializations
Education Administration
Faculty Leadership
Instructional Design
Leadership and Learning

Independent online classes start on the 1st and the 16th of every month and students may enroll in up to a maximum of three courses at a time. Online interactive courses are offered five times a year.

Sales and Marketing

Prior to the EGC Merger, Aspen had conducted minimal efforts and spent immaterial sums on sales and marketing. During the second half of 2011, Mr. Michael Mathews and his team made significant changes to our sales and marketing program and spent a significant amount of time, money and resources on our marketing program.  Following the EGC Merger, Aspen spent approximately $1,000,000 on marketing from July through December 31, 2011.

What is unique about Aspen’s marketing program is that we have no plans in the near future to utilize third-party online lead generation companies to attract prospective students.  To our knowledge, most if not all for-profit online universities utilize multiple third-party online lead generation companies to obtain a meaningful percentage of their prospective student leads.  Aspen’s executive officers have many years of expertise in the online lead generation and Internet advertising industry, which for the foreseeable future will allow Aspen to cost-effectively drive all prospective student leads internally. This is a competitive advantage for Aspen because third-party leads are typically non-exclusive (lead generation firms typically sell prospective student leads to multiple universities), therefore the conversion rate for those leads tends to be appreciably lower than internally generated, proprietary leads.

In May 2011, Aspen expanded on its current search engine marketing initiatives related to Google. Aspen expanded the use of Aspen keyword search terms and keywords related to its MBA program and nursing program. Aspen also refined its testing of keywords, marketing messages and the establishment of program specific informational pages that have been matched to those keywords. Landing pages and keywords have been further optimized in order to facilitate streamlined communication of Aspen’s programs, degrees and courses offered in order to ensure that prospective students are provided with information necessary to make an informed decision regarding Aspen and to begin a dialogue with an Aspen advisor. The search engine marketing program was expanded in July 2011, to include the Microsoft and Yahoo search engines for general university terms, MBA and nursing programs, utilizing the same paradigm of directing prospective students to an informational page about their desired interest within those programs.

In October 2011, Aspen began to advertise directly on publisher websites, reaching prospective students who would benefit from the programs we offer within nursing and business programs.

In November 2011, Aspen complemented its search and social media marketing programs by utilizing proprietary email networks to send Aspen branded email advertisements specific to the nursing and business programs. These email networks are provided with Aspen marketing advertisements which relate to those programs and direct students to program specific informational pages. At all times marketing serves to provide prospective students with information about Aspen and their indicated program of interest, so that students may make an informed decision regarding Aspen. All networks are carefully vetted and only utilize advertisements created and approved by Aspen in order to ensure the messages adhere to our rigorous quality and integrity standards.

Aspen’s marketing plan for the remainder of 2012 is consistent with the changes made in 2011. In January 2012, Aspen hired an Executive Vice President of Marketing, who will supervise a new call center in the Phoenix-metro area which recently opened . This executive has prior experience in marketing with an online university competitor and, more recently, an online lead generation company.

This change in marketing coincided with our new tuition plan which we launched effective July 15, 2011.  Our new plan features increased tuition rates on a per course basis; i.e. $350/credit hour for master or doctorate program, with a pre-payment option that offers students a discount of approximately 10% off the $350/credit hour standard payment plan.

Previously in June 2010, Aspen initiated a combination pre-payment/low per course plan that charged students tuition of only $3,600 for the entire 12-course Master or Doctorate program (the pre-payment option offered the student the ability to pre-pay $2,700 for the first four courses or 12 credit hours, followed by $112.50 per course or $37.50/credit hour for the remaining eight courses).  This program was terminated as of July 15, 2011. While 51% of our full-time, degree-seeking student body are on the old pre-paid tuition program, those students only represent approximately 9% of Aspen’s full-time, degree-seeking revenues for the quarter ended September 30, 2012 .

Aspen receives referrals of corporate clients from its business development partner.  The business development partner designs the certificate-based courses tailored to the needs of the corporations (subject to the approval of our professors).   We pay the business development partner a majority of the revenues we receive from the referred corporate clients. See the risk factor on page 9.

Anticipating significant growth from our new marketing efforts, we spent approximately $1 million upgrading our information technology in 2011.

Employees

As of the date of this prospectus, we have 27 full-time employees, and 67 adjunct professors. None of our employees are parties to any collective bargaining arrangement. We believe our relationships with our employees are good.

Property

Our corporate headquarters are located in a facility in Denver, Colorado, consisting of approximately 3,900 square feet of office space under a lease that expires in September 2015.  This facility accommodates our academic operations.  We believe that our existing facilities are suitable and adequate and that we have sufficient capacity to meet our current anticipated needs.  Our executive offices are in New York City where we lease 2,000 square feet under a month-to-month sublease.   We operate a call center in Scottsdale, Arizona where we lease 2,629 square feet under a three-year term .

Legal Proceedings

From time to time, we are a party to or otherwise involved in legal proceedings arising in the normal and ordinary course of business.  As of the date of this prospectus, we are not aware of any proceeding, threatened or pending, against us, which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

Regulation

Students attending Aspen finance their education through a combination of individual resources, corporate reimbursement programs and federal financial aid programs. The discussion which follows outlines the extensive regulations that affect our business. Complying with these regulations entails significant effort from our executives and other employees. Our President has two unique roles: overseeing our accreditation and regulatory compliance and seeking to improve our academic performance. Accreditation and regulatory compliance is also expensive. Beyond the internal costs, we began using education regulatory counsel in the summer of 2011, as our current Chief Executive Officer focused his attention on compliance. Aspen participates in the federal student financial aid programs authorized under Title IV.  For the year ended December 31, 2011, approximately 7% of our cash-basis revenues for eligible tuition and fees were derived from Title IV programs. In connection with a student’s receipt of Title IV aid, we are subject to extensive regulation by the DOE, state education agencies and the DETC. In particular, the Title IV programs, and the regulations issued thereunder by the DOE, subject us to significant regulatory scrutiny in the form of numerous standards that we must satisfy. To participate in Title IV programs, a school must, among other things, be:

●	authorized to offer its programs of instruction by the applicable state education agencies in the states in which it is physically located (in our case, Colorado);

●	accredited by an accrediting agency recognized by the Secretary of the DOE; and

●	certified as an eligible institution by the DOE.

The DOE recently enacted new regulations relating to the Title IV programs.   Many of those regulations were effective July 1, 2011.  Under these new regulations, an institution, like ours, that offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by that state, must meet any state requirements to offer legally postsecondary education to students in that state.  The institution must be able to document state approval for distance education if requested by the DOE.  These new rules were to become effective July 1, 2011, although the DOE indicated in an April 20, 2011 guidance letter that it would not initiate any action to establish repayment liabilities or limit student eligibility for distance education activities undertaken before July 1, 2014, provided the institution was making a good faith effort to identify and obtain necessary state authorization before that date.  However, on July 12, 2011, a federal judge for the U.S. District Court for the District of Columbia vacated the portion of the DOE’s state authorization regulation that requires online education providers to obtain any required authorization from all states in which their students reside, finding that the DOE had failed to provide sufficient notice and opportunity to comment on the requirement.  Should the requirements be enforced, however, and if we fail to obtain required state authorization to provide postsecondary distance education in a specific state, we could lose our ability to award Title IV aid to students within that state.  In addition, a state may impose penalties on an institution for failure to comply with state requirements related to an institution’s activities in a state, including the delivery of distance education to persons in that state.

We enroll students in all 50 states, as well as the District of Columbia and Puerto Rico.  We have sought and received confirmation that our operations do not require state licensure or authorization, or we have been notified that we are exempt from licensure or authorization requirements, in three states. We have submitted applications for approval or exemption in the remaining 47 states. We have contacted the remaining states directly seeking guidance on whether any authorization is required or if we are exempted from obtaining a license or authorization in that state.  Because we enroll students in all 50 states, as well as the District of Columbia and Puerto Rico, we may have to seek licensure or authorization in additional states in the future.

We are subject to extensive regulations by the states in which we become authorized or licensed to operate. State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations and other operational matters. State laws and regulations may limit our ability to offer educational programs and to award degrees. Some states may also prescribe financial regulations that are different from those of the DOE. If we fail to comply with state licensing requirements, we may lose our state licensure or authorizations.  Failure to comply with state requirements could result in Aspen losing its authorization from the Colorado Commission on Higher Education, its eligibility to participate in Title IV programs, or its ability to offer certain programs, any of which may force us to cease operations.

Additionally, Aspen is a Delaware corporation.  Delaware law requires an institution to obtain approval from the Delaware Department of Education, or Delaware DOE, before it may incorporate with the power to confer degrees.   In July 2012, Aspen received notice from the Delaware DOE that it is granted provisional approval status effective until June 30, 2015.

Accreditation

Aspen has been accredited since 1993 by the DETC, an accrediting agency recognized by the DOE. Accreditation is a non-governmental system for recognizing educational institutions and their programs for student performance, governance, integrity, educational quality, faculty, physical resources, administrative capability and resources, and financial stability. In the U.S., this recognition comes primarily through private voluntary associations that accredit institutions and programs. To be recognized by the DOE, accrediting agencies must adopt specific standards for their review of educational institutions. Accrediting agencies establish criteria for accreditation, conduct peer-review evaluations of institutions and programs for accreditation, and publicly designate those institutions or programs that meet their criteria. Accredited institutions are subject to periodic review by accrediting agencies to determine whether such institutions maintain the performance, integrity and quality required for accreditation.

Accreditation by the DETC is important. Accreditation is a reliable indicator of an institution’s quality and is an expression of peer institution confidence.  Universities depend, in part, on accreditation in evaluating transfers of credit and applications to graduate schools. Accreditation also provides external recognition and status.  Employers rely on the accredited status of institutions when evaluating an employment candidate’s credentials.  Corporate and government sponsors under tuition reimbursement programs look to accreditation for assurance that an institution maintains quality educational standards. Moreover, institutional accreditation awarded from an accrediting agency recognized by the DOE is necessary for eligibility to participate in Title IV programs.  From time to time, DETC adopts or makes changes to its policies, procedures and standards. If we fail to comply with any of DETC’s requirements, our accreditation status and, therefore, our eligibility to participate in Title IV programs could be at risk.  The National Advisory Committee on Institutional Quality and Integrity (the panel charged with advising DOE on whether to recognize accrediting agencies for federal purposes, including Title IV program purposes) is next scheduled to review DETC for recognition purposes in the Spring of 2012. Aspen is next scheduled for accreditation review by DETC in 2013.

Nature of Federal, State and Private Financial Support for Postsecondary Education

An institution that applies to participate in Title IV programs for the first time, if approved, will be provisionally certified for no more than one complete award year. Furthermore, an institution that undergoes a change in ownership resulting in a change of control must apply to the DOE in order to reestablish its eligibility to participate in Title IV programs. If the DOE determines to approve the application, it issues a provisional certification, which extends for a period expiring not later than the end of the third complete award year following the date of the provisional certification. Aspen is provisionally certified through September 30, 2013. A provisionally certified institution must apply for and receive DOE approval of substantial changes and must comply with any additional conditions included in its program participation agreement. If the DOE determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, the DOE may seek to revoke the institution's certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified.

The federal government provides a substantial part of its support for postsecondary education through the Title IV programs, in the form of grants and loans to students. Students can use those funds at any institution that has been certified by the DOE to participate in the Title IV programs. Aid under Title IV programs is primarily awarded on the basis of financial need, generally defined as the difference between the cost of attending the institution and the amount a student can reasonably contribute to that cost. All recipients of Title IV program funds must maintain satisfactory academic progress and must progress in a timely manner toward completion of their program of study. In addition, each school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students.

Our students receive loans and grants to fund their education under the following Title IV programs: (1) the Federal Direct Loan program, or Direct Loan and (2) the Federal Pell Grant program, or Pell.

Currently, the majority of Aspen students self-finance all or a portion of their education. Additionally, students may receive full or partial tuition reimbursement from their employers. Eligible students can also access private loans through a number of different lenders for funding at current market interest rates.

Under the Direct Loan program, the DOE makes loans directly to students. The Direct Loan Program includes the Direct Subsidized Loan, the Direct Unsubsidized Loan, the Direct PLUS Loan (including loans to graduate and professional students), and the Direct Consolidation Loan.  The Budget Control Act of 2011 signed into law in August 2011, eliminated Direct Subsidized Loans for graduate and professional students, as of July 1, 2012.  The terms and conditions of subsidized loans originated prior to July 1, 2012 are unaffected by the law.  In 2011, Direct Subsidized Loans were 3% of Aspen’s cash revenues as calculated in accordance with the DOE’s 90/10 rule.  Cash revenues are not revenues reported on Aspen’s Consolidated Financial Statements contained in this prospectus.

For Pell grants, the DOE makes grants to undergraduate students who demonstrate financial need.  To date, few Aspen students have received Pell Grants.  Accordingly, the Pell Grant program currently is not material to Aspen given the fact that Pell Grant’s represented less than 1% of Aspen’s cash revenues as calculated in accordance with the DOE’s 90/10 rule.

Regulation of Federal Student Financial Aid Programs

The substantial amount of federal funds disbursed through Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit institutions have prompted the DOE to exercise considerable regulatory oversight over for-profit institutions of higher learning. Accrediting agencies and state education agencies also have responsibilities for overseeing compliance of institutions in connection with Title IV program requirements. As a result, our institution is subject to extensive oversight and review. Because the DOE periodically revises its regulations and changes its interpretations of existing laws and regulations, we cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.  See the “Risk Factors” contained in this prospectus which disclose comprehensive regulatory risks.

In addition to the state authorization requirements and other regulatory requirements described herein, other significant factors relating to Title IV programs that could adversely affect us include the following legislative action and regulatory changes:

Congress reauthorizes the Higher Education Act approximately every five to eight years. Congress most recently reauthorized the Higher Education Act in August 2008.   We cannot predict with certainty whether or when Congress might act to amend further the Higher Education Act. The elimination of additional Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different programs could increase our costs of compliance and could reduce the ability of certain students to finance their education at our institution.

On December 23, 2011, President Obama signed into law the Consolidated Appropriations Act of 2012. The law includes a number of provisions that significantly affect the Title IV programs. For example, it reduces the income threshold at which students are assigned “an automatic zero expected family contribution” for purposes of awarding financial aid for the 2012-2013 award year. Under the Act, students who do not have a high school diploma or a recognized equivalent (e.g., GED) or do not meet an applicable home school requirement and who first enroll in a program of study on or after July 1, 2012 will not be eligible to receive Title IV aid. The Act also makes certain changes to the Pell Grant Program and temporarily eliminates the interest subsidy that is provided for Direct Subsidized Loans during the six-month grace period immediately following termination of enrollment.

Over the last several years, Congressional committees have held hearings related to for-profit postsecondary education institutions. Additionally, the chairmen of the House and Senate education committees, along with other members of Congress, asked the GAO to review various aspects of the for-profit education sector, including recruitment practices, educational quality, student outcomes, the sufficiency of integrity safeguards against waste, fraud and abuse in Title IV programs, and the degree to which for-profit schools’ revenue is comprised of Title IV and other federal funding sources. In 2010, the GAO released a report based on a three-month undercover investigation of recruiting practices at for-profit schools. The report concluded that employees at a non-random sample of 15 for-profit schools (which did not include Aspen) made deceptive statements to students about accreditation, graduation rates, job placement, program costs, or financial aid. On October 31, 2011, the GAO released a second report following an additional undercover investigation related to enrollment, cost, financial aid, course structure, substandard student performance, withdrawal, and exit counseling. The report concluded that while some of the 15 unidentified for-profit schools investigated appeared to follow existing policies, others did not. Although the report identified a number of deficiencies in specific instances, it made no recommendations.  On December 7, 2011, the GAO released a report that attempted to compare the quality of education provided by for-profit, nonprofit, and public institutions based upon multiple outcome measures including graduation rates, pass rates on licensing exams, employment outcomes, and student loan default rates. The report found that students at for-profit institutions had higher graduation rates for certificate programs, similar graduation rates for associate’s degree programs, and lower graduation rates for bachelor’s degree programs than students at nonprofit and public institutions. It also found that a higher proportion of bachelor’s degree recipients from for-profit institutions took out loans than did degree recipients from other institutions and that some evidence exists that students at for-profits institutions default on their student loans at higher rates. On nine of the ten licensing exams reviewed, graduates of for-profit institutions had lower pass rates than students from nonprofit and public institutions.

As described earlier in this prospectus, certain DOE regulations have been challenged and the lawsuit is currently before a federal appeals court.  The same plaintiff in that lawsuit also filed a lawsuit in the U.S. District Court for the District of Columbia challenging the DOE’s final regulations on gainful employment, which are discussed below. The lawsuit is currently pending.

The DOE currently is in the process of developing proposed regulations to amend regulations pertinent to the Title IV loan programs and teacher education. We are unable to predict the timing or the proposed or final form of any regulations that the DOE ultimately may adopt and the impact of such regulations on our business.

Administrative Capability. DOE regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in Title IV programs. Failure to satisfy any of the standards may lead the DOE to find the institution ineligible to participate in Title IV programs or to place the institution on provisional certification as a condition of its participation. To meet the administrative capability standards, an institution must, among other things:

●	comply with all applicable Title IV program regulations;

●	have capable and sufficient personnel to administer the federal student financial aid programs;

●	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

●	have cohort default rates above specified levels;

●	have various procedures in place for safeguarding federal funds;

●	not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

●	provide financial aid counseling to its students;

●
refer to the DOE’s Office of Inspector General any credible information indicating that any applicant, student, employee, or agent of the institution, has been engaged in any fraud or other illegal conduct involving Title IV programs;

●
report annually to the Secretary of Education on any reasonable reimbursements paid or provided by a private education lender or group of lenders to any employee who is employed in the institution’s financial aid office or who otherwise has responsibilities with respect to education loans;

●	develop and apply an adequate system to identify and resolve conflicting information with respect to a student’s application for Title IV aid;

●	submit in a timely manner all reports and financial statements required by the regulations; and

●	not otherwise appear to lack administrative capability.

Among other things, new DOE regulations require that an institution must evaluate satisfactory academic progress (1) at the end of each payment period if the length of the educational program is one academic year or less or (2) for all other educational programs, at the end of each payment period or at least annually to correspond to the end of a payment period. Second, the new DOE regulations add an administrative capability standard related to the existing requirement that students must have a high school diploma or its recognized equivalent in order to be eligible for Title IV aid. Under the new administrative capability standard, institutions must develop and follow procedures for evaluating the validity of a student’s high school diploma if the institution or the Secretary of Education has reason to believe that the student’s diploma is not valid.

If an institution fails to satisfy any of these criteria or any other DOE regulation, the DOE may:

●	require the repayment of Title IV funds;

●	transfer the institution from the “advance” system of payment of Title IV funds to cash monitoring status or to the “reimbursement” system of payment;

●	place the institution on provisional certification status; or

●	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

If we are found not to have satisfied the DOE’s “administrative capability” requirements, we could lose, or be limited in our access to, Title IV program funding.

Distance Education. We offer all of our existing degree and certificate programs via Internet-based telecommunications from our headquarters in Colorado. Under the Higher Education Opportunity Act, an accreditor that evaluates institutions offering distance education must require such institutions to have processes through which the institution establishes that a student who registers for a distance education program is the same student who participates in and receives credit for the program. Under recent DOE regulations, if an institution offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by the state, the institution must meet any state requirements for it to offer legally postsecondary distance education in that state. The institution must be able to document state approval for distance education if requested by the DOE. In addition, states must have a process to review and take appropriate action on complaints concerning postsecondary institutions. These new rules were to become effective July 1, 2011, although the DOE indicated in an April 20, 2011 guidance letter that it would not initiate any action to establish repayment liabilities or limit student eligibility for distance education activities undertaken before July 1, 2014, provided the institution was making a good faith effort to identify and obtain necessary state authorization before that date.  As described earlier in this prospectus, certain DOE regulations have been vacated by a federal court pending appeal.

Financial Responsibility. The Higher Education Act and DOE regulations establish extensive standards of financial responsibility that institutions such as Aspen must satisfy to participate in Title IV programs. These standards generally require that an institution provide the resources necessary to comply with Title IV program requirements and meet all of its financial obligations, including required refunds and any repayments to the DOE for liabilities incurred in programs administered by the DOE.

The DOE evaluates institutions on an annual basis for compliance with specified financial responsibility standards that include a complex formula that uses line items from the institution’s audited financial statements.  In addition, the financial responsibility standards require an institution to receive an unqualified opinion from its accountants on its audited financial statements, maintain sufficient cash reserves to satisfy refund requirements, meet all of its financial obligations, and remain current on its debt payments.  The formula focuses on three financial ratios: (1) equity ratio (which measures the institution’s capital resources, financial viability, and ability to borrow); (2) primary reserve ratio (which measures the institution’s viability and liquidity); and (3) net income ratio (which measures the institution’s profitability or ability to operate within its means). An institution’s financial ratios must yield a composite score of at least 1.5 for the institution to be deemed financially responsible without the need for further federal oversight. The DOE may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution.  We have applied the composite score analysis to Aspen’s financial statements as of and for the year ended December 31, 2011, and calculated a composite score of 1.75 out of a maximum score of 3.0. We therefore believe that we meet the DOE’s composite score standards. However, our audited financial statements for the year ended December 31, 2011 contain a going concern opinion.  Under DOE regulations, even if an institution meets all of the other financial responsibility requirements, it is not considered to be financially responsible if the relevant financial statement audits contain a going concern opinion. If the DOE were to determine that we do not meet its financial responsibility standards, we may be able to establish financial responsibility on an alternative basis.  Alternative bases include, for example:

●	posting a letter of credit in an amount equal to at least 50% of the total Title IV program funds received by us during our most recently completed fiscal year;

●
posting a letter of credit in an amount equal to at least 10% of such prior year’s Title IV program funds received by us, accepting provisional certification, complying with additional DOE monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring; or

●
complying with additional DOE monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring.

Failure to meet the DOE’s “financial responsibility” requirements, either because we do not meet the DOE’s financial responsibility standards or are unable to establish financial responsibility on an alternative basis, would cause us to lose access to Title IV program funding.

As stated earlier, consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the Reverse Merger. The DOE received Aspen's application and extended the provisional certification through September 30, 2013. In the future, the DOE may impose additional or different terms and conditions in any final or provisional program participation agreement that it may issue.

Third-Party Servicers.   DOE regulations permit an institution to enter into a written contract with a third-party servicer for the administration of any aspect of the institution’s participation in Title IV programs. The third-party servicer must, among other obligations, comply with Title IV requirements and be jointly and severally liable with the institution to the Secretary of Education for any violation by the servicer of any Title IV provision. An institution must report to the DOE new contracts with or any significant modifications to contracts with third-party servicers as well as other matters related to third-party servicers. We contract with a third-party servicer which performs certain activities related to our participation in Title IV programs. If our third-party servicer does not comply with applicable statute and regulations including the Higher Education Act, we may be liable for its actions, and we could lose our eligibility to participate in Title IV programs.

Title IV Return of Funds. Under the DOE’s return of funds regulations, when a student withdraws, an institution must return unearned funds to the DOE in a timely manner.  An institution must first determine the amount of Title IV program funds that a student “earned.” If the student withdraws during the first 60% of any period of enrollment or payment period, the amount of Title IV program funds that the student earned is equal to a pro rata portion of the funds for which the student would otherwise be eligible. If the student withdraws after the 60% threshold, then the student has earned 100% of the Title IV program funds. The institution must return to the appropriate Title IV programs, in a specified order, the lesser of (i) the unearned Title IV program funds and (ii) the institutional charges incurred by the student for the period multiplied by the percentage of unearned Title IV program funds. An institution must return the funds no later than 45 days after the date of the institution’s determination that a student withdrew. If such payments are not timely made, an institution may be subject to adverse action, including being required to submit a letter of credit equal to 25% of the refunds the institution should have made in its most recently completed year. Under DOE regulations, late returns of Title IV program funds for 5% or more of students sampled in the institution’s annual compliance audit constitutes material non-compliance. Aspen’s academic calendar structure is a non-standard term with rolling start dates with defined length of term (16 week term).

The “90/10 Rule.” A requirement of the Higher Education Act commonly referred to as the “90/10 Rule,” applies only to “proprietary institutions of higher education,” which includes Aspen. An institution is subject to loss of eligibility to participate in the Title IV programs if it derives more than 90% of its revenues (calculated on a cash basis and in accordance with a DOE formula) from Title IV programs for two consecutive fiscal years. An institution whose rate exceeds 90% for any single fiscal year will be placed on provisional certification for at least two fiscal years and may be subject to other conditions specified by the Secretary of the DOE.  For the year ended December 31, 2011, we derived approximately 7% of our revenues (calculated on a cash basis and in accordance with a DOE formula) from Title IV program funds.

Student Loan Defaults. Under the Higher Education Act, an education institution may lose its eligibility to participate in some or all of the Title IV programs if defaults on the repayment of Direct Loan Program loans by its students exceed certain levels. (For each federal fiscal year, a rate of student defaults (known as a “cohort default rate”) is calculated for each institution with 30 or more borrowers entering repayment in a given federal fiscal year by determining the rate at which borrowers who become subject to their repayment obligation in that federal fiscal year default by the end of the following federal fiscal year. For such institutions, the DOE calculates a single cohort default rate for each federal fiscal year that includes in the cohort all current or former student borrowers at the institution who entered repayment on any Direct Loan Program loans during that year.

If the DOE notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution’s participation in the Direct Loan Program and the Federal Pell Grant Program ends 30 days after the notification, unless the institution appeals in a timely manner that determination on specified grounds and according to specified procedures. In addition, an institution’s participation in Title IV ends 30 days after notification that its most recent fiscal year cohort default rate is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures. An institution whose participation ends under these provisions may not participate in the relevant programs for the remainder of the fiscal year in which the institution receives the notification, as well as for the next two fiscal years.

If an institution’s cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status. Provisional certification does not limit an institution’s access to Title IV program funds; however, an institution with provisional status is subject to closer review by the DOE and may be subject to summary adverse action if it violates Title IV program requirements. If an institution’s default rate exceeds 40%, the institution may lose eligibility to participate in some or all Title IV programs. Since Aspen has only recently begun to participate in Title IV programs and our certification limits the number of Aspen students who may receive Title IV aid, we do not yet have reporting data on our cohort default rates for the three most recent federal fiscal years for which cohort default rates have been officially calculated, namely 2007, 2008 and 2009.  The primary reason is that we have not yet had students who have begun to repay their Title IV loans.

HEOA extended by one year the period for measuring the cohort default rate, effective with cohort default rates for federal fiscal year 2009. The current method of calculating rates will remain in effect and will be used to determine any sanctions on institutions because of their cohort default rates until three consecutive years of official cohort default rates calculated under the new formula are available – i.e., in 2014. Effective in 2012, the threshold for ending an institution’s participation in the relevant Title IV programs increases from 25% to 30%.

Incentive Compensation Rules. As a part of an institution’s program participation agreement with the DOE and in accordance with the Higher Education Act, an institution may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity based directly or indirectly on success in securing enrollments or financial aid. Failure to comply with the incentive payment rule could result in termination of participation in Title IV programs, limitation on participation in Title IV programs, or financial penalties.  Aspen believes it is in compliance with the incentive payment rule.

In recent years, other postsecondary educational institutions have been named as defendants to whistleblower lawsuits, known as “qui tam” cases, brought by current or former employees pursuant to the Federal False Claims Act, alleging that their institution’s compensation practices did not comply with the incentive compensation rule. A qui tam case is a civil lawsuit brought by one or more individuals, referred to as a relator, on behalf of the federal government for an alleged submission to the government of a false claim for payment. The relator, often a current or former employee, is entitled to a share of the government’s recovery in the case, including the possibility of treble damages. A qui tam action is always filed under seal and remains under seal until the government decides whether to intervene in the case. If the government intervenes, it takes over primary control of the litigation. If the government declines to intervene in the case, the relator may nonetheless elect to continue to pursue the litigation at his or her own expense on behalf of the government. Any such litigation could be costly and could divert management’s time and attention away from the business, regardless of whether a claim has merit.

The GAO released a report finding that the DOE has inadequately enforced the current ban on incentive payments. In response, the DOE has undertaken to increase its enforcement efforts by, among other approaches, strengthening procedures provided to auditors reviewing institutions for compliance with the incentive payments ban and updating its internal compliance guidance in light of the GAO findings and the recently amended DOE incentive payment rule.

Code of Conduct Related to Student Loans.  As part of an institution’s program participation agreement with the DOE,  HEOA requires that institutions that participate in Title IV programs adopt a code of conduct pertinent to student loans. For financial aid office or other employees who have responsibility related to education loans, the code must forbid, with limited exceptions, gifts, consulting arrangements with lenders, and advisory board compensation other than reasonable expense reimbursement. The code also must ban revenue-sharing arrangements, “opportunity pools” that lenders offer in exchange for certain promises, and staffing assistance from lenders. The institution must post the code prominently on its website and ensure that its officers, employees, and agents who have financial aid responsibilities are informed annually of the code’s provisions. Aspen has adopted a code of conduct under the HEOA which is posted on its website. In addition to the code of conduct requirements that apply to institutions, HEOA contains provisions that apply to private lenders, prohibiting such lenders from engaging in certain activities as they interact with institutions. Failure to comply with the code of conduct provision could result in termination of our participation in Title IV programs, limitations on participation in Title IV programs, or financial penalties.

Misrepresentation.  The Higher Education Act and current regulations authorize the DOE to take action against an institution that participates in Title IV programs for any “substantial misrepresentation” made by that institution regarding the nature of its educational program, its financial charges, or the employability of its graduates. Effective July 1, 2011, DOE regulations expand the definition of “substantial misrepresentation” to cover additional representatives of the institution and additional substantive areas and expands the parties to whom a substantial misrepresentation cannot be made. The regulations also augment the actions the DOE may take if it determines that an institution has engaged in substantial misrepresentation. Under the final regulations, the DOE may revoke an institution’s program participation agreement, impose limitations on an institution’s participation in Title IV programs, or initiate proceedings to impose a fine or to limit, suspend, or terminate the institution’s participation in Title IV programs.

Credit Hours.  The Higher Education Act and current regulations use the term “credit hour” to define an eligible program and an academic year and to determine enrollment status and the amount of Title IV aid an institution may disburse during a payment period. Recently, both Congress and the DOE have increased their focus on institutions’ policies for awarding credit hours. Recent DOE regulations define the previously undefined term “credit hour” in terms of a certain amount of time in class and outside class, or an equivalent amount of work. The regulations also require accrediting agencies to review the reliability and accuracy of an institution’s credit hour assignments. If an accreditor identifies systematic or significant noncompliance in one or more of an institution’s programs, the accreditor must notify the Secretary of Education.  If the DOE determines that an institution is out of compliance with the credit hour definition, the DOE could require the institution to repay the incorrectly awarded amounts of Title IV aid. In addition, if the DOE determines that an institution has significantly overstated the amount of credit hours assigned to a program, the DOE may fine the institution, or limit, suspend, or terminate its participation in the Title IV programs.

Compliance Reviews. We are subject to announced and unannounced compliance reviews and audits by various external agencies, including the DOE, its Office of Inspector General, state licensing agencies, and accrediting agencies. As part of the DOE’s ongoing monitoring of institutions’ administration of Title IV programs, the Higher Education Act and DOE regulations require institutions to submit annually a compliance audit conducted by an independent certified public accountant in accordance with Government Auditing Standards and applicable audit standards of the DOE. These auditing standards differ from those followed in the audit of our financial statements filed with this prospectus. In addition, to enable the DOE to make a determination of financial responsibility, institutions must annually submit audited financial statements prepared in accordance with DOE regulations.  Furthermore, the DOE regularly conducts program reviews of education institutions that are participating in the Title IV programs, and the Office of Inspector General of the DOE regularly conducts audits and investigations of such institutions.  In August 2010, the Secretary of Education announced in a letter to several members of Congress that, in part in response to recent allegations against proprietary institutions of deceptive trade practices and noncompliance with DOE regulations, the DOE planned to strengthen its oversight of Title IV programs through, among other approaches, increasing the number of program reviews by 50%, from 200 conducted in 2010 to up to 300 reviews in 2011.

Potential Effect of Regulatory Violations. If we fail to comply with the regulatory standards governing Title IV programs, the DOE could impose one or more sanctions, including transferring Aspen to the reimbursement or cash monitoring system of payment, seeking to require repayment of certain Title IV program funds, requiring Aspen to post a letter of credit in favor of the DOE as a condition for continued Title IV certification, taking emergency action against us, referring the matter for criminal prosecution or initiating proceedings to impose a fine or to limit, condition, suspend or terminate our participation in Title IV programs.

We also may be subject, from time to time, to complaints and lawsuits relating to regulatory compliance brought not only by our regulatory agencies, but also by other government agencies and third parties, such as present or former students or employees and other members of the public.

Restrictions on Adding Educational Programs. State requirements and accrediting agency standards may, in certain instances, limit our ability to establish additional programs. Many states require approval before institutions can add new programs under specified conditions.  The Colorado Commission on Higher Education, and other state educational regulatory agencies that license or authorize us and our programs, may require institutions to notify them in advance of implementing new programs, and upon notification may undertake a review of the institution’s licensure or authorization.

In addition, we were advised by the DOE that because we were provisionally certified due to being a new Title IV program participant, we could not add new degree or non-degree programs for Title IV program purposes, except under limited circumstances and only if the DOE approved such new program, until the DOE reviewed a compliance audit that covered one complete fiscal year of Title IV program participation. That fiscal year ended on December 31, 2010, and we timely submitted our compliance audit and financial statements to the DOE.  In addition, in June 2011, Aspen timely applied for recertification to participate in Title IV programs. The DOE extended Aspen's provisional certification until September 30, 2013.

Recent DOE regulations establish a new process under which an institution must apply for approval to offer a program that, under the Higher Education Act, must prepare students for “gainful employment in a recognized occupation” in order to be eligible for Title IV funds.  An institution must notify the DOE at least 90 days before the first day of classes when it intends to add a program that prepares students for gainful employment. The DOE may, as a condition of certification to participate in Title IV programs, require prior approval of programs or otherwise restrict the number of programs an institution may add.

DETC requires pre-approval of new courses, programs, and degrees that are characterized as a “substantive change.” An institution must obtain written notice approving such change before it may be included in the institution’s grant of accreditation. An institution is further prohibited from advertising or posting on its website information about the course or program before it has received approval. The process for obtaining approval generally requires submission of a report and course materials and may require a follow-up on-site visit by an examining committee. As stated earlier, we are seeking DETC’s approval permitting us to offer new degrees and certificate programs.

Gainful Employment. Under the Higher Education Act, proprietary schools are eligible to participate in Title IV programs only in respect of education programs that lead to gainful employment in a recognized occupation.  Under the DOE rules, with respect to each gainful employment program, a proprietary institution of higher education must provide prospective students with the identities of the occupations that the program prepares students to enter, total program cost, on-time completion rate, job placement rate (if applicable), and median loan debt of students who complete the program.  Under these reporting rules, with respect to each gainful employment program, an institution must annually submit information to the DOE regarding each enrolled student, including the amount of debt incurred.  Institutions must report information no earlier than September 30 of the calendar year in which the award year ends but no later than the deadline established by the DOE.  Under the new program requirements, institutions are required to notify the DOE at least 90 days before the commencement of new gainful employment programs which must include information on the demand for the program, a wage analysis, an institutional program review and approval process, and a demonstration of accreditation. On September 27, 2011 the DOE issued a notice of proposed rulemaking in which it proposed, among other changes, to define a smaller group of gainful employment programs for which an institution must obtain approval from the DOE, including only programs that are the same as or substantially similar to programs performing poorly under the gainful employment metrics.

The DOE also recently established three standards that will be used annually to measure whether a program prepares students for gainful employment, beginning July 1, 2012.  An academic program that passes any one standard is considered to be preparing students for gainful employment. The standards are:

1.
Annual loan repayment rate – three to four years after entering repayment on federal student loans, at least 35% of student loans incurred by the applicable cohort of borrowers to fund the costs of a program must be in satisfactory repayment.

2.
Discretionary income threshold – three to four years after entering repayment, the median annual loan payment amount for the applicable cohort of students (calculated as described below) may not be greater than 30% of the greater of their average or median discretionary income (annual earnings of a program completer minus 150% of the U.S. Department of Health and Human Services poverty guideline for a single person).

3.
Actual earnings threshold – three to four years after entering repayment, the median annual loan payment amount for the applicable cohort of students (calculated as described below) may not be greater than 12% of the greater of their average or median annual earnings.

The annual loan repayment for the debt-to-earnings ratios is derived by determining the median loan debt of the applicable cohort of students who completed the program and includes federal student loans, private loans and debt obligations arising from institutional financing plans.  The payment amounts are calculated on the basis of the interest rate then charged on federal direct unsubsidized student loans and the following amortization terms:

●	10 years for programs that lead to an undergraduate or post-baccalaureate certificate or to an associate’s degree;

●	15 years for programs that lead to a bachelor’s or master’s degree; and

●	20 years for programs that lead to a doctoral or first-professional degree.

If an academic program fails all three metrics, the institution will have the opportunity to improve the performance of that program. After one failure, the institution must disclose the amount by which the program missed minimal acceptable performance and the program’s plan for improvement. After two failures within three years, the institution must inform students in the failing program that their debts may be unaffordable, that the program may lose eligibility, and what transfer options exist. After three failures within four years, the academic program loses eligibility to participate in Title IV programs for at least three years, although the program could be continued without federal student aid. If a particular program ceased to be eligible for Title IV funding, it would be very important to consider the practicality of continuing to offer that program under our current business model.

The gainful employment standards will be calculated on a federal fiscal year basis beginning with federal fiscal year 2012. The first year for which eligibility could be lost for a program is 2015, which would occur if the program fails all three standards for each of 2012, 2013, and 2014. For that first year of potential ineligibility, however, the DOE will limit the number of programs subject to loss of eligibility by sector, taking into account the lowest repayment rates and the numbers of students affected.

The requirements for reporting information relating to our programs to the DOE and to our students will substantially increase our administrative burdens, particularly during the implementation phase. These reporting and the other procedural changes in the new rules could affect student enrollment, persistence and retention in ways that we cannot now predict. For example, if our reported program information compares unfavorably with other reporting education institutions, it could adversely affect demand for our programs.

Although the final rules regarding gainful employment metrics provide opportunities to address program deficiencies before the loss of Title IV eligibility, the continuing eligibility of our educational programs for Title IV funding is at risk due to factors beyond our control, such as changes in the actual or deemed income level of our graduates, changes in student borrowing levels, increases in interest rates, changes in the federal poverty income level relevant for calculating discretionary income, changes in the percentage of our former students who are current in repayment of their student loans, and other factors. In addition, even though deficiencies in the metrics may be correctible on a timely basis, the disclosure requirements to students following a failure to meet the standards may adversely impact enrollment in that program and may adversely impact the reputation of our education institution. The exposure to these external factors may reduce our ability to offer or continue confidently certain types of programs for which there is market demand, thus affecting our ability to maintain or grow our business.

Eligibility and Certification Procedures. Each institution must periodically apply to the DOE for continued certification to participate in Title IV programs. Such recertification is required every six years, but may be required earlier, including when an institution undergoes a change of control. An institution may come under the DOE’s review when it expands its activities in certain ways, such as opening an additional location, adding a new program, or, in certain cases, when it modifies academic credentials that it offers.

The DOE may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards and in certain other circumstances, such as when it undergoes a change in ownership and control.  The DOE may more closely review an institution that is provisionally certified if it applies for approval to open a new location, add an educational program, acquire another school or make any other significant change.

In addition, during the period of provisional certification, the institution must comply with any additional conditions included in its program participation agreement. If the DOE determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified. Students attending provisionally certified institutions, like Aspen, remain eligible to receive Title IV program funds.

Change in Ownership Resulting in a Change of Control. In addition to school acquisitions, other types of transactions can also cause a change of control. The DOE, most state education agencies, and DETC all have standards pertaining to the change of control of schools, but those standards are not uniform. DOE regulations describe some transactions that constitute a change of control, including the transfer of a controlling interest in the voting stock of an institution or the institution’s parent corporation. DOE regulations provide that a change of control of a publicly-traded corporation occurs in one of two ways: (i) if there is an event that would obligate the corporation to file a  Report on Form 8-K with the SEC disclosing a change of control or (ii) if the corporation has a shareholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest shareholder of the corporation, and that shareholder ceases to own at least 25% of such stock or ceases to be the largest shareholder. A significant purchase or disposition of our voting stock could be determined by the DOE to be a change of control under this standard. Many states include the sale of a controlling interest of common stock in the definition of a change of control requiring approval. A change of control under the definition of one of these agencies would require us to seek approval of the change in ownership and control to maintain our accreditation, state authorization or licensure. The requirements to obtain such approval from the states and DETC vary widely. In some cases, approval of the change of ownership and control cannot be obtained until after the transaction has occurred. In December 2011, we provided details regarding the Reverse Merger to the CDHE. The CDHE indicated that under current regulations, as long as we maintain accreditation by DETC following the Reverse Merger, Aspen will remain in good standing with the CDHE. As described below, DETC has approved the change of ownership, with several customary conditions.

DETC recently revised its policy pertinent to changes in legal status, control, ownership, or management. The policy revisions add definitions of the situations under which DETC considers a change in legal status, control, ownership, or management to occur, describe the procedures that an institution must follow to obtain approval, and clarify the options available to DETC.  Among other revisions, DETC defines a change of ownership and control as a change in the ability to direct or cause the direction of the actions of an institution, including, for example, the sale of a controlling interest in an institution’s corporate parent. Failure to obtain prior approval of a change of ownership and control will result in withdrawal of accreditation under the new ownership. The policy also requires institutions to undergo a post-change examination within six months of a change of ownership.  The revisions clarify that after such examination, DETC will make a final decision whether to continue the institution’s accreditation.  In addition, if an institution is acquired by an entity that owns or operates other distance education institutions, the amendments clarify that any such institutions must obtain DETC approval within two years of the change of ownership or accreditation may be withdrawn.  The policy revisions define a change of management as the replacement of the senior level executive of the institution, for example the President or CEO.  In addition, the revisions clarify that before undertaking such a change, an institution must seek DETC’s prior approval by explaining when the change will occur, the rationale for the change, the executive’s job description, the new executive’s qualifications, and how the change will affect the institution’s ability to comply with all DETC accreditation standards.  DETC may take any action it deems appropriate in response to a change of management request.  The Reverse Merger was considered a change of control event under DETC’s policy.  In February 2012, DETC informed Aspen that it had approved the change of ownership, with several conditions that are consistent with DETC’s change of ownership procedures and requirements. These conditions include: (1) that Aspen agree to undergo an examination visit by a committee; (2) that an updated Self-Evaluation Report be submitted four to six weeks prior to the on-site visit; (3) that Aspen submit a new Teach-Out Resolution form as soon as the Reverse Merger has closed; and (4) that Aspen provide written confirmation to DETC by February 20, 2012 that it agrees to and will comply with the stated conditions. We have provided the requested information to DETC. The examination visit occurred in August 2012.

Aspen has received approval from DETC for the change of ownership and control resulting from the Reverse Merger and from its former Chairman ceasing to own 25% of its voting power. On September 28, 2012, the DOE approved Aspen's change of control and extended its provisional certification until September 30, 2013.

When a change of ownership resulting in a change of control occurs at a for-profit institution, the DOE applies a different set of financial tests to determine the financial responsibility of the institution in conjunction with its review and approval of the change of ownership. The institution generally is required to submit a same-day audited balance sheet reflecting the financial condition of the institution immediately following the change in ownership. The institution’s same-day balance sheet must demonstrate an acid test ratio of at least 1:1, which is calculated by adding cash and cash equivalents to current accounts receivable and dividing the sum by total current liabilities (and excluding all unsecured or uncollateralized related party receivables). The same-day balance sheet must demonstrate positive tangible net worth.  If the institution does not satisfy these requirements, the DOE may condition its approval of the change of ownership on the institution’s agreeing to post a letter of credit, provisional certification, and/or additional monitoring requirements, as described in the above section on Financial Responsibility. The time required for the DOE to act on a post-change in ownership and control application may vary substantially. As stated earlier in this prospectus, Aspen delivered a $264,655 letter of credit to the DOE.

A change of control also could occur as a result of future transactions in which Aspen is involved. Some corporate reorganizations and some changes in the Board are examples of such transactions. Moreover, the potential adverse effects of a change of control could influence future decisions by us and our shareholders regarding the sale, purchase, transfer, issuance or redemption of our stock. In addition, the regulatory burdens and risks associated with a change of control also could discourage bids for your shares of common stock and could have an adverse effect on the market price of your shares.

Possible Acquisitions.  In addition to the planned expansion through Aspen’s new marketing program, we may expand through acquisition of related or synergistic businesses.  Our internal growth is subject to monitoring and ultimately approval by the DETC.  If the DETC finds that the growth may adversely affect our academic quality, the DETC can request us to slow the growth and potentially withdraw accreditation and require us to re-apply for accreditation.  The DOE may also impose growth restrictions on an institution, including in connection with a change in ownership and control. While acquisitions of online universities would be subject to approval by the DETC, approval of businesses which supply services to online universities or which provide educational services and/or products may not be subject to regulatory approval or extensive regulation.

MANAGEMENT

The following executive officers and directors were appointed to their current positions listed in the table in connection with the Reverse Merger. Except for Sanford Rich, who was appointed a director effective with the closing of the Reverse Merger, each person listed in the table had identical positions with Aspen.

Name	Age	Position

Michael Mathews	51	Chief Executive Officer, and Chairman of the Board
Gerald Williams	58	President
David Garrity	51	Chief Financial Officer
Brad Powers	36	Chief Marketing Officer
Angela Siegel	32	Executive Vice President of Marketing
Michael D’Anton	54	Director
C. James Jensen	70	Director
David Pasi	51	Director
Sanford Rich	54	Director
John Scheibelhoffer	50	Director
Paul Schneier	61	Director

Michael Mathews has served as Aspen’s Chief Executive Officer and a director since May 2011.  He served as Chief Executive Officer of interclick, inc. (Nasdaq: ICLK) from August 28, 2007 until January 31, 2011.  From June 2007 until it was acquired by Yahoo, Inc. (NASDAQ: YHOO) in December 2011, Mr. Mathews also served as a director of interclick.  From May 15, 2008 until June 30, 2008, Mr. Mathews served as the interim Chief Financial Officer of interclick.  From 2004 to 2007, Mr. Mathews served as the senior vice-president of marketing and publisher services for World Avenue U.S.A., LLC, an Internet promotional marketing company.   From March 2011 until October 2012 , Mr. Mathews served as the Chairman and a consultant (and from December 1, 2011 through March 19, 2012 as Executive Chairman) for Wizard World, Inc. (Other OTC: WIZD).   Mr. Mathews was selected to serve as a director due to his track record of success in managing early stage and growing businesses, his extensive knowledge of the Internet marketing industry and his knowledge of running and serving on the boards of public companies.  Additionally, Mr. Mathews was appointed a director in connection with the EGC Merger.

Gerald Williams has served as Aspen’s President since March 2011.  Dr. Williams functions as Aspen’s chief academic officer and has responsibility for all educational matters.  Since January 15, 2012, Dr. Williams has also served as the Dean of our School of Technology.  Prior to January 1, 2012, Dr. Williams was a consultant beginning in March 2011 under a Consulting Agreement.  From 2005 until 2010, Mr. Williams was an adjunct professor at the University of Missouri – Kansas City.

David Garrity has served as Aspen’s Chief Financial Officer since June 2011.  He served as Chief Financial Officer of interclick from June 30, 2008 until August 14, 2009 and as a member of interclick’s board of directors from June 9, 2008 until June 5, 2009.  Through GVA Research LLC, a company he controls, Mr. Garrity provides consulting services to organizations such as the World Bank Group and offers expert commentary on technology sector developments to CNBC, Bloomberg TV and other media networks. Mr. Garrity holds Series 7, 24, 63, 79, 86 & 87 securities licenses and is affiliated with Whitemarsh Capital Advisors, LLC, a Financial Industry Regulatory Authority, Inc., or FINRA, member firm. From 2006 to 2008, Mr. Garrity served as Managing Director and Director of Research for Dinosaur Securities, LLC.   In 2006, Mr. Garrity was fined $10,000 and suspended for 45 days from associating with a FINRA member firm for certain inadvertent violations of FINRA's rules unrelated to fraud or any customer complaints. Mr. Garrity consented to the sanctions without admitting or denying FINRA's findings.

Brad Powers has served as Aspen’s Chief Marketing Officer since May 2011. From July 2009 until December 31, 2010, Mr. Powers served as the Chief Marketing Officer of Atrinsic, Inc.  From 2004 until 2009, Mr. Powers was the Chief Executive Officer of Active Response Group, a company he founded.

Angela Siegel has served as Aspen’s Executive Vice President of Marketing since January 1, 2012.  Ms. Siegel has responsibility for the online lead generation and the Office of Enrollment.  From July 2010 until December 2011, Ms. Siegel was the Director of Compliance and Enrollment Analytics at Ward Media, Inc., or Ward, a lead generation marketing agency.  From January 2010 until July 2010, Ms. Siegel was the Chief Marketing Officer at the Jack Welch Management Institute at Chancellor University.  From October 2008 until January 2010, Ms. Siegel was the Director of Enrollment Marketing at Ward.  From July 2004 until October 2008, Ms. Siegel was the Online Marketing Manager at Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of post-secondary education including online as well as traditional ground programs.

Michael D’Anton has served as a director of Aspen for approximately five years.  Since 1988, Dr. D’Anton has been a ENT physician and surgeon at ENT Allergy Associates.  Dr. D’Anton was selected as a director for his experience in growing and running a successful surgery center and his knowledge of Aspen from serving as a director prior to the Reverse Merger.

C. James Jensen has served as a director of Aspen since May 2011.  Since 1983, Mr. Jensen has been the managing partner of Mara Gateway Associates, L.P., a privately owned real estate investment company he co-founded.  Since 2006, Mr. Jensen has been the co-managing partner of Stronghurst, LLC, which provides advisory and financial services to emerging growth companies.  Since April 2011, Mr. Jensen has served as a director of Sugarmade, Inc. (OTC BB: SGMD).  From April 2006 until March 2008, Mr. Jensen served as a director of Health Benefits Direct Corp. (OTC BB: HBDT).  Mr. Jensen was selected a director as a designee of Mr. Mathews in connection with the EGC Merger due to his previous service on a public company Board and his experience with entrepreneurial companies.

David Pasi has served as a director of Aspen since May 2011.  Since December 2010, Mr. Pasi has been a registered investment advisor under Delta Financial Group.  From August 2008 until August 2010, Mr. Pasi was a risk manager at Credit Suisse.  From January 2004 until June 2008, Mr. Pasi was the risk manager at Citigroup, Inc.  Mr. Pasi was selected as a designee of Mr. Spada in connection with the EGC Merger.  Because of his finance background, Mr. Pasi was selected as a director.

Sanford Rich has served as a director since March 13, 2012. Mr. Rich joined the Pension Benefit Guaranty Corporation as the Chief of Negotiations and Restructing in November 2012.    From October 2011 to September 2012, Mr. Rich served as Chief Executive Officer of In The Car LLC. Mr. Rich served as a director of interclick from August 28, 2007 until June 5, 2009.  Since January 2008, Mr. Rich has served as Managing Director of Whitemarsh Capital Advisors, a broker-dealer.  From May 2008 to February 2009, Mr. Rich was a Managing Director with Matrix USA LLC, a broker-dealer. From 1995 until January 2008, Mr. Rich was the Senior Vice President of Investments, a Portfolio Manager and a Specialist Manager of High Yield and Convertible Securities Portfolios for institutions at GEM Capital Management, Inc.  Since April 2006, Mr. Rich has served as a director and Audit Committee Chairman for InsPro Technologies (OTC BB: ITCC).  Mr. Rich was selected as a director for his 32 years of experience in the financial sector and because he is independent and has experience serving on the audit committees of public companies.

John Scheibelhoffer has served as a director of Aspen for approximately five years.  Since 1996, Dr. Scheibelhoffer has been a physician and surgeon employed by ENT Allergy Associates. Dr. Scheibelhoffer was selected to serve as a director for his experience in running a successful surgery center and his knowledge of Aspen from serving as a director member prior to the EGC Merger.

Paul Schneier has served as a director of Aspen for approximately four years. Since April 2007, Mr. Schneier has been a Division President at PulteGroup, Inc. (NYSE: PHM), a homebuilding company.  Prior to that, Mr. Schneier was a Division President at Beazer Homes USA, Inc. (NYSE: BZEH), a homebuilding company.  Mr. Schneier was selected to serve as a director because of his management background.

Except for Dr. D’Anton and Mr. Pasi, who are brother-in-laws, there are no family relationships among our directors and/or executive officers.

Director Independence

We currently have seven directors serving on our Board.  We are not a listed issuer and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the NYSE MKT, all of our directors except Mr. Mathews are independent.

Board Committees and Charters

We currently have Audit and Compensation Committees of the Board. The members of the Audit Committee are Sanford Rich, Chairman, David Pasi and C. James Jensen. Each of Messrs. Rich, Pasi and Jensen are independent in accordance with the independence standards for audit committees under the NYSE MKT listing rules. The Audit Committee has a written charter approved by the Board.

The members of the Compensation Committee are Mr. Jensen, Chairman, Paul Schneier and John Scheibelhoffer, MD. Our Board is expected to appoint a Nominating Committee, and to adopt charters relative to the Compensation Committee and the Nominating Committee, in the near future. We intend to appoint such persons to the Nominating Committee of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange, and we are under no obligation to do so.

Code of Ethics

We have adopted a Code of Ethics which applies not only to our Chief Executive Officer and Chief Financial Officer but all directors and employees.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at Aspen Group, Inc., 224 West 30th Street, Suite 604, New York, New York 10001, Attention: Corporate Secretary.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Board Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for Aspen.  Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer.  The challenges faced by us at this stage – obtaining financing and implementing our business and marketing plan – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Our management keeps its Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks.  Mr. Michael Mathews, as our Chief Executive Officer and Chairman of the Board, works closely together with the Board once material risks are identified on how to best address such risks.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting us are our ability to grow our business and manage our expected growth consistent with regulatory oversight.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Our Board believes that diversity brings a variety of ideas, judgments and considerations that benefit Aspen and its shareholders.  Although there are many other factors, the Board seeks individuals with experience on public company boards, experience on operating growing businesses, and experience with online universities.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on usell. Our compensation has the following risk-limiting characteristics:

●
Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

●
A portion of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term company results.

●	Awards are not tied to formulas that could focus executives on specific short-term outcomes;

●	Equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and

●
Equity awards, generally, have multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

EXECUTIVE COMPENSTION

The following information is related to the compensation paid to Aspen’s Chief Executive Officers (principal executive officers) serving during the last fiscal year, or the Named Executive Officers. No other executive officer earned over $100,000.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	All Other Compensation ($)(i)	Total ($)(j)

Michael Mathews (1)	2011	62,500	0	62,500
Chief Executive Officer

Patrick Spada (2)(3)	2011	0	440,735	440,735
Former Chairman	2010	0	0	0
__________
(1)  Mr. Mathews began serving as Chief Executive Officer of Aspen in May 2011.
(2)  Mr. Spada ceased to be Chairman of Aspen in September 2011.
(3)  All other compensation represents estimated personal expenses paid by Aspen.  Also includes $151,667 in prepaid consulting fees. See page 6 3 for a further description of these personal expenses.

Executive Employment Agreements

Each of the Employment Agreements described below was entered into by Aspen prior to the Reverse Merger.  We assumed each agreement effective with the closing, and all option grants and common stock issued as performance bonuses will be of the Public Company.  Each person’s title with Aspen is identical with the Public Company.

See page 5 7 for details concerning amendments to the Employment Agreements described below.

Michael Mathews.  Effective on July 5, 2011, Aspen entered into a four-year Employment Agreement with Michael Mathews to serve as our Chief Executive Officer. In accordance with the Employment Agreement, Mr. Mathews is entitled to a base salary of $250,000 per year, which will be increased by at least 10% annually.  In addition to a base salary, Mr. Mathews is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in common stock.  If performance milestones are met, Mr. Mathews’ bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Mathews was granted 300,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Gerald Williams.  Effective January 1, 2012, Aspen entered into a five-year Employment Agreement with Mr. Gerald Williams to serve as its President.  In accordance with the Employment Agreement, Mr. Williams is paid a base salary of $150,000 per year.  In addition to base salary, Mr. Williams is eligible to receive an annual performance bonus in an amount equal to 50% of his then-current base salary, based upon the achievement of pre-established performance milestones mutually agreed upon by him and the Chief Executive Officer.  One-half of the annual bonus is to be paid in cash and the remaining is to be paid in common stock.  Additionally, in March 2012, Mr. Williams was granted 200,000 five-year options to purchase shares of Public Company common stock at $1.00 per share vesting over a three-year period.

David Garrity.  Effective on June 9, 2011, Aspen entered into a four-year Employment Agreement with David Garrity to serve as its Chief Financial Officer. In accordance with the Employment Agreement, from June 9, 2011 through July 4, 2011, Mr. Garrity was paid a fee in lieu of salary at a rate of $10,000 per month pursuant to a separate Consulting Agreement with Mr. Garrity.  From July 4 until September 30, 2011, Aspen paid Mr. Garrity $10,000 per month (a rate of $125,000 per annum).  From October 1, 2011, Mr. Garrity was paid at the rate of $250,000 per year, which will be increased by at least 10% annually. In addition to a base salary, Mr. Garrity is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in Aspen common stock.  If performance milestones are met, Mr. Garrity’s bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Garrity was granted 200,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Brad Powers.  Effective on July 5, 2011, Aspen entered into an Employment Agreement with Brad Powers to serve as its Chief Marketing Officer. In accordance with the Employment Agreement, Mr. Powers is paid a base salary of $250,000 per year, which will be increased by at least 10% annually.  In addition to a base salary, Mr. Powers is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in common stock.  If performance milestones are met, Mr. Powers’ bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Powers was granted 200,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Angela Siegel.  Effective January 1, 2012, Aspen entered into an Employment Agreement with Angela Siegel to serve as its Executive Vice President, Marketing. In accordance with the Employment Agreement, Ms. Siegel is paid a base salary of $150,000 per year.  In addition to base salary, Ms. Siegel is eligible to receive an annual performance bonus in an amount equal to 50% of her then-current base salary, based upon the achievement of pre-established performance milestones mutually agreed upon by her and the Chief Executive Officer.  Additionally, in March 2012, Ms. Siegel was granted 150,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share and vesting over a three-year period.

Amendments to Employment Agreements

On December 31, 2011, Messrs. Michael Mathews and Brad Powers, our Chief Executive Officer and Chief Marketing Officer, entered into amendments to their Employment Agreements waiving 50% of their salaries that would have otherwise accrued ($62,500 each). Additionally, effective January 1, 2012, they agreed to defer 50% of their base salaries until such time as Mr. Mathews or our Board determine that we have sufficient cash flow to pay the previously agreed upon amount.  As of August 31, 2012, these executives and our Board agreed to continue deferring their salaries until December 31, 2012.    Separately, Mr. David Garrity, our Chief Financial Officer, effective April 1, 2012 deferred 40% of his base salary.   At the same date, Mr. Michael Mathews deferred 60% of his base salary.  In consideration for deferring their salaries, Messrs. Mathews, Powers and Garrity were granted 288,911, 255,773 and 136,008 fully-vested five-year stock options, respectively, exercisable at $0.35 per share.

As of August 31, 2012, Messrs. Michael Mathews, Brad Powers, David Garrity, and Gerald Williams, our Academic President, agreed to reduce their base salaries to $100,000 per year for the remainder of 2012 and to extend a total of $245,910 of salary deferrals due to each of Messrs. Mathews, Powers and Garrity until August 31, 2012.  In consideration for reducing their salaries, Messrs. Mathews, Powers and Garrity were each granted 166,666 stock options and Mr. Williams was granted 47,620 stock options.  These stock options are exercisable at $0.35 per share and vest in four equal installments at the end of each month of 2012, beginning on September 30, 2012.

Our Board approved the option grants in the two above paragraphs on October 23, 2012.  The Board also granted Dr. Williams a $45,000 bonus on October 23, 2012.  On September 4, 2012, our Board granted Mr. Mathews up to 2,900,000 five-year options exercisable at $0.35 per share and vesting in equal annual increments over four years with the first vesting date being September 4, 2013, assuming that the Public Company raises all $3.5 million.  Following the closing of the current private placement, the number of options may be reduced depending on how many units we sell in the private placement.

Termination Provisions

The table below describes the severance payments that our executive officers are entitled to in connection with a termination of their employment upon death, disability, dismissal without cause, for Good Reason, a change of control and the non-renewal of their employment at the discretion of Aspen.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

	Michael Mathews	Gerald Williams	David Garrity	Brad Powers	Angela Siegel

Death or Total Disability	Six months base salary	Three months base salary	Six months base salary	Six months base salary	Six months base salary

Dismissal Without Cause or Resignation for Good Reason (1)	12 months base salary (2)	The greater of three months base salary or the remainder of the base salary due under the employment agreement	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement (2)	12 months base salary (2)	The greater of six months base salary or the remainder of the base salary due under the employment agreement

Change of Control	None	The greater of three months base salary or the remainder of the base salary due under the employment agreement (3)	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement (2)	None	The greater of six months base salary or the remainder of the base salary due under the employment agreement. (3)

Expiration of Initial Term and Aspen does not renew	12 months base salary (2)	Three months base salary	12 months base salary (2)	12 months base salary (2)	Six months base salary
_________
(1) Generally, Good Reason in the above Agreements include the material diminution of the executives’ duties, any material reduction in base salary without consent, the relocation of the geographical location where the executive performs services or any other action that constitutes a material breach by Aspen under the Employment Agreements.
(2) Any restricted stock or stock options held by the executive immediately vest upon occurrence of this event.
(3) Certain stock options will immediately vest.

Outstanding Equity Awards at Fiscal Year End

The Public Company and Aspen did not have an equity incentive plan in place, or any outstanding equity awards, as of December 31, 2011.

Equity Compensation Plan Information

 Immediately following the closing of the Reverse Merger, our Board adopted the 2012 Equity Incentive Plan, or the Plan, which provides for 2,500,000 shares to be granted under the Plan.   As of September 28, 2012, our Board expanded the Plan to 5,600,000 shares .

The exercise price of options or stock appreciation rights granted under the Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders.  Options and stock appreciation rights granted under the Plan shall expire no later than 10 years after the date of grant.  The total number of shares with respect to which options or stock awards may be granted under the Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board may from time to time may alter, amend, suspend, or discontinue the Plan with respect to any shares as to which awards of stock rights have not been granted.  However no rights granted with respect to any awards under the Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee.

 Under the terms of the Plan, our Board may also grant awards which will be subject to vesting under certain conditions.  The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares.  We will realize a corresponding compensation deduction.  Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder.  Upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

The Plan and our standard Stock Option Agreement provide for “clawback” provisions, which enable our Board to cancel options and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Director Compensation

The Public Company did not compensate its directors for their service in fiscal 2011. On September 4, 2012, the Public Company granted each non-employee director 100,000 five-year options exercisable at $0.35 per share replacing options granted by Aspen.  Of the new options, except those granted to Mr. Sanford Rich, one-third were vested for five directors and the balance vest in two equal increments on May 20, 2013 and 2014.  Mr. Sanford Rich did not serve as a director of Aspen so his options will vest in three annual increments on March 15, 2013, 2014 and 2015.  The vesting of all of these options is subject to continued service as a director on each applicable vesting date.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Aspen’s common stock beneficially owned as of November 19, 2012 by (i) those persons known by Aspen to be owners of more than 5% of its common stock, (ii) each director (iii) the Named Executive Officers (as disclosed in the Summary Compensation Table), and (iv) Aspen’s executive officers and directors as a group.  Unless otherwise specified in the notes to this table, the address for each person is: c/o Aspen Group, Inc. 224 West 30th Street, Suite 604 New York, New York 10001.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)

Named Executive Officers:
Common Stock	Michael Mathews (2)	4,231,170	7.7%
Common Stock	Patrick Spada (3)	5,398,315	10.1%
Directors:
Common Stock	Michael D’Anton (4)	2,213,565	4.1%
Common Stock	James Jensen (5)	705,310	1.3%
Common Stock	David Pasi (6)	350,527	*
Common Stock	Sanford Rich (6)	26,250	*
Common Stock	John Scheibelhoffer (7)	2,165,471	4.0%
Common Stock	Paul Schneier (8)	918,333	1.7%
Common Stock	All directors and executive officers as a group (11 persons) (9)	11,911,380	21.2%
5% Shareholders:
Common Stock	Higher Education Management Group, Inc. (10)(11)	5,398,315	10.1%

* Less than 1%.
___________
(1)           Applicable percentages are based on 53,485,847 shares outstanding as of November 19, 2012 adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise.  Unless otherwise indicated in the footnotes to this table, the Public Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  This table does not include any unvested stock options except for those vesting within 60 days .

(2)            Mr. Mathews is our Chairman and Chief Executive Officer.  Includes: (i) 300,000 shares issuable upon conversion of a $300,000 Note, (ii) 857,143 shares issuable upon the conversion of a second $300,000 Note, (iii) 117,943 shares pledged as collateral for a receivable and (iv) 455,577 shares issuable upon the exercise of vested stock options.

(3)            Mr. Spada is the former Chairman of Aspen.  Includes shares owned by Higher Education Management Group, or HEMG.

(4)            Dr. D’Anton is a director and a selling shareholder.  Includes 113,358 shares of common stock and 51,429 shares underlying warrants held as custodian for the benefit of Dr. D’Anton’s children. Includes 96,190 vested options .

(5)            Mr. Jenson is a director and a selling shareholder.  Includes (i) 150,000 shares underlying warrants and (ii) 33,333 vested options.

(6)            A director. Includes 33,333 vested options.

(7)            Dr. Scheibelhoffer is a director and a selling shareholder.  Includes 128,121 shares of common stock and 51,429 shares underlying warrants held as custodian for the benefit of Dr. Scheibelhoffer’s children. Includes 33,333 vested options.

(8)            Mr. Schneier is a director and a selling shareholder.  Includes 50,000 shares underlying warrants. Includes 33,333 vested options.

(9)            In accordance with SEC rules, includes shares held by executive officers who are not Named Executive Officers.

(10)          HEMG is an entity controlled by Aspen’s former Chairman, Patrick Spada.  A total of 772,793 shares of Public Company common stock are pledged to Aspen to secure payment of $772,793 originally due in December 2013, and now due in 2014.

(11)         At inception, Aspen issued all of its 10 million shares of authorized common stock to HEMG. In order to raise money over a five-year period, Aspen sold shares and HEMG relinquished and returned to Aspen’s treasury the number of shares Aspen sold. Due to some clerical errors, 120,500 shares owned by HEMG were not cancelled by Mr. Spada’s personal assistant. Due to this pattern, Aspen does not believe that it sold shares improperly. In support of this, HEMG agreed not to sell 120,500 shares pending resolutions in connection with the April Agreement (described on page 65). Therefore, the Public Company does not believe that it has any exposure to liability in these manners.  The Public Company is relying on its transfer records for information concerning HEMG’s beneficial ownership.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933, or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on  53,485,847 shares of our common stock issued and outstanding as of November 19, 2012, which assumes all of the warrants being registered have been exercised.  For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name (1)	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Sophrosyne Capital, LLC (2)	5,357,141	5,357,141	0	0
Jon D. & Linda W. Gruber Trust DTD 7/4/04 (3)	900,000	900,000	0	0
Whalehaven Capital Fund Ltd. (4)	3,201,504	2,900,000	301,904	*
DPIT 3 LLC (5)	900,000	900,000	0	0
Vulcan Properties Inc. (6)	1,285,714	1,285,714	0	0
Stacie Greene SEP IRA	900,000	900,000	0	0
Kenneth Greene SEP IRA	450,000	450,000	0	0
Michael D'Anton (7)	2,213,565	154,287	2,059,278	3.5%
John Scheibelhoffer (8)	2,165,471	154,287	2,011,184	3.4%
Paul Schneier (9)	918,333	150,000	768,333	1.3%
C. James Jensen (9)	705,310	450,000	255,310	*
Sterne Agee & Leach Inc. C/F Matthew D. Eitner SEP/IRA	214,285	214,285	0	0
Sterne Agee & Leach Inc. C/F Pamela V. Yazgi R/O IRA	192,090	192,090	0	0
Sterne Agee & Leach Inc. C/F Nabil M. Yazgi R/O IRA	588,032	588,032	0	0
Kevin P. McCarthy	196,009	196,009	0	0
Christine Callahan	98,002	98,002	0	0
Edward G. Cullen	392,021	392,021	0	0
Joe S. Maiz	98,002	98,002	0	0
Sterne Agee & Leach Inc. C/F Gary A. Washauer IRA	98,002	98,002	0	0
Bruno J. Casatelli	39,202	39,202	0	0
Benjamin Hasty	156,808	156,808	0	0
Allan D. Carlson	39,202	39,202	0	0
Sterne Agee & Leach Inc. C/F Robert P. Vilker IRA	98,002	98,002	0	0
Sterne Agee & Leach Inc. C/F John L. Sommer IRA	196,009	196,009	0	0
Lisa Askenase Konsker	196,009	196,009	0	0
L. Dean Fox	97,457	97,457	0	0
William R. Coole	97,457	97,457	0	0
Thomas G. Hoffman	97,457	97,457	0	0
Fredric Tordella	194,912	194,912	0	0
George M. Zelinski	97,457	97,457	0	0
David and Haya Perlmutter JTWROS	97,457	97,457	0	0
Jan Cees Marijt	38,981	38,981	0	0
Michael Engdall & Susan Engdall JTWROS	155,931	155,931	0	0
Suleiman Al Hedaithy	116,759	116,759	0	0
Sterne Agee & Leach C/F Sean Brennan Rollover IRA	124,744	124,744	0	0
Billy W. Harris	97,457	97,457	0	0
Michael B. Carroll and Sheila J. Carroll JTWROS	292,371	292,371	0	0
Ronald R. Brooks and Lavonne N. Brooks JTWROS	97,457	97,457	0	0
Andrew Charles Good and Fiona McPhee JTWROS	77,713	77,713	0	0
Spencer & Kelly Kimball JTWROS	97,141	97,141	0	0
Ulrich Kuhn	97,141	97,141	0	0
Per Arvid Schoyen	194,288	194,288	0	0
Cary V. Sorensen	155,428	155,428	0	0
Mark Tonkin	50,514	50,514	0	0
Hubert Wieser	116,571	116,571	0	0
Scott L. Byer	77,713	77,713	0	0
Phillip Todd Herndon	388,573	388,573	0	0
Richa Datta & Sanjoy Kumar Datta JTWROS	97,141	97,141	0	0
Daniel E. Larson	46,428	46,428	0	0
Sara Kuchrawy Living Trust	387,217	387,217	0	0
Triage Capital Management L.P.	396,614	396,614	0	0
Greenstone Investments LLC	198,254	198,254	0	0
David Hickok	292,371	292,371	0	0
______
*	Less than 1%.

(1)
For all of the selling shareholders who are not natural persons, unless noted otherwise, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(2)	Benjamin Taylor has sole voting and sole investment power over the securities owned by the selling shareholder.

(3)	Jon D. Gruber is the trustee of the selling shareholder.

(4)	Michael Finkelstein has the power to vote and dispose of the securities held by the selling shareholder.

(5)	Samuel DelPresto is the manager of the selling shareholder. Does not include 1,000,000 shares of common stock beneficially owned by a corporation controlled by Mr. DelPresto.

(6)	Stanley Garber has the power to vote and dispose of the securities held by the selling shareholder.

(7)
The securities were purchased by Dr. Michael D'Anton, a director of Aspen, as custodian for Trevor D’Anton, Michael D'Anton II and Ashley D’Anton, his children.   Also includes shares of common stock individually held by Dr. D’Anton.

(8)
The securities were purchased by Dr. John Scheibelhoffer, a director of Aspen, as custodian for Alec Scheibelhoffer, Danielle Scheibelhoffer and Krista Scheibelhoffer, his children.   Also includes shares of common stock individually held by Dr. Scheibelhoffer.

(9)	The selling shareholder is a director of Aspen.

RELATED PERSON TRANSACTIONS

During 2010-2011, Aspen entered into numerous transactions with its founder and then Chairman, Mr. Patrick Spada, and a corporation he controlled, HEMG.  These transactions also occurred prior to 2010. In connection with the audit of Aspen’s financial statements for 2010-2011, Aspen discovered in November, 2011 that HEMG had borrowed $2,195,084 from it from 2005 to 2010 without Board of Directors authority. Aspen has been unable to reach any agreement with Mr. Spada concerning repayment and is considering its options. In connection with this loan, three of Aspen’s directors pledged 2,209,960 shares of common stock (at the value of $1.00 per share) to secure payment of this loan receivable.  The directors are Mr. Michael Mathews, our Chairman and Chief Executive Officer, and Drs. Michael D’Anton and John Scheibelhoffer.  Additionally, Mr. Spada has claimed that he and HEMG are owed approximately $1,200,000; however, Mr. Spada has not instituted any litigation with respect to this claim.  Aspen believes his claim is baseless and utterly without merit.  In connection with the April Agreement (described below), Mr. Spada and HEMG agreed to not sue Aspen unless filing a counterclaim or cross-claim against Aspen if Aspen first sues them.   On August 16, 2012, following a series of discussions with the Staff of the SEC, the Company determined that they should have expensed these amounts rather than report them as a secured receivable.  In connection with this consolidated financial statement restatement, the disinterested directors concluded that it would be fundamentally unfair to retain the pledged shares due because the directors in pledging shares understood that the only risk they were taking involved either an unsuccessful suit to collect the receivable or the inability to collect any judgment.  Accordingly, the Board concluded that the Pledge Agreement was null and void and directed that the shares be returned to each of the three directors. The three interested directors abstained on the matter.

Previously on September 16, 2011, Aspen, HEMG, and Mr. Spada entered into a series of agreements. In essence, Mr. Spada gave up substantial control he retained including the power to determine when, if ever, Aspen would go public; in exchange he received substantial benefits from Aspen which are described below.

In 2008, HEMG purchased video courses and program rights from Aspen for $1,055,000.  The balance due Aspen on September 16, 2011 was $772,793.  Under one agreement, HEMG pledged 772,793 shares of Series C Preferred Stock or Series C, which converted to 654,850 shares of the Public Company’s common stock upon the closing of the Reverse Merger to secure payment of this $772,793.  Due to the approximate 0.847 conversion ratio of the Series C into common stock, the shares of Series C pledged by HEMG were not enough to fully secure the $772,793.  In order to avoid a portion of this loan from being partially written-off, on March 8, 2012, Mr. Mathews pledged an additional 117,943 shares as collateral for the repayment of the this obligation.  Aspen’s Board never authorized entry into the 2008 agreements.  As a result, Aspen’s Board accelerated the due date from 2013 and declared it immediately due and payable.  In connection with the April Agreement (described on page 65 ), Aspen agreed to extend the due date to September 30, 2014 and waived any default which had previously arisen.

On September 16, 2011, Aspen also exchanged general releases with Mr. Spada/HEMG, and Mr. Spada entered into a modified non-compete agreement where he was permitted to compete with Aspen except with respect to three corporate customers for whom Aspen has an existing commercial relationship with. He also agreed to a two-year confidentiality provision and agreed not to solicit employees for nine months after expiration of the Consulting Agreement. Excluded from the non-solicitation were the Karl’s and the bookkeeper referred to above. Finally, Aspen entered into an Indemnification Agreement with HEMG on September 16, 2011 agreeing to indemnify it from liability for its actions to the fullest extent permitted by law. The Indemnification Agreement is similar to the form Aspen provides to its directors and executive officers which is a standard form of corporate indemnification agreement.  The Indemnification Agreement is attached as Exhibit 10.13 to the Registration Statement containing this prospectus.  Aspen’s Second Amended and Restated Certificate of Incorporation contains a provision which precludes indemnification of expenses from any litigation between Aspen and any officer or director.

Due to misrepresentations made by Mr. Spada in connection with the unauthorized borrowings described above, Aspen gave notice of termination of the Consulting Agreement on January 2, 2012.    The undisclosed loan from Dr. Michael D’Anton would have also served as cause to terminate the Consulting Agreement.

Additionally, in connection with the HEMG Agreement, Aspen repaid a loan owed to Mr. Steve Karl, a former employee of Aspen, by Mr. Spada of approximately $16,000.  Aspen also agreed to pay Mr. Karl severance of $75,000 (six months base pay). Additionally, Aspen agreed to pay Mr. Karl’s wife and previously the bookkeeper of Aspen $32,500 (six months base pay) and paid a former bookkeeping consultant $6,000.  When Aspen gave notice of termination of the Consulting Agreement to Mr. Spada, it also gave notice to the Karls that it was terminating its severance obligations (approximately $71,000), given the fact that these employees were responsible for keeping Aspen’s books and records during the timeframes of the unauthorized Spada borrowings.  The Karls responded that they do not agree with Aspen terminating their severance payments.  They have not filed suit against Aspen.

The 5,007,465 shares of the Public Company’s common stock which HEMG holds that are not pledged to Aspen are subject to a Lock-Up/Leak-Out Agreement which (i) restricts sales of all common stock until 12 months from the Reverse Merger closing. Commencing on the 12 month anniversary of the closing of the Reverse Merger (March 13, 2013) and until 12 months thereafter, HEMG and Spada, collectively, are, in any given week, allowed to sell, transfer or otherwise dispose of up to 5% of the total trading volume for the Public Company’s common stock for the prior 10 trading days not including any days in the week of sale.  The current directors of the Public Company also signed Lock-Up/Leak-Out Agreements at the same terms as the HEMG Lock-Up/Leak-Out Agreement.

Although Mr. Spada is believed to have devoted his full-time services to Aspen, there is no evidence he ever received any salary. For 2010 and 2011, Aspen paid $655,191 of personal expenses on behalf of Mr. Spada.  Aspen issued to Mr. Spada and HEMG two 1099s in relation to 2011 for $119,800 and $320,935, respectively.  No 1099s were issued to HEMG or Mr. Spada prior to 2011, and the difference was added to the loan receivable. The Public Company will issue Mr. Spada additional 1099s for each of the years he borrowed the funds.

On September 16, 2011, Mr. Spada sold 3,769,150 shares of Series C (equivalent to 3,193,906 shares of common stock of the Public Company) for $1,000,000 or approximately $0.265 per share (or the equivalent of $0.313 per share of the Public Company’s common stock).  Mr. Michael Mathews, Chief Executive Officer, was one of the purchasers; other purchasers included Mr. David Garrity, Aspen’s Chief Financial Officer, and Michael D’Anton, MD, Mr. C. James Jensen and John Scheibelhoffer MD who are Aspen directors. On September 21, 2011, Aspen lent $238,210 to Mr. Mathews to allow him to acquire Series C from HEMG.  The loan was for a nine month period with 3% per annum interest and was guaranteed by Mr. Mathews’ wife and secured by a pledge of 40,000 shares of interclick, inc. common stock owned by Mr. Mathews. Mr. Mathews repaid the loan in December 2011. In December 2011, Aspen lent Mr. Brad Powers, Chief Marketing Officer, $150,000 in exchange for a promissory note bearing 3% per annum interest due September 14, 2012.  As collateral, the note was secured by 500,000 shares of Aspen’s common stock.  The loan was repaid in February 2012.

On August 14, 2012, Mr. Mathews, our Chief Executive Officer, loaned Aspen $300,000 in exchange for a convertible demand note bearing interest at 5% per annum. The note is convertible at $0.35 per share, and the due date has been extended until August 31, 2013.  In March 2012, Mr. Mathews loaned Aspen $300,000 in exchange for a convertible note bearing interest at 0.19% per annum.  The note is convertible at $1.00 per share, and the due date has been extended to August 31, 2013.

On September 16, 2011, Aspen also exchanged general releases with Mr. Spada/HEMG, and Mr. Spada entered into a modified non-compete agreement where he was permitted to compete with Aspen except with respect to three corporate customers for whom Aspen has an existing commercial relationship with. He also agreed to a two-year confidentiality provision and agreed not to solicit employees for nine months after expiration of the Consulting Agreement. Excluded from the non-solicitation were the Karl’s and the bookkeeper referred to above. Finally, Aspen entered into an Indemnification Agreement with HEMG on September 16, 2011 agreeing to indemnify it from liability for its actions to the fullest extent permitted by law. The Indemnification Agreement is similar to the form Aspen provides to its directors and executive officers which is a standard form of corporate indemnification agreement.  The Indemnification Agreement is attached as Exhibit 10.20 to the Registration Statement containing this prospectus.  Aspen’s Second Amended and Restated Certificate of Incorporation contains a provision which precludes indemnification of expenses from any litigation between Aspen and any officer or director

During 2009, Aspen received a loan of $50,000 from the brother of Patrick Spada, the former Chairman of Aspen.  During 2011 and 2010, the loans were non-interest bearing demand loans.  In 2012, the lender agreed to convert the loan into a long-term convertible note payable.  Additionally, in 2010, Aspen acquired $52,000 of courseware curricula from an entity owned by the brother of the former Chairman of Aspen and later sold $125,000 of course curricula to HEMG.

See page 57 of this prospectus concerning amendments to executive employment agreements.

In May 2011, the following investments in Aspen’s Series A or Series A Preferred Stock offering were made directly or indirectly by our officers and/or directors:

●	David Pasi invested $30,000 for 31,500 shares of Series A.

●	Sanford Rich invested $25,000 for 26,250 shares of Series A*.

●	C. James Jensen invested $50,000 for 52,500 shares of Series A.

●	Michael Mathews invested $150,000 for 157,500 shares of Series A.

●	David Garrity invested $25,000 for 26,250 shares of Series A*.
___________
*Messrs. Rich and Garrity were not affiliated with Aspen at the time.

In May 2011, the following investments in Aspen’s Series B Preferred Stock, or Series B offering were made directly or indirectly by officers and/or directors:

●	Michael Mathews invested $50,000 for 52,631 shares of Series B.

●	John Scheibelhoffer invested $31,500 for 33,157 shares of Series B.

●	Michael D’Anton invested $7,500 for 7,894 shares of Series B.

In September 2011, the following investments in Series C were made directly or indirectly by officers and/or directors:

●	John Scheibelhoffer invested $50,000 for 188,457 shares of Series C.

●	Michael D’Anton invested $50,000 for 188,457 shares of Series C.

●	C. James Jensen invested $53,062 for 200,000 shares of Series C.

●	David E. Pasi invested $50,000 for 188,457 shares of Series C.

●	David Garrity invested $25,053 for 94,430 shares of Series C.

●	Michael Mathews invested $238,209.94 for 897,848 shares of Series C.

●	Gerald Williams invested $25,000 for 94,229 shares of Series C.

The Series C shares were sold by HEMG, not Aspen.

On April 10, 2012, HEMG sold 400,000 shares of common stock of Aspen for $200,000 to individuals who were not executive officers or directors of Aspen, or the April Agreement.  In connection with the April Agreement, Aspen guaranteed that it would purchase 600,000 shares at $0.50 per share within 90 days of the April Agreement and agreed to use its best efforts to purchase an additional 1,400,000 shares of common stock at $0.50 per shares within 180 days from the date of the April Agreement.  A group of predominately existing shareholders have purchased 336,000 shares of common stock at $0.50 per share and the Public Company purchased 264,000 shares at $0.50 per share.  A number of years ago Dr. Michael D’Anton lent Aspen $25,000 of which $22,000 was owed at September 30, 2012.  In November 2012, Dr. D’Anton cancelled Aspen’s obligation in exchange for 62,857 five-year vested options exercisable at $0.35 per share.  Provided that HEMG and Mr. Spada meet their obligations under the April Agreement, Aspen agreed to allow HEMG and Mr. Spada to privately sell up to 500,000 shares privately which are subject to the lock-up agreement described above provided that the purchaser agreed to be bound by the terms of the lock-up.  Additionally, under the April Agreement, HEMG and Mr. Spada agreed not to commence any lawsuit, or cooperate in any lawsuit against Aspen, except in an action, claim or lawsuit which is brought against HEMG or Mr. Spada by Aspen in which case HEMG and Mr. Spada may assert any counterclaim or cross-claim against Aspen.  Additionally, Aspen agreed to extend the due date on the $772,793 receivable to September 30, 2014.

DESCRIPTION OF SECURITIES

We are authorized to issue 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of the date of this prospectus, 53,485,847 shares of common stock and 0 shares of preferred stock are outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

The following discussion of our common stock is qualified in its entirety by our Certificate of Incorporation, our Bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our to make more difficult or to discourage an attempt to obtain control of usell by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by our Board without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of usell.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our bylaws provide that vacancies on the Board may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Shareholders. A special meeting of shareholders may only be called the Board.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.  In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;

●
Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders.  We have not opted out of this Statute.  This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Shareholders have informed Aspen that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Aspen is required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Transfer Agent

Action Stock Transfer Corp. is our transfer agent located at 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, Utah 84121.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended December 31, 2011 and 2010 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  We also file periodic reports and other information with the SEC.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Aspen Group, Inc. and Subsidiaries Index to Condensed Consolidated Financial Statements

ASPEN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,477,356	$766,602
Accounts receivable, net of allowance of $99,580 and $47,595, respectively	726,063	847,234
Accounts receivable, secured - related party	-	772,793
Note receivable from officer, secured - related party	-	150,000
Prepaid expenses	80,682	103,478
Other current assets	20,927	-
Total current assets	3,305,028	2,640,107

Restricted cash	264,832	-
Property and equipment, net	104,762	129,944
Intangible assets, net	1,388,531	1,236,996
Accounts receivable, secured - related party, net of allowance of $502,315 and $0, respectively	270,478	-
Other assets	6,559	6,559

Total assets	$5,340,190	$4,013,606

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$1,435,595	$1,094,029
Accrued expenses	973,500	167,528
Deferred revenue	1,107,274	835,694
Convertible notes payable, current portion - related party	600,000	-
Notes payable, current portion	22,000	6,383
Loan payable to stockholder	491	-
Deferred rent, current portion	5,766	4,291
Total current liabilities	4,144,626	2,107,925

Line of credit	215,754	233,215
Loans payable (includes $50,000 to related parties)	-	200,000
Convertible notes payable (includes $50,000 to related parties)	200,000	-
Notes payable	-	8,768
Deferred rent	16,582	21,274
Total liabilities	4,576,962	2,571,182

Commitments and contingencies - See Note 7

Temporary equity:
Series A preferred stock, $0.001 par value; 850,500 shares designated,
none and 850,395 shares issued and outstanding, respectively	-	809,900
Series D preferred stock, $0.001 par value; 3,700,000 shares designated, none and 1,176,750 shares issued and outstanding, respectively
(liquidation value of $1,176,750)	-	1,109,268
Series E preferred stock, $0.001 par value; 2,000,000 shares designated, none and 1,700,000 shares issued and outstanding, respectively
(liquidation value of $1,700,000)	-	1,550,817
Total temporary equity	-	3,469,985

Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value; 10,000,000 shares authorized
Series C preferred stock, $0.001 par value; 11,411,400 shares designated, none and 11,307,450 shares issued and outstanding, respectively
(liquidation value of $11,307)	-	11,307
Series B preferred stock, $0.001 par value; 368,421 shares designated,
none and 368,411 shares issued and outstanding, respectively	-	368
Common stock, $0.001 par value; 120,000,000 shares authorized,
53,164,863 and 11,837,930 issued and outstanding, respectively	53,165	11,838
Additional paid-in capital	11,212,809	3,275,296
Accumulated deficit	(10,502,746)	(5,326,370)
Total stockholders’ equity (deficiency)	763,228	(2,027,561)

Total liabilities and stockholders’ equity (deficiency)	$5,340,190	$4,013,606

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ASPEN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	Septmber 30, 2012	Septmber 30, 2011	Septmber 30, 2012	Septmber 30, 2011

Revenues	$1,253,190	$1,134,315	$4,018,291	$3,092,779

Costs and expenses:
Instructional costs and services	759,805	512,053	2,504,215	1,498,667
Marketing and promotional	299,401	132,569	1,176,814	272,959
General and adminstrative	1,389,940	1,274,238	4,368,454	2,328,421
Receivable collateral valuation reserve	193,198	-	502,315	-
Depreciation and amortization	103,738	71,442	289,675	177,846
Total costs and expenses	2,746,082	1,990,302	8,841,473	4,277,893

Operating loss	(1,492,892)	(855,987)	(4,823,182)	(1,185,114)

Other income (expense):
Interest income	153	347	882	355
Interest expense	(229,237)	(4,550)	(359,955)	(11,376)
Gain on disposal of property and equipment	-	-	5,879	-
Loss due to unauthorized borrowing	-	-	-	(14,876)
Total other income (expense)	(229,084)	(4,203)	(353,194)	(25,897)

Loss before income taxes	(1,721,976)	(860,190)	(5,176,376)	(1,211,011)

Income tax expense (benefit)	-	-	-	-

Net loss	(1,721,976)	(860,190)	(5,176,376)	(1,211,011)

Cumulative preferred stock dividends	-	(24,685)	(37,379)	(40,219)

Net loss allocable to common stockholders	$(1,721,976)	$(884,875)	$(5,213,755)	$(1,251,230)

Net loss per share allocable to common stockholders:
Basic and diluted	$(0.05)	$(0.07)	$(0.18)	$(0.08)

Weighted average number of common shares outstanding:
Basic and diluted	35,687,944	11,871,950	29,172,716	16,559,115

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ASPEN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012
(Unaudited)

									Total
	Preferred Stock						Additional		Stockholders'
	Series B		Series C		Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at December 31, 2011	368,411	$368	11,307,450	$11,307	11,837,930	$11,838	$3,275,296	$(5,326,370)	$(2,027,561)

Conversion of all preferred shares into common shares	(368,411)	(368)	(11,307,450)	(11,307)	13,677,274	13,677	3,467,983	-	3,469,985

Recapitalization	-	-	-	-	9,760,000	9,760	(30,629)	-	(20,869)

Conversion of convertible notes into common shares	-	-	-	-	5,293,152	5,293	1,770,532	-	1,775,825

Issuance of common shares and warrants for cash	-	-	-	-	7,877,144	7,877	2,487,022	-	2,494,899

Issuance of common shares and warrants due to price protection	-	-	-	-	4,516,917	4,517	(4,517)	-	-

Issuance of common shares and warrants to settle accrued interest	-	-	-	-	202,446	203	70,451	-	70,654

Stock-based compensation	-	-	-	-	-	-	176,671	-	176,671

Net loss	-	-	-	-	-	-	-	(5,176,376)	(5,176,376)

Balance at September 30, 2012	-	$-	-	$-	53,164,863	$53,165	$11,212,809	$(10,502,746)	$763,228

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ASPEN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	Septmber 30, 2012	Septmber 30, 2011
Cash flows from operating activities:
Net loss	$(5,176,376)	$(1,211,011)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	197,952	16,963
Receivable collateral valuation reserve	502,315	-
Amortization of debt issuance costs	266,473	-
Gain on disposal of property and equipment	(5,879)	-
Depreciation and amortization	289,675	177,845
Loss on settlement of accrued interest	3,339	-
Issuance of convertible notes in exchange for services rendered	38,175	22,000
Stock-based compensation	176,671	-
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(76,781)	314,588
Accounts receivable, secured - related party	-	7,376
Prepaid expenses	22,796	(171,116)
Other current assets	(20,927)	(274)
Accounts payable	353,216	570,388
Accrued expenses	872,572	(246,083)
Deferred rent	(3,217)	(1,743)
Deferred revenue	271,580	131,012
Net cash used in operating activities	(2,288,416)	(390,055)

Cash flows from investing activities:
Cash acquired as part of merger	337	3,200
Purchases of property and equipment	(6,005)	(133,431)
Purchases of intangible assets	(419,295)	(789,262)
Increase in restricted cash	(264,832)	-
Advances to officer for note receivable	-	(238,210)
Proceeds received from officer loan repayments	150,000	-
Net cash used in investing activities	(539,795)	(1,157,703)

Cash flows from financing activities:
Proceeds from (repayments on) line of credit, net	(17,461)	(4,529)
Proceeds from issuance of common shares and warrants, net	2,494,899	-
Principal payments on notes payable	-	(4,357)
Proceeds received from issuance of convertible notes and warrants	1,706,000	255,000
Proceeds from related party for convertible notes	600,000	73,000
Disbursements for debt issuance costs	(266,473)	-
Proceeds from issuance of Series A, D and E preferred stock	-	3,469,985
Repayments of convertible notes payable	-	(25,000)
Proceeds from note payable	22,000	-
Disbursements to purchase treasury shares	-	(740,000)
Net cash provided by financing activities	4,538,965	3,024,099

Net increase in cash and cash equivalents	1,710,754	1,476,341

Cash and cash equivalents at beginning of period	766,602	294,838

Cash and cash equivalents at end of period	$2,477,356	$1,771,179

Supplemental disclosure of cash flow information:
Cash paid for interest	$273,170	$18,329
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of all preferred shares into common shares	$3,469,985	$-
Conversion of convertible notes payable into common shares	$1,775,825	$-
Conversion of loans payable to convertible notes payable	$200,000	$-
Issuance of common shares and warrants to settle accrued interest	$70,654	$-
Liabilities assumed in recapitalization	$21,206	$-
Settlement of notes payable by disposal of property and equipment	$15,151	$-
Issuance of convertible notes payable to pay accounts payable	$11,650	$-
Conversion of convertible notes payable into Preferred Series B shares	$-	$350,000
Recognition of accrual to rescing common shares	$-	$165,000

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Note 1.  Nature of Operations and Going Concern

Overview

Aspen Group, Inc. (together with its subsidiaries, the “Company” or “Aspen”) was founded in Colorado in 1987 as the International School of Information Management.  On September 30, 2004, it was acquired by Higher Education Management Group, Inc. (“HEMG”) and changed its name to Aspen University Inc.  On May 13, 2011, the Company formed in Colorado a subsidiary, Aspen University Marketing, LLC, which is currently inactive.  On March 13, 2012, the Company was recapitalized in a reverse merger (See Note 9).  All references to the Company or Aspen before March 13, 2012 are to Aspen University, Inc.

Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is that approximately 87% of our degree-seeking students (as of September 30, 2012) were enrolled in graduate degree programs (Master or Doctorate degree program).  Since 1993, we have been nationally accredited by the Distance Education and Training Council (“DETC”), a national accrediting agency recognized by the U.S. Department of Education (the “DOE”).

Basis of Presentation

The interim condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our results of operations for the three and nine months ended September 30, 2012 and 2011, our cash flows for the nine months ended September 30, 2012 and 2011 and our financial position as of September 30, 2012 have been made.  The results of operations for such interim periods are not necessarily indicative of the operating results to be expected for the full year.

Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted from these interim consolidated financial statements.  Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Report on Form 8-K/A for the year ended December 31, 2011, as filed with the SEC on September 21, 2012.  The December 31, 2011 balance sheet is derived from those statements.

Going Concern

The Company had a net loss allocable to common stockholders of $5,213,755 and negative cash flows from operations of $2,288,416 for the nine months ended September 30, 2012.  The Company’s ability to continue as a going concern is contingent on securing additional debt or equity financing from outside investors.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of equity securities.  Since the beginning of 2012, the Company has raised $5,063,000 in gross funding including: (i) $1,706,000 from the sale of convertible notes and warrants under the Laidlaw arrangement (See Note 6), (ii) $600,000 from the sale of convertible notes to the Company’s CEO (See Notes 6 and 11), and (iii) $2,757,000 from Units (consisting of common shares and warrants) (See Note 9).  In addition, the Company is seeking to raise up to $2,030,000 from the sale of additional Units as part of the same Unit offering described above.

The consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2.  Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Aspen Group, Inc. and its wholly-owned subsidiaries.  All intercompany balances and transactions have been eliminated in consolidation.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the unaudited condensed consolidated financial statements.  Actual results could differ from those estimates.  Significant estimates in the accompanying unaudited condensed consolidated financial statements include the allowance for doubtful accounts and other receivables, the valuation of collateral on certain receivables, the valuation and amortization periods of intangible assets, valuation of stock-based compensation and the valuation allowance on deferred tax assets.

Restricted Cash

Restricted cash represents amounts pledged as security for transactions involving Title IV programs.  Upon the DOE’s completion of its review of the Company’s application to participate in Title IV programs, the funds are expected to be released and available for use by the Company.

Consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the reverse merger, and Aspen must apply to DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011.  On March 27, 2012, the Company opened a 12-month money market account, maturing March 28, 2013, with its banking institution in the amount of $105,865 and pledged that to the letter of credit.  On June 18, 2012, the DOE, having reviewed Aspen’s same-day balance sheet filing and application for approval of the change in ownership and control, notified Aspen of the DOE’s requirement that Aspen increase its letter of credit by August 31, 2012 from 10% to 25% of Aspen’s Title IV receipts in 2011.  Accordingly, on August 27, 2012, the Company deposited an additional $158,500 into the money market acct.  On August 31, 2012, the Company pledged the additional $158,500 to the letter of credit and extended the due date to December 31, 2013.  The Company shall consider $264,832 (includes accrued interest of $467) as restricted cash (shown as a long-term asset as of September 30, 2012) until such letter of credit expires.  As of September 30, 2012, the account bears interest of 0.25%.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;

Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market activity that are significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Net Loss Per Share

Net loss per common share is based on the weighted average number of shares of common stock outstanding during each period. Common stock equivalents, including 4,764,371 and 0 stock options, 6,643,264 and 456,000 stock warrants, and a variable amount of shares (a minimum of 1,357,143 and 0 common shares as of September 30, 2012 and 2011) underlying $800,000 and $0 of convertible notes payable for the nine months ended September 30, 2012 and 2011, respectively, are not considered in diluted loss per share because the effect would be anti-dilutive.

Recent Accounting Pronouncements

In June 2011, the FASB, issued ASU 2011-05, which amends ASC Topic 220, Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity.  The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income.  This ASU is effective for interim and annual periods beginning after December 15, 2011.  The Company adopted ASU 2011-05 effective January 1, 2012, and such adoption did not have a material effect on the Company's financial statements.

Note 3. Secured Note and Accounts Receivable – Related Parties

Note Receivable, Secured – Related Party

On December 14, 2011, the Company loaned $150,000 to an officer of the Company in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 500,000 shares of the Company’s common stock owned personally by the officer.  The note along with accrued interest was due and payable on September 14, 2012.  For the nine months ended September 30, 2012, interest income of $594 was recognized on the note receivable.  As of December 31, 2011, the balance due on the note receivable was $150,000, all of which is short-term.  On February 16, 2012, the note receivable from an officer was repaid along with accrued interest (See Note 11).

Accounts Receivable, Secured – Related Party

On March 30, 2008 and December 1, 2008, the Company sold course curricula pursuant to marketing agreements to Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company, in the amount of $455,000 and $600,000, respectively; UCC filings were filed accordingly.  Under the marketing agreements, the receivables are due net 60 months.  On September 16, 2011, HEMG pledged 772,793 Series C preferred shares (automatically converted to 654,850 common shares on March 13, 2012) of the Company as collateral for this account receivable.  On March 8, 2012, due to the impending reduction in the value of the collateral as the result of the Series C conversion ratio and the Company’s inability to engage Mr. Spada in good faith negotiations to increase HEMG’s pledge, Michael Mathews, the Company’s CEO, pledged 117,943 common shares of the Company, owned personally by him, valued at $1.00 per share based on recent sales of capital stock as additional collateral to the accounts receivable, secured – related party.  On March 13, 2012, the Company deemed the receivables stemming from the sale of courseware curricula to be in default.

On April 4, 2012, the Company entered into an agreement with: (i) an individual, (ii) Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company and (iii) Mr. Patrick Spada.  Under the agreement, (a) the individual shall purchase and HEMG shall sell to the individual 400,000 common shares of the Company at $0.50 per share by April 10, 2012; (b) the Company guaranteed it would purchase at least 600,000 common shares of the Company at $0.50 per share within 90 days of the agreement and the Company would use its best efforts to purchase from HEMG and resell to investors an additional 1,400,000 common shares of the Company at $0.50 per share within 180 days of the agreement; (c) provided HEMG and Mr. Patrick Spada fulfill their obligations under (a) and (b) above, the Company shall consent to additional private transfers by HEMG and/or Mr. Patrick Spada of up to 500,000 common shares of the Company on or before March 13, 2013; (d) HEMG  agrees to not sell, pledge or otherwise transfer 142,500 common shares of the Company pending resolution of a dispute regarding the Company’s claim that HEMG sold 131,500 common shares of the Company without having enough authorized shares and a stockholder did not receive 11,000 common shares of the Company owed to him as a result of a stock dividend; and (e) the Company shall waive any default of the accounts receivable, secured - related party and extend the due date to September 30, 2014.  A group of predominantly existing shareholders implemented the purchase of 400,000 common shares at $0.50 per share per section (a) above on or before the April 10, 2012 deadline.  As of September 30, 2012, third party investors purchased 336,000 shares for $168,000 per section (b) above (See Note 7).  Based on proceeds received on September 28, 2012 under a private placement at $0.35 per unit (consisting of one common share and one-half of a warrant exercisable at $0.50 per share), the value of the aforementioned collateral decreased.  Accordingly, as of September 30, 2012, the Company has recognized an allowance of $502,315 for this account receivable.  As of September 30, 2012 and December 31, 2011, the balance of the account receivable, net of allowance, was $270,478 and $772,793 and is shown as accounts receivable, secured – related party, net (See Note 11).

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Note 4.  Intangible Assets

Intangible assets consisted of the following at September 30, 2012 and December 31, 2011:

	Septmber 30, 2012	December 31, 2011
Course curricula	$2,097,038	$2,072,238
Call center	1,321,950	927,455
	3,418,988	2,999,693
Accumulated amortization	(2,030,457)	(1,762,697)
Intangible assets, net	$1,388,531	$1,236,996

The following is a schedule of estimated future amortization expense of intangible assets as of September 30, 2012:

Year Ending December 31,
2012	$393,478
2013	352,005
2014	313,418
2015	258,574
2016	71,056
Total	$1,388,531

Amortization expense for the nine months ended September 30, 2012 and 2011 was $267,760 and $161,599, respectively.

Note 5. Loans Payable

During 2009, the Company received advances aggregating $200,000 from three individuals.  Of the total funds received, $50,000 was received from the brother of the Company’s former Chairman.  From the date the funds were received through the date the loans were converted into convertible promissory notes payable, the loans were non-interest bearing demand loans and, therefore, no interest expense was recognized or due.  As of December 31, 2011, the entire balance of the loans payable is included in long-term liabilities as the Company, in February 2012, has converted the loans into long-term convertible notes payable (See Notes 6 and 11).

Note 6. Convertible Notes Payable

As part of the recapitalization that occurred on March 13, 2012, the Company assumed from the public entity an aggregate of $20,000 of convertible notes bearing interest at 10% per annum.  Each note holder had the right, at its option and simultaneously with the first closing thereof, to convert all or a portion of the principal amount of the note into shares of the Company’s common stock at the conversion price of the next equity offering of the Company.  The notes meet the criteria of stock settled debt under ASC 480, “Distinguishing Liabilities from Equity”, and accordingly were presented at their fixed monetary amount of $20,000.  The convertible notes were past due as of the date of assumption and, accordingly, the Company was in default.  In April 2012, the convertible notes payable of $20,000 were converted into 20,000 common shares of the Company and, accordingly, the default was cured (See Note 9).

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

On February 25, 2012, February 27, 2012 and February 29, 2012, loans payable to an individual, another individual and a related party (the brother of Patrick Spada, the former Chairman of the Company), of $100,000, $50,000 and $50,000, respectively, were converted into two-year convertible promissory notes, bearing interest of 0.19% per annum.  Beginning March 31, 2012, the notes are convertible into common shares of the Company at the rate of $1.00 per share.  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue dates.  As these loans (now convertible promissory notes) are not due for at least 12 months after the balance sheet, they have been included in long-term liabilities as of September 30, 2012 (See Notes 5 and 11).

On March 13, 2012, the Company’s CEO loaned the Company $300,000 and received a convertible promissory note due March 31, 2013, bearing interest at 0.19% per annum.  The note is convertible into common shares of the Company at the rate of $1.00 per share upon five days written notice to the Company.  The Company evaluated the convertible note and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue date.  On September 4, 2012, the maturity date was extended to August 31, 2013 (See Note 11).

On February 29, 2012 (the "Effective Date"),  the Company retained the investment bank of Laidlaw & Company (UK) Ltd. ("Laidlaw") on an exclusive basis with certain "carve-out" provisions for the purpose of raising up to $6,000,000 (plus up to an additional $1,200,000 million to cover over-allotments at the option of Laidlaw) through two successive best-efforts private placements of the Company's securities.  The Phase One financing was an offering of up to 40 Units of $50,000 each and was to be completed by March 31, 2012, but was extended to June 30, 2012.  Each Unit consisted of: (i) senior secured convertible notes (the "Convertible Notes"), bearing 10% interest, convertible into the Company's common shares at the lower of (a) $1.00 or (b) 95% of the per share purchase price of any shares of common stock (or common stock equivalents) issued on or after the original issue date of the note and (ii) five-year warrant to purchase that number of the Company's common shares equal to 25% of the number of shares issuable upon conversion of the Convertible Notes.  Mandatory conversion was to occur on the initial closing of the Phase Two financing, which occurred September 28, 2012.  The Convertible Notes (as extended) had a maturity date of September 30, 2012, carried provisions for price protection and contained registration rights.  For the Phase One financing, Laidlaw received a cash fee of 10% of aggregate funds raised along with a five-year warrant (the "Laidlaw Warrant") equal to 10% of the common stock reserved for issuance in connection with the Units.  Separately, Laidlaw required an activation fee of $25,000.   As of June 30, 2012, the Company, without the assistance of any broker-dealer, raised $150,000 from the sale of 3.0 Units (including Convertible Notes payable and an estimated 37,500 warrants) from the Phase One financing and, raised another $1,289,527 (net of debt issuance costs of $266,473) from the sale of 31.12 Units (including Convertible Notes payable and an estimated 389,000 warrants) through Laidlaw.  The convertible note embedded conversion options did not qualify as derivatives since the conversion shares were not readily convertible to cash due to an inactive trading market and there was no beneficial conversion value since the conversion price equaled the fair value of the shares.  As a result of proceeds received on September 28, 2012 under a private placement at $0.35 per unit (consisting of one common share and one-half of a warrant exercisable at $0.50 per share), all of the $1,706,000 (face value) of Convertible Notes were automatically converted into 5,130,795 common shares at the contractual rate of $0.3325 per share.  In addition, 202,334 common shares and 50,591 five-year warrants exercisable at $0.3325 per share were issued to settle $67,276 of accrued interest on the aforementioned Convertible Notes.  Accordingly, a loss of $3,339 was recognized in general and administrative expenses upon settlement (See Note 9).

On May 1, 2012, the Company issued a convertible note payable to a consultant in the amount of $49,825 in exchange for past services rendered, of which $38,175 pertains to the nine months ended September 30, 2012.  The note bore interest at 0.19% per annum, had a maturity date of September 30, 2012, and was convertible into the Company’s common shares at the lower (a) $1.00 or (b) the per share purchase price of any shares of common stock (or common stock equivalents) issued on or after the original issue date of the note.  The convertible note embedded conversion options did not qualify as derivatives since the conversion shares were not readily convertible to cash due to an inactive trading market and there was no beneficial conversion value since the conversion price equaled the fair value of the shares. As a result of the private placement closing on September 28, 2012, the $49,825 (face value) convertible note was automatically converted into 142,357 common shares at the contractual rate of $0.35 per share.  In addition, 112 common shares were issued to settle $39 of accrued interest on the aforementioned convertible note.  No gain or loss was recognized upon settlement (See Note 9).

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

On August 14, 2012, the Company’s CEO loaned the Company $300,000 and received a convertible promissory note, payable on demand, bearing interest at 5% per annum.  The note is convertible into common shares of the Company at the rate of $0.35 per share (based on proceeds received on September 28, 2012 under a private placement at $0.35 per unit).  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue date.  On September 4, 2012, the maturity date was extended to August 31, 2013 (See Note 11).

Convertible notes payable consisted of the following at September 30, 2012:

Septmber 30, 2012
Note payable - related party originating August 14, 2012; no monthly payments required; bearing interest at 5%; due on demand [A]	$300,000

Note payable - related party originating March 13, 2012; no monthly payments required; bearing interest at 0.19%; maturing at March 31, 2013 [A]	300,000

Note payable - originating February 25, 2012; no monthly payments required; bearing interest at 0.19%; maturing at February 25, 2014	100,000

Note payable - originating February 27, 2012; no monthly payments required; bearing interest at 0.19%; maturing at February 27, 2014	50,000

Note payable - related party originating February 29, 2012; no monthly payments required; bearing interest at 0.19%; maturing at February 29, 2014	50,000
Total	800,000
Less: Current maturities (includes $600,000 to related parties)	(600,000)
Amount due after one year (includes $50,000 to related parties)	$200,000

[A] - effective September 4, 2012, note amended to provide a maturity date of August 31, 2013.

Future maturities of the convertible notes payable are as follows:

Year Ending December 31,
2013	$600,000
2014	200,000
$800,000

Note 7. Commitments and Contingencies

Line of Credit

The Company maintains a line of credit with a bank, up to a maximum credit line of $250,000.  The line of credit bears interest equal to the prime rate plus 0.50% (overall interest rate of 3.75% at September 30, 2012).  The line of credit requires minimum monthly payments consisting of interest only.  The line of credit is secured by all business assets, inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments and letter of credit rights of the Company.  The line of credit is for an unspecified time until the bank notifies the Company of the Final Availability Date, at which time payments on the line of credit become the sum of: (a) accrued interest and (b) 1/60th of the unpaid principal balance immediately following the Final Availability Date.  The balance due on the line of credit as of September 30, 2012 was $215,754.  Since the earliest the line of credit is due and payable is over a five year period and the Company believes that it could obtain a comparable replacement line of credit elsewhere, the entire line of credit is included in long-term liabilities.  The unused amount under the line of credit available to the Company at September 30, 2012 was $34,246.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of September 30, 2012, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Regulatory Matters

The University is subject to extensive regulation by Federal and State governmental agencies and accrediting bodies.  In particular, the HEA and the regulations promulgated thereunder by the DOE subject the University to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy to participate in the various types of federal student financial assistance programs authorized under Title IV of the HEA.  The University has had provisional certification to participate in the Title IV programs.  That provisional certification imposes certain regulatory restrictions including, but not limited to, a limit of 500 student recipients for Title IV funding for the duration of the provisional certification.  During 2011, the University’s provisional certification was scheduled to expire, but the University timely filed its application for recertification with the DOE, which extended the term of the University’s certification pending DOE review.  The provisional certification restrictions continue with regard to the University’s participation in Title IV programs.

To participate in the Title IV programs, an institution must be authorized to offer its programs of instruction by the relevant agencies of the State in which it is located, and since July 2011, potentially in the States where an institution offers postsecondary education through distance education.  In addition, an institution must be accredited by an accrediting agency recognized by the DOE and certified as eligible by the DOE.  The DOE will certify an institution to participate in the Title IV programs only after the institution has demonstrated compliance with the HEA and the DOE’s extensive academic, administrative, and financial regulations regarding institutional eligibility and certification.  An institution must also demonstrate its compliance with these requirements to the DOE on an ongoing basis.  The University performs periodic reviews of its compliance with the various applicable regulatory requirements.  If we were ineligible to receive Title IV funding, given Title IV cash receipts represented approximately 7% of total revenues in 2011, our operations and liquidity would be minimally impacted.

As a result of certain events in 2012, the Company has been requested by DOE to provide a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011, by March 28, 2012.  On March 27, 2012, the Company provided the DOE with the requested letter of credit expiring March 28, 2013.  On June 18, 2012, the DOE, having reviewed Aspen’s same-day balance sheet filing and application for approval of the change in ownership and control, notified Aspen of the DOE’s requirement that Aspen increase its letter of credit by August 31, 2012 from 10% to 25% of Aspen’s Title IV receipts in 2011.  Accordingly, on August 31, 2012, the Company provided the DOE with the increased letter for which the due date was extended to December 31, 2013.  The DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue.

The HEA requires accrediting agencies to review many aspects of an institution's operations in order to ensure that the education offered is of sufficiently high quality to achieve satisfactory outcomes and that the institution is complying with accrediting standards.  Failure to demonstrate compliance with accrediting standards may result in the imposition of probation, the requirements to provide periodic reports, the loss of accreditation or other penalties if deficiencies are not remediated.

Because the Company operates in a highly regulated industry, it may be subject from time to time to audits, investigations, claims of noncompliance or lawsuits by governmental agencies or third parties, which allege statutory violations, regulatory infractions or common law causes of action.

Delaware Approval to Confer Degrees

Aspen is a Delaware corporation.  Delaware law requires an institution to obtain approval from the Delaware Department of Education (“Delaware DOE”) before it may incorporate with the power to confer degrees.  On July 3, 2012, Aspen received notice from the Delaware DOE that it is granted provisional approval status effective until June 30, 2015.  Aspen is authorized by the Colorado Commission on Education to operate in Colorado as a degree granting institution.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Guarantee to Purchase Common Shares

On April 4, 2012, the Company entered into an agreement with: (i) an individual, (ii) Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company and (iii) Mr. Patrick Spada (See Note 3).  As part of the agreement, the Company guaranteed it would purchase at least 600,000 common shares of the Company at $0.50 per share within 90 days of the agreement.  As of July 3, 2012, the guarantee resulted in a liability of the Company to purchase these shares.  As of September 30, 2012, third party investors purchased 336,000 common shares for $168,000, leaving the Company with a remaining liability to purchase 264,000 common shares for $132,000.  On October 1, 2012, the Company purchased the 264,000 common shares for $132,000 and the shares became treasury shares.

Note 8. Temporary Equity

Prior to their conversion to common shares on March 13, 2012, the Series A, Series D and Series E preferred shares were classified as temporary equity.  During 2012 through March 13, 2012, the preferred shares accumulated additional dividends of $37,379 and as of March 13, 2012, total cumulative preferred dividends were $124,705.  On March 13, 2012, all preferred shares were automatically converted into common shares and, based on the terms of the preferred shares, none of the cumulative dividends shall ever be paid (See Note 9).

Note 9. Stockholders’ Equity (Deficiency)

Stock Dividend and Reverse Split

On February 23, 2012, the Company approved a stock dividend of one new share of the Company for each share presently held.  Following the stock dividend, the Company approved a one-for-two reverse stock split as of the close of business on February 24, 2012 in which each two shares of common stock shall be combined into one share of common stock.  This was done in order to reduce the conversion ratio of the convertible preferred stock for all Series to 1 for 1 except for Series C, which had a conversion ratio of 0.8473809.

Common Stock

On March 13, 2012, all of the outstanding preferred shares of the Company were automatically converted into 13,677,274 common shares of Aspen Group, Inc. (See Note 8).

Pursuant to the recapitalization discussed below, the Company is deemed to have issued 9,760,000 common shares to the original stockholders of the publicly-held entity.

In April 2012, the Company issued 20,000 common shares upon the conversion of $20,000 of convertible notes payable (See Note 6).

On September 28, 2012, the Company raised $2,494,899 (net of offering costs of $262,101) from the sale of 78.77 Units (including 7,877,144 common shares and 3,938,570 five-year warrants exercisable at $0.50 per share) through Laidlaw.  Of the amount raised $212,000 or 605,716 common shares were from directors of the Company.  Also, on September 28, 2012, as a result of this financing, all of the $1,706,000 (face value) of Convertible Notes from the Phase One financing automatically converted into 5,130,795 common shares at the contractual rate of $0.3325 per share.  In addition, 202,334 common shares and 50,591 five-year warrants exercisable at $0.3325 per share were issued to settle $67,276 of accrued interest on the aforementioned Convertible Notes.  Accordingly, a loss of $3,339 was recognized upon settlement (See Note 6).

On September 28, 2012, as a result of the aforementioned financing, a $49,825 (face value) convertible note was automatically converted into 142,357 common shares at the contractual rate of $0.35 per share.  In addition, 112 common shares were issued to settle $39 of accrued interest on the aforementioned convertible note.  No gain or loss was recognized upon settlement (See Note 6).

On September 28, 2012, as a result of the initial closing of the Phase Two financing, 4,516,917 common shares were issued to the former owners of Series D and Series E shares under the price protection provision.  This resulted in an increase in common stock of $4,517 with a corresponding decrease in additional paid-in capital.  550,000 of the former Series D shares and all 1,700,000 of the former Series E shares continue to have price protection through March 13, 2015.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Recapitalization

On March 13, 2012 (the “recapitalization date”), the Company was acquired by Aspen Group, Inc., an inactive publicly-held company, in a reverse merger transaction accounted for as a recapitalization of the Company (the “Recapitalization” or the “Reverse Merger”).  The common and preferred stockholders of the Company received 25,515,204 common shares of Aspen Group, Inc. in exchange for 100% of the capital stock of Aspen University Inc.  For accounting purposes, Aspen University Inc. is the acquirer and Aspen Group, Inc. is the acquired company because the stockholders of Aspen University Inc. acquired both voting and management control of the combined entity.  The Company is deemed to have issued 9,760,000 common shares to the original stockholders of the publicly-held entity.  Accordingly, after completion of the recapitalization, the historical operations of the Company are those of Aspen University Inc. and the operations since the recapitalization date are those of Aspen University Inc. and Aspen Group, Inc.  The assets and liabilities of both companies are combined at historical cost on the recapitalization date.  As a result of the recapitalization and conversion of all Company preferred shares into common shares of the public entity, all redemption and dividend rights of preferred shares were terminated.  As a result of the recapitalization, the Company now has 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share authorized.  The assets acquired and liabilities assumed from the publicly-held company were as follows:

Cash and cash equivalents	$337
Liabilities assumed	(21,206)
Net	$(20,869)

Stock Warrants

All outstanding warrants issued by the Company to date have been related to capital raises.  Accordingly, the Company has not recognized any stock-based compensation for warrants issued during the periods presented.

A summary of the Company’s warrant activity during the nine months ended September 30, 2012 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Warrants	Shares	Price	Term	Value
Balance Outstanding, December 31, 2011	456,000	$0.33
Issued	6,187,264	$0.44
Exercised	-	-
Forfeited	-	-
Expired	-	-
Balance Outstanding, September 30, 2012	6,643,264	$0.43	4.7	$47,332

Exercisable, September 30, 2012	6,643,264	$0.43	4.7	$47,332

Of the Company’s outstanding warrants, 2,654,103 contain price protection.  The Company evaluated whether the price protection provision of the warrant would cause derivative treatment.  In its assessment, the Company determined that since its shares are not readily convertible to cash due to no active public market existing, the warrants are excluded from derivative treatment.  Certain of the company’s outstanding warrants also have a cashless exercise provision.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

Stock Incentive Plan and Stock Option Grants to Employees and Directors

Immediately following the closing of the Reverse Merger, on March 13, 2012, the Company adopted the 2012 Equity Incentive Plan (the “Plan”) that provides for the grant of 2,500,000 shares (increased to 5,600,000 shares effective September 28, 2012) in the form of incentive stock options, non-qualified stock options, restricted shares, stock appreciation rights and restricted stock units to employees, consultants, officers and directors.  As of September 30, 2012, 835,629 shares were remaining under the Plan for future issuance.

During the nine months ended September 30, 2012, the Company granted 4,779,371 stock options to employees, all of which were under the Plan, having an exercise price ranging from $0.35 to $1.00 per share.  While most of the options vest pro rata over three to four years on each anniversary date, 166,665 vested immediately; all options expire five years from the grant date.  The total fair value of stock options granted to employees during the nine months ended September 30, 2012 was $961,808, which is being recognized over the respective vesting periods.  The Company recorded compensation expense of $118,921 for the nine months ended September 30, 2012, in connection with employee stock options.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of the Company’s stock price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates.  The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements.  These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.  The Company recognizes compensation on a straight-line basis over the requisite service period for each award.  The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted to employees during the nine months ended September 30, 2012 and 2011:

	For the Nine	For the Nine
	Months Ended	Months Ended
Assumptions	Septmber 30, 2012	Septmber 30, 2011
Expected life (years)	2.5 - 3.8	N/A
Expected volatility	44.2%	N/A
Weighted-average volatility	44.2%	N/A
Risk-free interest rate	0.31% - 0.60%	N/A
Dividend yield	0.00%	N/A
Expected forfeiture rate	1.4%	N/A

The Company utilized the simplified method to estimate the expected life for stock options granted to employees.  The simplified method was used as the Company does not have sufficient historical data regarding stock option exercises.  The expected volatility is based on the average of the expected volatilities from the most recent audited financial statements available for comparative public companies that are deemed to be similar in nature to the Company.  The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected life of the related option at the time of the grant.  Dividend yield is based on historical trends.  While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased.

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

A summary of the Company’s stock option activity for employees and directors during the nine months ended September 30, 2012 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Balance Outstanding, December 31, 2011	-
Granted	4,779,371	$0.61
Exercised	-
Forfeited	(190,000)	$1.00
Expired	-
Balance Outstanding, September 30, 2012	4,589,371	$0.59	4.8	$-

Expected to vest, September 30, 2012	4,531,194	$0.59	4.8	$-

Exercisable, September 30, 2012	166,665	$0.35	5.0	$-

The weighted-average grant-date fair value of options granted to employees during the nine months ended September 30, 2012 was $0.20.

As of September 30, 2012, there was $768,582 of total unrecognized compensation costs related to nonvested share-based compensation arrangements.  That cost is expected to be recognized over a weighted-average period of 1.6 years.

Stock Option Grants to Non-Employees

During the nine months ended September 30, 2012, the Company granted 175,000 stock options to non-employees, all of which were under the Plan, having an exercise price of $1.00 per share.  The options vest pro rata over three years on each anniversary date; all options expire five years from the grant date.  The total fair value of stock options granted to non-employees during the nine months ended September 30, 2012 was $57,750, all of which was recognized immediately as these stock options were issued for prior services rendered.  The Company recorded compensation expense of $57,750 for the nine months ended September 30, 2012, in connection with non-employee stock options.

The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted to non-employees during the nine months ended September 30, 2012 and 2011:

	For the Nine	For the Nine
	Months Ended	Months Ended
Assumptions	Septmber 30, 2012	Septmber 30, 2011
Expected life (years)	3.5	N/A
Expected volatility	44.2%	N/A
Weighted-average volatility	44.2%	N/A
Risk-free interest rate	0.60%	N/A
Dividend yield	0.00%	N/A

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

A summary of the Company’s stock option activity for non-employees during the nine months ended September 30, 2012 is presented below:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Balance Outstanding, December 31, 2011	-
Granted	175,000	$1.00
Exercised	-
Forfeited	-
Expired	-
Balance Outstanding, September 30, 2012	175,000	$1.00	4.5	$-

Expected to vest, September 30, 2012	175,000	$1.00	4.5	$-

Exercisable, September 30, 2012	-	N/A	N/A	N/A

The weighted-average grant-date fair value of options granted to non-employees during the nine months ended September 30, 2012 was $0.33.

Note 10. Concentrations

Concentration of Revenues, Accounts Receivable and Costs and Expenses

For the three and nine months ended September 30, 2012 and 2011, the Company had significant customers with individual percentage of total revenues equaling 10% or greater as follows:

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	Septmber 30, 2012	Septmber 30, 2011	Septmber 30, 2012	Septmber 30, 2011
Customer 1	27.5%	38.3%	35.9%	42.9%
Customer 2	-	11.4%	13.1%	-
Totals	27.5%	49.7%	49.0%	42.9%

At September 30, 2012 and December 31, 2011, concentration of accounts receivable with significant customers representing 10% or greater of accounts receivable was as follows:

	Septmber 30, 2012	December 31, 2011
Customer 1	22.1%	53.4%
Customer 2	15.0%	17.3%
Customer 3	15.0%	-
Totals	52.1%	70.7%

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

For the three and nine months ended September 30, 2012 and 2011, the Company had significant vendors representing 10% or greater of cost and expense as follows:

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	Septmber 30, 2012	Septmber 30, 2011	Septmber 30, 2012	Septmber 30, 2011
Vendor 1	10.2%	17.6%	13.3%	25.2%
Totals	10.2%	17.6%	13.3%	25.2%

Note 11. Related Party Transactions

On December 14, 2011, the Company loaned $150,000 to an officer of the Company in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 500,000 shares of the Company’s common stock owned personally by the officer.  The note along with accrued interest was due and payable on September 14, 2012.  For the three months ended September 30, 2012, interest income of $594 was recognized on the note receivable.  As of December 31, 2011, the balance due on the note receivable was $150,000, all of which is short-term.  On February 16, 2012, the note receivable from an officer was repaid along with accrued interest (See Note 3).

On March 30, 2008 and December 1, 2008, the Company sold course curricula pursuant to marketing agreements to Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company, in the amount of $455,000 and $600,000, respectively; UCC filings were filed accordingly.  Under the marketing agreements, the receivables are due net 60 months.  On September 16, 2011, HEMG pledged 772,793 Series C preferred shares (automatically converted to 654,850 common shares on March 13, 2012) of the Company as collateral for this account receivable.  On March 8, 2012, due to the impending reduction in the value of the collateral as the result of the Series C conversion ratio and the Company’s inability to engage Mr. Spada in good faith negotiations to increase HEMG’s pledge, Michael Mathews, the Company’s CEO, pledged 117,943 common shares of the Company, owned personally by him, valued at $1.00 per share based on recent sales of capital stock as additional collateral to the accounts receivable, secured – related party.  On March 13, 2012, the Company deemed the receivables stemming from the sale of courseware curricula to be in default.

On April 4, 2012, the Company entered into an agreement with: (i) an individual, (ii) Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company and (iii) Mr. Patrick Spada.  Under the agreement, (a) the individual shall purchase and HEMG shall sell to the individual 400,000 common shares of the Company at $0.50 per share by April 10, 2012; (b) the Company guaranteed it would purchase at least 600,000 common shares of the Company at $0.50 per share within 90 days of the agreement and the Company would use its best efforts to purchase from HEMG and resell to investors an additional 1,400,000 common shares of the Company at $0.50 per share within 180 days of the agreement; (c) provided HEMG and Mr. Patrick Spada fulfill their obligations under (a) and (b) above, the Company shall consent to additional private transfers by HEMG and/or Mr. Patrick Spada of up to 500,000 common shares of the Company on or before March 13, 2013; (d) HEMG  agrees to not sell, pledge or otherwise transfer 142,500 common shares of the Company pending resolution of a dispute regarding the Company’s claim that HEMG sold 131,500 common shares of the Company without having enough authorized shares and a stockholder did not receive 11,000 common shares of the Company owed to him as a result of a stock dividend; and (e) the Company shall waive any default of the accounts receivable, secured - related party and extend the due date to September 30, 2014.  A group of predominantly existing shareholders implemented the purchase of 400,000 common shares at $0.50 per share per section (a) above on or before the April 10, 2012 deadline.  As of September 30, 2012, third party investors placed $168,000 in escrow to purchase 336,000 shares per section (b) above (See Note 7).  Based on proceeds received on September 28, 2012 under a private placement at $0.35 per unit (consisting of one common share and one-half of a warrant exercisable at $0.50 per share), the value of the aforementioned collateral decreased.  Accordingly, as of September 30, 2012, the Company has recognized an allowance of $502,315 for this account receivable.  As of September 30, 2012 and December 31, 2011, the balance of the account receivable, net of allowance, was $270,478 and $772,793 and is shown as accounts receivable, secured – related party, net (See Note 3).

ASPEN GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2012
(Unaudited)

On February 25, 2012, February 27, 2012 and February 29, 2012, loans payable to an individual, another individual and a related party (the brother of Patrick Spada, the former Chairman of the Company), of $100,000, $50,000 and $50,000, respectively, were converted into two-year convertible promissory notes, bearing interest of 0.19% per annum.  Beginning March 31, 2012, the notes are convertible into common shares of the Company at the rate of $1.00 per share.  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue dates.  As these loans (now convertible promissory notes) are not due for at least 12 months after the balance sheet, they have been included in long-term liabilities as of September 30, 2012 (See Notes 5 and 6).

On March 13, 2012, the Company’s CEO loaned the Company $300,000 and received a convertible promissory note due March 31, 2013, bearing interest at 0.19% per annum.  The note is convertible into common shares of the Company at the rate of $1.00 per share upon five days written notice to the Company.  The Company evaluated the convertible note and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue date.  On September 4, 2012, the maturity date was extended to August 31, 2013 (See Note 6).

On August 14, 2012, the Company’s CEO loaned the Company an additional $300,000 and received a convertible promissory note, payable on demand, bearing interest at 5% per annum.  The note is convertible into common shares of the Company at the rate of $0.35 per share (based on proceeds received on September 28, 2012 under a private placement at $0.35 per unit).  The Company evaluated the convertible note and determined that, for the embedded conversion option, there was no beneficial conversion value to record as the conversion price is considered to be the fair market value of the common shares on the note issue date.  On September 4, 2012, the maturity date was extended to August 31, 2013 (See Note 6).

The Company issued 605,716 common shares to four related party directors upon receipt of $212,000 in connection with the September 28, 2012 offering discussed in Note 9.

Note 12. Subsequent Events

On October 1, 2012, the Company purchased 264,000 common shares for $132,000, from the Company's former chairman (see Note 7). The shares are being held as treasury shares.

On October 10, 2012, the Company entered into a non-exclusive agreement with Global Arena Capital Corp. (“GAC”), a broker-dealer, through which GAC agreed to use its best efforts to raise up to $2,030,000 from the sale of Units of common stock and warrants that are identical to those Units sold on September 28, 2012.  The Company agreed to compensate GAC from sales of Units by paying it compensation equal to 10% of the gross proceeds sold by it.  The Company will also issue GAC five-year warrants to purchase 10% of the same Units it sells to investors with an exercise price equal to the purchase price paid by investors ($35,000 per Unit).  In addition, the Company agreed to pay GAC a 3% non-accountable expense allowance from the proceeds of Units sold by it.

On October 23, 2012, the Company issued a number of options and warrants as described below.  The Company retained two investor relations firms agreeing to pay one firm $50,000 a year for two years and issuing it 200,000 shares of common stock.  The second firm was retained for one year with a fee of $5,000 per month.  It also received 100,000 shares of common stock and 100,000 five-year warrants exercisable at $0.60 per share.  The Company issued another consultant $150,000 five-year warrants exercisable at $0.50 per share.  Under the Plan, the Company issued another consultant 20,000 five-year stock options exercisable at $0.50 per share vesting in equal annual increments over a three-year period subject to the consultant continuing to provide services for the Company.

The Company issued non-plan stock options to its executive officers as compensation for salary deferrals through August 31, 2012.  Messrs. Michael Mathews, Brad Powers and David Garrity received 288,911, 255,773, and 136,008 five-year stock options, respectively, exercisable at $0.35 per share which options are fully vested.  Further, the Company issued additional non-plan options to executive officers who reduced their salaries for the period September 1 through December 31, 2012.  The Company granted Messrs. Mathews, Powers and Garrity 166,666 five-year options, respectively, and Dr. Gerald Williams 47,620 five-year options, all exercisable at $0.35 per share with 25% of these options vesting on the last day of September, October, November and December 2012, subject to the applicable executive remaining employed on each applicable vesting date.  Under the Plan, the Company granted its controller 75,000 five-year options exercisable at $0.35 per share vesting annually over a four-year period subject to her remaining employed by the Company on each applicable vesting date.  All stock options or shares granted are valued on the appropriate measurement date and the related expense shall be recognized over the requisite service period.

On October 4, 2012, the Company entered into a three-year lease agreement for its call center in Scottsdale, Arizona.  The lease agreement commenced October 4, 2012 and requires rent payments of $4,491 per month during months 4 through 12, $4,601 per month during the second year, and $4,710 per month during the third year.

In November 2012, Dr. Michael D’Anton, a director, forgave an outstanding $22,000 loan made to Aspen University in exchange for 62,857 five-year vested options exercisable at $0.35 per share.

Aspen University Inc. and Subsidiary Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Aspen University Inc.

We have audited the accompanying consolidated balance sheets of Aspen University Inc. and Subsidiary at December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aspen University Inc. and Subsidiary as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the consolidated financial statements, the 2011 and 2010 consolidated financial statements have been restated to correct a misstatement.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has a net loss allocable to common stockholders and net cash used in operating activities in 2011 of $2,222,899 and $1,097,089, respectively, and has an accumulated deficit of $5,326,370 at December 31, 2011. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 19, 2012 (except for Note 17 as to which the date is August 16, 2012)

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328
Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920
www.salbergco.com • info@salbergco.com
Member National Association of Certified Valuation Analysts • Registered with the PCAOB
Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

ASPEN UNIVERSITY INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	December 31, 2011	December 31, 2010
	(As Restated)	(As Restated)
Assets

Current assets:
Cash and cash equivalents	$766,602	$294,838
Accounts receivable, net of allowance of $47,595 and $47,934, respectively	847,234	1,064,663
Accounts receivable, secured - related party	772,793	780,169
Note receivable from officer, secured - related party	150,000	-
Prepaid expenses and other current assets	103,478	5,794
Total current assets	2,640,107	2,145,464

Property and equipment, net	129,944	21,884
Intangible assets, net	1,236,996	494,161
Other assets	6,559	6,559

Total assets	$4,013,606	$2,668,068

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$1,094,029	$313,326
Accrued expenses	167,528	266,116
Deferred revenue	835,694	890,204
Notes payable, current portion	6,383	30,871
Deferred rent, current portion	4,291	2,324
Total current liabilities	2,107,925	1,502,841

Line of credit	233,215	243,499
Loans payable	200,000	200,000
Notes payable	8,768	15,151
Deferred rent	21,274	25,565
Total liabilities	2,571,182	1,987,056

Commitments and contingencies - See Note 10

Temporary equity:
Series A preferred stock, $0.001 par value; 850,500 shares designated,
850,395 and 0 shares issued and outstanding, respectively	809,900	-
Series D preferred stock, $0.001 par value; 3,700,000 shares designated,
1,176,750 and 0 shares issued and outstanding, respectively
(liquidation value of $1,176,750)	1,109,268	-
Series E preferred stock, $0.001 par value; 2,000,000 shares designated,
1,700,000 and 0 shares issued and outstanding, respectively
(liquidation value of $1,700,000)	1,550,817	-
Total temporary equity	3,469,985	-

Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value; 20,000,000 shares authorized
Series C preferred stock, $0.001 par value; 11,411,400 shares designated,
11,307,450 and 0 shares issued and outstanding, respectively
(liquidation value of $11,307)	11,307	-
Series B preferred stock, $0.001 par value; 368,421 shares designated,
368,411 and 0 shares issued and outstanding, respectively	368	-
Common stock, $0.001 par value; 60,000,000 shares authorized,
11,837,930 and 21,000,000 issued and outstanding, respectively	11,838	21,000
Additional paid-in capital	3,275,296	3,850,809
Accumulated deficit	(5,326,370)	(3,190,797)
Total stockholders’ equity (deficiency)	(2,027,561)	681,012

Total liabilities and stockholders’ equity (deficiency)	$4,013,606	$2,668,068

The accompanying notes are an integral part of these consolidated financial statements.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
	(As Restated)	(As Restated)

Revenues	$4,477,931	$3,028,699
Revenues - related parties	-	125,000
Total revenues	4,477,931	3,153,699

Costs and expenses:
Instructional costs and services	2,493,341	1,759,140
Marketing and promotional	1,181,558	242,134
General and adminstrative	2,634,453	998,777
Depreciation and amortization	264,082	338,803
Total costs and expenses	6,573,434	3,338,854

Operating loss	(2,095,503)	(185,155)

Other income (expense):
Interest income	2,656	8
Interest expense	(27,850)	(18,399)
Loss due to unauthorized borrowing	(14,876)	(261,468)
Total other expense	(40,070)	(279,859)

Loss before income taxes	(2,135,573)	(465,014)

Income tax expense (benefit)	-	-

Net loss	(2,135,573)	(465,014)

Cumulative preferred stock dividends	(87,326)	-

Net loss allocable to common stockholders	$(2,222,899)	$(465,014)

Loss per share:
Basic and diluted	$(0.14)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	15,377,413	21,000,000

The accompanying notes are an integral part of these consolidated financial statements.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

									Total
	Preferred Stock						Additional		Stockholders'
	Series B		Series C		Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance at December 31, 2009 (As Restated)	-	$-	-	$-	21,000,000	$21,000	$3,600,309	$(2,725,783)	$895,526
Sale of common stock contributed by majority stockholder for cash	-	-	-	-	-	-	250,500	-	250,500
Net loss, 2010 (As Restated)	-	-	-	-	-	-	-	(465,014)	(465,014)
Balance at December 31, 2010 (As Restated)	-	-	-	-	21,000,000	21,000	3,850,809	(3,190,797)	681,012
Rescission of common shares	-	-	-	-	(170,100)	(170)	(164,830)	-	(165,000)
Common shares issued as part of merger	-	-	-	-	3,200,000	3,200	-	-	3,200
Treasury shares acquired for cash	-	-	-	-	(884,520)	(885)	(760,315)	-	(761,200)
Conversion of convertible notes into Series B preferred shares	368,411	368	-	-	-	-	349,632	-	350,000
Conversion of common shares into Series C preferred shares	-	-	11,307,450	11,307	(11,307,450)	(11,307)	-	-	-
Net loss, 2011 (As Restated)	-	-	-	-	-	-	-	(2,135,573)	(2,135,573)
Balance at December 31, 2011 (As Restated)	368,411	$368	11,307,450	$11,307	11,837,930	$11,838	$3,275,296	$(5,326,370)	$(2,027,561)

The accompanying notes are an integral part of these consolidated financial statements.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
	(As Restated)	(As Restated)
Cash flows from operating activities:
Net loss	$(2,135,573)	$(465,014)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debts	21,200	23,379
Depreciation and amortization	264,082	338,803
Issuance of convertible notes in exchange for services rendered	22,000	-
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	196,229	(339,313)
Accounts receivable, secured - related party	7,376	9,176
Prepaid expenses and other current assets	(97,684)	821
Accounts payable	780,703	105,793
Accrued expenses	(98,588)	84,802
Deferred rent	(2,324)	(358)
Deferred revenue	(54,510)	516,992
Settlement payable	-	(169,403)
Net cash provided by (used in) operating activities	(1,097,089)	105,678

Cash flows from investing activities:
Cash acquired as part of merger	3,200	-
Purchases of property and equipment	(133,431)	-
Purchases of intangible assets	(981,546)	(189,905)
Advances to officer in exchange for promissory note	(388,210)	-
Proceeds received from officer loan repayments	238,210	-
Net cash used in investing activities	(1,261,777)	(189,905)

Cash flows from financing activities:
Proceeds from (repayments on) line of credit, net	(10,284)	6,753
Principal payments on notes payable	(30,871)	(25,399)
Proceeds from sale of common stock	-	250,500
Proceeds received from issuance of convertible notes	328,000	-
Proceeds from issuance of Series A, D and E preferred stock	3,469,985	-
Disbursements for stockholder rescissions	(165,000)	-
Disbursements to purchase treasury shares	(761,200)	-
Net cash provided by financing activities	2,830,630	231,854

Net increase in cash and cash equivalents	471,764	147,627

Cash and cash equivalents at beginning of year	294,838	147,211

Cash and cash equivalents at end of year	$766,602	$294,838

Supplemental disclosure of cash flow information:
Cash paid for interest	$34,804	$15,773
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible notes to Series B preferred shares	$350,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Note 1.Nature of Operations and Going Concern

Overview

Aspen University Inc. (together with its subsidiary, the “Company”, “Aspen” or the “University”) was founded in Colorado in 1987 as the International School of Information Management.  On September 30, 2004, the University was acquired by Higher Education Management Group, Inc. (“HEMG”) and changed its name to Aspen University Inc.  On May 13, 2011, the Company formed in Colorado a subsidiary, Aspen University Marketing, LLC, which is currently inactive.

Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is that approximately 88% of our degree-seeking students (as of December 31, 2011) were enrolled in graduate degree programs (Master or Doctorate degree program).  Since 1993, we have been nationally accredited by the Distance Education and Training Council (“DETC”), a national accrediting agency recognized by the U.S. Department of Education (the “DOE”).

Merger with Education Growth Corporation

On May 19, 2011, the Company closed an Agreement and Plan of Merger (the “Merger Agreement”) wherein the Company acquired Education Growth Corporation, Inc. (“EGC”), a privately-held corporation formed in Delaware on January 21, 2011.  EGC merged with and into Aspen University Inc. and Aspen University Inc. was the surviving corporation.

The consideration with respect to the merger with EGC consisted of 3,200,000 common shares of the Company.  EGC was not an operating company and it did not meet the definition of a business for business combination accounting.  EGC did possess intellectual property and, accordingly, the merger was accounted for as an asset acquisition.  Since the stockholders of EGC acquired more than a 10% voting interest in the Company, the asset acquisition was accounted for in accordance with Staff Accounting Bulletin, Topic 5G, “Transfers of Nonmonetary Assets by Promoters or Shareholders”.  Accordingly, the assets acquired in the merger have been recorded at the transferors’ historical cost basis determined under GAAP.  The net purchase price, including acquisition costs paid, was allocated to assets acquired and liabilities assumed as follows:

Current assets (including cash of $3,200)	$3,200
Intangible assets	-
Liabilities assumed	-
Net purchase price	$3,200

Intangible assets acquired include a proprietary database of education-specific media publishers, a database of key words and performance metrics specific to the internet search channel of the education market, and a proprietary lead database processing architecture.

Going Concern

The Company had a net loss allocable to common stockholders of $2,222,899 and negative cash flows from operations of $1,097,089 for the year ended December 31, 2011.  The Company’s ability to continue as a going concern is contingent on securing additional debt or equity financing from outside investors.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  In this regard, we note that the Company raised $2,876,750 during the second half of 2011.  Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities.  Since the beginning of 2012, the Company has received an additional $450,000 in funding from the sale of convertible note instruments and warrants.

Also, the Company has presently engaged an underwriter, Laidlaw & Company (UK) Ltd., to assist in raising up to $6,000,000 in additional equity capital subsequent to the close of the merger with Aspen Group Inc.  It is important to note that, based on the accompanying consolidated financial statements for the periods presented, the Company is reporting composite scores of 0.1 (2011) and 0.2 (2010) (calculated in accordance with U.S. Department of Education regulations), which is below the 1.5 minimum composite score required for an institution to be deemed financially responsible without the need for further federal oversight.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Aspen University Inc. and its wholly-owned subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements.Actual results could differ from those estimates.  Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts and other receivables, the valuation of collateral on certain receivables, the valuation and amortization periods of intangible assets, and the valuation allowance on deferred tax assets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques.  Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

•	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;

•
Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

Accounts receivable consist primarily of student accounts receivable, which represent amounts due for tuition, technology fees and other fees from students who are in the course of completing a degree or certificate program.  Students generally fund their education through personal funds, grants and/or loans under various DOE Title IV programs, or tuition assistance from military and corporate employers.  Accounts receivable also includes amounts due from the sale of course curricula to other entities, which last occurred in 2010.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Accounts and student loans receivable are stated at the amount management expects to collect from outstanding balances.  An allowance for doubtful accounts is estimated by management based on (i) an assessment of individual accounts receivable over a specific aging and amount (and all other balances on a pooled basis based on historical collection experience), (ii) consideration of the nature of the receivable accounts and (iii) potential changes in the economic environment.  Bad debt expense is recorded in instructional costs and services expense in the consolidated statements of operations.

All students are required to select both a primary and secondary payment option with respect to amounts due to the University for tuition, fees and other expenses.  The most common payment option for the University’s students is personal funds or payment made on their behalf by an employer.  In instances where a student selects financial aid as the primary payment option, he or she often selects personal cash as the secondary option.  If a student who has selected financial aid as his or her primary payment option withdraws prior to the end of a course but after the date that the University’s institutional refund period has expired, the student will have incurred the obligation to pay the full cost of the course.  If the withdrawal occurs before the date at which the student has earned 100% of his or her financial aid, the University will have to return all or a portion of the Title IV funds to the DOE and the student will owe the University all amounts incurred that are in excess of the amount of financial aid that the student earned and that the University is entitled to retain.  In this case, the University must collect the receivable using the student’s second payment option.

For accounts receivable from students, the University records an allowance for doubtful accounts for estimated losses resulting from the inability, failure or refusal of its students to make required payments, which includes the recovery of financial aid funds advanced to a student for amounts in excess of the student’s cost of tuition and related fees.  The University determines the adequacy of its allowance for doubtful accounts based on an analysis of its historical bad debt experience, current economic trends, and the aging of the accounts receivable and student status.  The University applies reserves to its receivables based upon an estimate of the risk presented by the age of the receivables and student status.  Historically, the University has written off accounts receivable balances at the earlier of the time the balances were deemed uncollectible, or one year after the revenue is generated.  The University continues to reflect accounts receivable with an offsetting allowance as long as management believes there is a reasonable possibility of collection.

For accounts receivable from companies, the Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms.  In these cases, the Company uses assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected.  These specific allowances are re-evaluated and adjusted as additional information is received.  The amounts calculated are analyzed to determine the total amount of the allowance.  The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when the Company has exhausted its efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that the Company should abandon such efforts.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets per the following table.
Category	Depreciation Term
Call center equipment	5 years
Computer and office equipment	5 years
Library (online)	3 years
Vehicle	5 years

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.  Upon the retirement or disposition of property and equipment, the related cost and accumulated depreciation is removed and a gain or loss is recorded in the consolidated statements of operations.  Repairs and maintenance costs are expensed in the period incurred.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Intangible Assets

Intangible assets with definite lives are stated at cost less accumulated amortization.  Amortization is computed using the straight-line method over the estimated useful lives of the assets per the following table.

Category	Depreciation Term
Call center	5 years
Course curricula	5 years

Long-Lived Assets

The Company assesses potential impairment to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds fair value and is recorded as a reduction in the carrying value of the related asset and an expense to operating results. There have been no impairment losses recognized by the Company for any periods presented.

Leases

The Company enters into various lease agreements in conducting its business.  At the inception of each lease, the University evaluates the lease agreement to determine whether the lease is an operating or capital lease.  Leases may contain initial periods of free rent and/or periodic escalations.  When such items are included in a lease agreement, the Company records rent expense on a straight-line basis over the initial term of a lease. The difference between the rent payment and the straight-line rent expense is recorded as a deferred rent liability.  The University expenses any additional payments under its operating leases for taxes, insurance or other operating expenses as incurred.

Revenue Recognition and Deferred Revenue

Revenues consist primarily of tuition and fees derived from courses taught by the University online as well as from related educational resources that the University provides to its students, such as access to our online materials and learning management system.  Tuition revenue and most fees from related educational resources are recognized pro-rata over the applicable period of instruction.  The University maintains an institutional tuition refund policy, which provides for all or a portion of tuition to be refunded if a student withdraws during stated refund periods.  Certain States in which students reside impose separate, mandatory refund policies, which override the University’s policy to the extent in conflict.  If a student withdraws at a time when a portion or none of the tuition is refundable, then in accordance with its revenue recognition policy, the University immediately recognizes as revenue the tuition that was not refunded.  Since the University recognizes revenue pro-rata over the term of the course and because, under its institutional refund policy, the amount subject to refund is never greater than the amount of the revenue that has been deferred, under the University’s accounting policies revenue is not recognized with respect to amounts that could potentially be refunded.  The University also charges students annual fees for library, technology and other services, which are deferred and recognized over the related service period.  Deferred revenue and student deposits in any period represent the excess of tuition, fees, and other student payments received as compared to amounts recognized as revenue and are reflected as current liabilities in the accompanying consolidated balance sheets.  The University’s educational programs have starting and ending dates that differ from its fiscal quarters.  Therefore, at the end of each fiscal quarter, a portion of revenue from these programs is not yet earned.  Other revenues may be recognized as sales occur or services are performed.

Instructional Costs and Services

Instructional costs and services consist primarily of costs related to the administration and delivery of the Company's educational programs.  This expense category includes compensation for faculty and administrative personnel, costs associated with online faculty, curriculum and new program development costs, bad debt expense related to accounts receivable, financial aid processing costs, technology license costs and costs associated with other support groups that provide services directly to the students.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Marketing and Promotional Costs

Marketing and promotional costs include compensation of personnel engaged in marketing and recruitment, as well as costs associated with purchasing leads, producing marketing materials, and advertising.  Such costs are generally affected by the cost of advertising media and leads, the efficiency of the Company's marketing and recruiting efforts, compensation for the Company's enrollment personnel and expenditures on advertising initiatives for new and existing academic programs.  Advertising costs consists primarily of marketing leads and other branding and promotional activities.  Non-direct response advertising activities are expensed as incurred, or the first time the advertising takes place, depending on the type of advertising activity.

General and Administrative

General and administrative expenses include compensation of employees engaged in corporate management, finance, human resources, information technology, compliance and other corporate functions.  General and administrative expenses also include professional services fees, travel and entertainment expenses and facility costs.

Income Taxes

The Company uses the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. The Company has deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are subject to periodic recoverability assessments. Realization of the deferred tax assets, net of deferred tax liabilities, is principally dependent upon achievement of projected future taxable income.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company accounts for uncertainty in income taxes using a two-step approach for evaluating tax positions. Step one, recognition, occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Step two, measurement, is only addressed if the position is more likely than not to be sustained. Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Stock-Based Compensation

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite services period.  For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model.  Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates.  The assumptions used in calculating the fair value of stock-based awards represent the Company's best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  For non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant in the same manner as employee awards, however, the awards are revalued at the end of each reporting period and the prorata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date shall equal the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete.  The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised.

Net Loss Per Share

Net loss per common share is based on the weighted average number of shares of common stock outstanding during each year. Common stock equivalents, including 456,000 and 0 stock warrants for the years ended December 31, 2011 and 2010, respectively, are not considered in diluted loss per share because the effect would be anti-dilutive.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

In addition to the above common stock equivalents, the Company has outstanding preferred shares (Series A through E) that are contingently convertible into common shares upon the Company becoming an SEC reporting company.  There were an aggregate of 15,403,006 and 0 preferred shares contingently convertible into 13,677,274 and 0 common shares for the years ended December 31, 2011 and 2010, respectively, that could be potentially dilutive in the future.  As a result of its merger with Aspen Group, Inc., on March 13, 2012 (the SEC Reporting Date), the Company became subject to SEC reporting requirements.  Accordingly, all of the preferred shares were automatically converted into common shares on that date (See Note 16).

Segment Information

The Company operates in one reportable segment as a single educational delivery operation using a core infrastructure that serves the curriculum and educational delivery needs of its online students regardless of geography.  The Company's chief operating decision makers, its CEO and President, manage the Company's operations as a whole, and no revenue, expense or operating income information is evaluated by the chief operating decision makers on any component level.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2009-13, which amends Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition. This update changes the requirements for establishing separate units of accounting in a multiple element arrangement and requires the allocation of arrangement consideration to each deliverable based on the relative selling price. ASU 2009-13 is effective for revenue arrangements entered into in fiscal years beginning on or after June 15, 2010. The Company adopted ASU 2009-13 effective January 1, 2011, and such adoption did not have a material effect on the Company's financial statements.

In December 2010, the FASB issued ASU 2010-28, which amends ASC Topic 350, Intangibles-Goodwill and Other. This update amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The amendments in the update are effective for fiscal years beginning on or after December 15, 2010. The Company adopted ASU 2010-28 effective January 1, 2011, and such adoption did not have a material effect on the Company's financial statements.

In December 2010, the FASB issued ASU 2010-29, which amends ASC Topic 805, Business Combinations, which clarifies that, when presenting comparative financial statements, SEC registrants should disclose revenue and earnings of the combined entity as though any current period business combinations had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for material (either on an individual or aggregate basis) business combinations entered into in fiscal years beginning on or after December 15, 2010, with early adoption permitted. The Company adopted ASU 2010-29 effective January 1, 2011, and such adoption did not have a material effect on the Company's financial statements.

In June 2011, the FASB, issued ASU 2011-05, which amends ASC Topic 220, Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity. The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt ASU 2011-05 effective January 1, 2012, and such adoption is not expected to have a material effect on the Company's financial statements.

In September 2011, the FASB issued ASU 2011-08, which amends ASC Topic 350, Intangibles-Goodwill and Other, to allow entities to use a qualitative approach to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If after performing the qualitative assessment an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step goodwill impairment test. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The Company adopted ASU 2011-08 effective September 30, 2011, and such adoption did not have a material effect on the Company’s financial statements.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

In December 2011, the FASB issued ASU 2011-12, which amends ASC Topic 220, Comprehensive Income, to defer certain aspects of ASU 2011-05. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted this guidance, along with ASU 2011-05, on December 31, 2011, and such adoption did not have a material impact on the Company’s financial statements.

Note 3. Accounts Receivable

Accounts receivable consisted of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010

Accounts receivable	$894,829	$1,112,597
Less: Allowance for doubtful accounts	(47,595)	(47,934)
Accounts receivable, net	$847,234	$1,064,663

Bad debt expense was $21,200 and $23,379 for the years ended December 31, 2011 and 2010, respectively.

See also Note 14 for concentrations of accounts receivable.

Note 4. Secured Accounts and Notes Receivable – Related Parties

On September 21, 2011, the Company loaned $238,210 to the chief executive officer of the Company (the “CEO”) in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 40,000 shares of common stock of interclick, Inc. (a publicly-traded company) that are owned personally by the CEO.  The note along with accrued interest was due and payable on June 21, 2012.  For the year ended December 31, 2011, interest income of $1,867 was recognized.  On December 20, 2011, the note along with accrued interest of $1,867 was paid in full (See Note 15).

On December 14, 2011, the Company loaned $150,000 to an officer of the Company in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 500,000 shares of the Company’s common stock owned personally by the officer.  The note along with accrued interest was due and payable on September 14, 2012.  For the year ended December 31, 2011, interest income of $210 was recognized on the note receivable and is included in prepaid expenses and other current assets.  As of December 31, 2011, the balance due on the note receivable was $150,000, all of which is short-term.  On February 16, 2012, the note receivable from an officer was repaid along with accrued interest (See Notes 15 and 16).

On March 30, 2008 and December 1, 2008, the Company sold course curricula pursuant to marketing agreements to Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company, in the amount of $455,000 and $600,000, respectively; UCC filings were filed accordingly.  Under the marketing agreements, the receivables are due net 60 months.  On September 16, 2011, HEMG pledged 772,793 Series C preferred shares of the Company as collateral for this account receivable.  As of December 31, 2011 and 2010, the remaining balance owed was $772,793 and $780,169, respectively, and is shown as accounts receivable, secured – related party.  On March 8, 2012, due to the impending reduction in the value of the collateral as the result of the Series C conversion ratio and the Company’s inability to engage Mr. Spada in good faith negotiations to increase HEMG’s pledge, Michael Mathews, the Company’s CEO, pledged 117,943 common shares of the Company, owned personally by him, valued at $1.00 per share based on recent sales of capital stock as additional collateral to the accounts receivable, secured – related party.  On March 13, 2012, the Company deemed the receivables stemming from the sale of courseware curricula to be in default (See Notes 15 and 16).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Call center	$121,313	$-
Computer and office equipment	38,576	26,458
Library (online)	100,000	100,000
Vehicle	39,737	39,737
	299,626	166,195
Accumulated depreciation	(169,682)	(144,311)
Property and equipment, net	$129,944	$21,884

Depreciation expense for the years ended December 31, 2011 and 2010 was $25,371 and $43,848, respectively.  Accumulated depreciation amounted to $169,682 and $144,311 as of December 31, 2011 and 2010, respectively.

Note 6. Intangible Assets

Intangible assets consisted of the following at December 31, 2011 and December 31, 2010:

	December 31, 2011	December 31, 2010
Course curricula	$2,072,238	$2,018,147
Call center	927,455	-
	2,999,693	2,018,147
Accumulated amortization	(1,762,697)	(1,523,986)
Intangible assets, net	$1,236,996	$494,161

The following is a schedule of estimated future amortization expense of intangible assets as of December 31, 2011:

Year Ending December 31,
2012	$325,461
2013	300,420
2014	258,188
2015	220,047
2016	132,880
Total	$1,236,996

Amortization expense for the years ended December 31, 2011 and 2010 was $238,711 and $294,955, respectively.

During 2010, the Company acquired an aggregate of $52,000 of courseware curricula from an entity owned by the brother of the former Chairman of the Company (See Note 15).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Note 7. Accrued Expenses

Accrued expenses consisted of the following at December 31, 2011 and December 31, 2010:

	December 31, 2011	December 31, 2010

Accrued compensation	$33,930	$89,847
Accrued settlement payable	40,000	100,000
Other accrued expenses	93,598	76,269
Accrued expenses	$167,528	$266,116

In October 2009, the Company entered into an agreement with Glen Oaks College (“Glen Oaks”) whereby Glen Oaks would provide technical training to Aspen students.  Under the agreement, the Company received $100,000 from Glen Oaks in order to develop and obtain the necessary approvals to begin the program.  On May 20, 2011, Glen Oaks filed suit against the Company to return the $100,000 when the agreement was not performed.  On June 23, 2011, the Company agreed to settle the matter and paid Glen Oaks $5,000 on that date.  On July 22, 2011, the Company and Glen Oaks entered into a settlement agreement whereby the Company agreed to pay Glen Oaks as follows: (i) $5,000 upon execution of the settlement agreement and (ii) $10,000 per month for nine consecutive months commencing August 1, 2011.  As of December 31, 2011, the remaining settlement payable to Glen Oaks was $40,000.

Note 8. Loans Payable

During 2009, the Company received advances aggregating $200,000 from three individuals.  Of the total funds received, $50,000 was received from a related party.  During 2011 and 2010, the loans were non-interest bearing demand loans and, therefore, no interest expense was recognized or due as of each balance sheet date presented.  As of December 31, 2011 and 2010, the entire balance of the loans payable is included in long-term liabilities as the Company has subsequent to December 31, 2011 converted the loans into long-term convertible notes payable (See Notes 15 and 16).

Note 9. Notes Payable

Notes Payable – Related Party

In June 2009, the Company borrowed an aggregate of $45,000 from an individual, who was an officer of the Company at that time, in exchange for notes payable bearing interest at 18% per annum.  The notes were due in October 2009 and became demand notes at that time.  For the years ended December 31, 2011 and 2010, interest expense of $2,393 and $7,126 was recognized on the notes.  As of December 31, 2011 and 2010, the balance of accrued interest was $0 and $6,953, which is included in accrued expenses.  As of December 31, 2011 and 2010, the balance due on the notes payable was $0 and $25,000, all of which is short-term (See Note 15).

Convertible Notes Payable

On March 6, 2011, the Company authorized the issuance of up to $350,000 of convertible notes that were convertible into Series B preferred shares at $0.95 per share, bearing interest of 6% per annum.  The notes were convertible beginning after the closing of the EGC Merger (See Note 1).  As of May 13, 2011, the Company had received an aggregate of $328,000 (of which $73,000 was received from related parties) from the sale of convertible notes.  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record.  In addition, the Company issued an aggregate of $22,000 (of which $16,000 was to related parties) of convertible notes for services rendered.  In May 2011, $350,000 of the convertible notes were converted into 368,411 Series B preferred shares (See Notes 12 and 15).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Notes payable consisted of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010

Note payable - related party originating June 15, 2009, monthly payment of interest only; interest at 18%	$-	$25,000

Note payable for vehicle, 72 monthly payments of $618; interest at 8.4% through March 2014	15,151	21,022

Less: Current maturities	(6,383)	(30,871)
Amount due after one year	$8,768	$15,151

Future maturities of the notes payable are as follows:

Year Ending December 31,
2012	$6,383
2013	6,940
2014	1,828
$15,151

Note 10. Commitments and Contingencies

Line of Credit

The Company maintains a line of credit with a bank, up to a maximum credit line of $250,000.  The line of credit bears interest equal to the prime rate plus 0.50% (overall interest rate of 3.75% at December 31, 2011).  The line of credit requires minimum monthly payments consisting of interest only.  The line of credit is secured by all business assets, inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments and letter of credit rights of the Company.  The line of credit is for an unspecified time until the bank notifies the Company of the Final Availability Date, at which time payments on the line of credit become the sum of: (a) accrued interest and (b) 1/60th of the unpaid principal balance immediately following the Final Availability Date.  The balance due on the line of credit as of December 31, 2011 was $233,215.  Since the earliest the line of credit is due and payable is over a five year period and the Company believes that it could obtain a comparable replacement line of credit elsewhere, the entire line of credit is included in long-term liabilities.  The unused amount under the line of credit available to the Company at December 31, 2011 was $16,785.

Operating Leases

The Company leases office space for its Denver, Colorado location under a seven-year lease agreement commencing September 15, 2008.  The operating lease granted four initial months of free rent and had a base monthly rent of $6,526 commencing January 15, 2009.  Thereafter, the monthly rent escalates 2.5% annually over the base year.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2011:

Year ending December 31,
2012	$84,206
2013	86,172
2014	88,139
2015	60,070
Total minimum payments required	$318,587

Rent expense was $114,511 and $81,532 for the years ended December 31, 2011 and 2010, respectively.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Employment Agreements

From time to time, the Company enters into employment agreements with certain of its employees.  These agreements typically include bonuses, some of which are performance-based in nature.  As of December 31, 2011, the Company had entered into five employment agreements whereby the Company is obligated to pay an annual performance bonus ranging from 50% to 100% of the employee’s base salary based upon the achievement of pre-established milestones.  Such annual bonuses are to be paid one-half in cash and the remainder in common shares of the Company.  As of December 31, 2011, no performance bonuses have been earned.

Consulting Agreement

On September 16, 2011, the Company entered into a two-year consulting agreement with the former Chairman of the Company in which the Company was obligated to pay $11,667 per month.  On September 28, 2011, the Company prepaid 13 months of the consulting agreement, or $151,667, which was then amortized until December 31, 2011, at which time the consulting agreement was terminated and the remaining unamortized prepaid expense was recognized immediately as consulting expense.  No additional amounts are due under the consulting agreement (See Note 15).

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2011, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Regulatory Matters

The University is subject to extensive regulation by Federal and State governmental agencies and accrediting bodies.  In particular, the Higher Education Act (“HEA”) and the regulations promulgated thereunder by the U.S. Department of Education (“DOE”) subject the University to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy to participate in the various types of federal learner financial assistance under Title IV programs.  The Company has had provisional certification to participate in the Title IV programs.  Aspen’s provisional certification imposes certain regulatory restrictions including, but not limited to, a limit of 500 student recipients for Title IV funding for the duration of the provisional certification.  During 2011, the Company’s provisional certification expired and the Company has filed its application for recertification with the DOE.  Due to the expiration and pending recertification, these restrictions continue with regard to the Company’s participation in DOE Title IV programs.

To participate in the Title IV programs, an institution must be authorized to offer its programs of instruction by the relevant agencies of the State in which it is located, and since July 2011, potentially in the States where an institution offers postsecondary education through distance education, accredited by an accrediting agency recognized by the DOE and certified as eligible by the DOE.  The DOE will certify an institution to participate in the Title IV programs only after the institution has demonstrated compliance with the HEA and the DOE’s extensive academic, administrative, and financial regulations regarding institutional eligibility.  An institution must also demonstrate its compliance with these requirements to the DOE on an ongoing basis.  The University performs periodic reviews of its compliance with the various applicable regulatory requirements.  If we were ineligible to receive Title IV funding, given Title IV cash receipts represented approximately 7% of total revenues in 2011, our operations and liquidity would be minimally impacted.

As a result of certain subsequent events, the Company has been requested by DOE to provide a letter of credit in the amount of $105,865 by March 28, 2012, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by the deadline.  The DOE may impose additional terms and conditions in any temporary provisional program participation agreement that it may issue pending review of Aspen’s application for approval of the change in ownership and control.  Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control (See Note 16).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

The Higher Education Act requires accrediting agencies to review many aspects of an institution's operations in order to ensure that the education offered is of sufficiently high quality to achieve satisfactory outcomes and that the institution is complying with accrediting standards.  Failure to demonstrate compliance with accrediting standards may result in the imposition of probation, the requirements to provide periodic reports, the loss of accreditation or other penalties if deficiencies are not remediated.

Because the Company operates in a highly regulated industry, it may be subject from time to time to audits, investigations, claims of noncompliance or lawsuits by governmental agencies or third parties, which allege statutory violations, regulatory infractions or common law causes of action.

Return of Title IV Funds

An institution participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days of the date the school determines that the student has withdrawn.  Under Department regulations, failure to make timely returns of Title IV program funds for 5% or more of students sampled on the institution's annual compliance audit in either of its two most recently completed fiscal years can result in the institution having to post a letter of credit in an amount equal to 25% of its required Title IV returns during its most recently completed fiscal year.  If unearned funds are not properly calculated and returned in a timely manner, an institution is also subject to monetary liabilities or an action to impose a fine or to limit, suspend or terminate its participation in Title IV programs.

Delaware Approval to Confer Degrees

Aspen is a Delaware corporation.  Delaware law requires an institution to obtain approval from the Delaware Department of Education (“Delaware DOE”) before it may incorporate with the power to confer degrees.  Aspen did not obtain such approval.  It has begun communications with the Delaware DOE and is taking steps to obtain Delaware DOE approval.  An application to the State of Delaware has been made and we are awaiting a decision or additional guidance.

Unauthorized Borrowings

During 2005 through 2011, the Company advanced funds without board authority to both Patrick Spada (former Chairman of the Company) and HEMG, of which Patrick Spada is President.  The amount of unauthorized borrowings during the years ended December 31, 2011 and 2010 was $14,876 and $261,468, respectively, which have been expensed as loss due to unauthorized borrowing, a non-operating item.  As of December 31, 2011 and 2010, the aggregate amount of unauthorized borrowings due back to the Company was $2,209,960 and $2,195,084, respectively.  Having been unsuccessful since December 2011 to negotiate a settlement agreement with Patrick Spada to secure the amounts due back to the Company, on March 13, 2012, three directors of the Company pledged an aggregate of 2,209,960 common shares of the Company, valued at $1.00 per share, based on recent sales of capital stock as collateral for the amounts due from Patrick Spada and HEMG.  On August 16, 2012, the Company rescinded the pledge agreements and returned the shares to the directors (See Notes 15, 16 and 17).

Note 11. Temporary Equity

During 2011, the Company sold an aggregate of 850,395 Series A preferred shares in exchange for cash proceeds of $809,900 (of which $230,000 was received from then related parties).  The Series A shares have the following features:  (i) equal voting rights as the common shares; (ii) automatically convert to common shares at the time the Company is required to file Forms 10-Q and 10-K with the SEC (the “SEC Reporting Date”); (iii) a conversion ratio of 1 share of common for each share of Series A; (iv) until the SEC Reporting Date, transfer restricted to permitted transfers; (v) until the SEC Reporting Date, price protection should any common stock or equivalents be issued with a lower conversion ratio; (vi) 5% cumulative accruing dividends whether or not declared (payable only upon redemption per vii); and (vii) shall be redeemed by the Company if: (a) Michael Mathews is no longer the CEO, or (b) the SEC Reporting Date does not occur on or before January 31, 2012 (on February 29, 2012, this was extended to March 15, 2012), but (c) only to the extent the Company has EBITDA.  During the year ended December 31, 2011, cumulative dividend on the Series A preferred shares amounted to $34,500 (See Notes 15 and 16).

During 2011, the Company sold an aggregate of 1,176,750 Series D preferred shares and a warrant to purchase 400,000 Series D shares in exchange for cash proceeds of $1,109,268, net of offering costs of $67,482.  The warrants are exercisable at $1.00 per share for five years beginning June 28, 2011 and, after the SEC Reporting Date, are exercisable into common shares of the Company.  The Series D shares have the same features as the Series A shares (see above) except for 550,000 of the Series D shares for which the price protection is for a period of 36 months following the SEC Reporting Date.  During the year ended December 31, 2011, cumulative dividend on the Series D preferred shares amounted to $30,632 (See Note 16).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

During 2011, the Company sold an aggregate of 1,700,000 Series E preferred shares in exchange for cash proceeds of $1,550,817, net of offering costs of $149,183 and a warrant to purchase 56,000 Series E shares.  The warrants are exercisable at $1.00 per share for five years beginning September 28, 2011 and, after the SEC Reporting Date, are exercisable into common shares of the Company.  The Series E shares have the same features as the Series A shares (see above) except item (v) the price protection is for a period of 36 months following the SEC Reporting Date.  During the year ended December 31, 2011, cumulative dividend on the Series E preferred shares amounted to $22,194 (See Note 16).

On October 28, 2011, the Company filed a First Amendment to the second amended and restated certificate of incorporation whereby a liquidation preference equal to the original issue price ($1.00) was added to both the Series D and Series E shares.  In addition, the liquidation preferences of the Series D shares became pari passu with the liquidation preferences of the Series E shares and the liquidation preferences of both the Series D and Series E shares became senior to the liquidation preferences of the Series C shares (See Note 16).

Note 12. Stockholders’ Equity

Stock Dividends and Reverse Split

On May 17, 2011, the Company declared a stock dividend of 1.1 new shares of common stock of the Company for each share presently held as of the close of business on May 20, 2011.  All references to the Company’s outstanding shares, warrants and per share information have been retroactively adjusted to give effect to the stock dividend.

On February 23, 2012, the Company approved a stock dividend of one new share of the Company for each share presently held.  Following the stock dividend, the Company approved a one-for-two reverse stock split as of the close of business on February 24, 2012 in which each two shares of common stock shall be combined into one share of common stock.  This was done in order to reduce the conversion ratio of the convertible preferred stock for all Series to 1 for 1 except for Series C, which now has a conversion ratio of 0.8473809 (See Note 16).

Authorized Shares

On May 17, 2011, the Company amended its certificate of incorporation whereby the total number of authorized shares was increased from 10,000,000 shares to: (i) 60,000,000 shares of common stock having a par value of $0.001 per share, and (ii) 20,000,000 shares of preferred stock having a par value of $0.001 per share.

On May 17, 2011, the Company designated 850,500 Series A preferred shares, 368,421 Series B preferred shares, 11,411,400 Series C preferred shares, and 3,700,000 Series D preferred shares.

On September 9, 2011, the Company filed its second amended certificate of incorporation whereby the Company designated 2,000,000 Series E preferred shares.

Preferred Shares

In May 2011, $350,000 of convertible notes were converted into 368,411 Series B preferred shares (See Notes 9 and 15).  The Series B shares have the following features:  (i) equal voting rights as the common shares; (ii) automatically convert to common shares at the time the Company is required to file Forms 10-Q and 10-K with the SEC (the “SEC Reporting Date”); (iii) a conversion ratio of 1 share of common for each share of Series B; (iv) until the SEC Reporting Date, transfer restricted to permitted transfers; and (v) until the SEC Reporting Date, price protection should any common stock or equivalents be issued with a lower conversion ratio (See Note 16).

On May 20, 2011, as part of a post-closing transaction of the merger with EGC, the Company’s largest stockholder exchanged all 11,307,450 common shares owned into 11,307,450 Series C shares.  The Series C shares have the following features:  (i) equal voting rights as the common shares; (ii) automatically convert to common shares at the time the Company is required to file Forms 10-Q and 10-K with the SEC (the “SEC Reporting Date”); (iii) a conversion ratio of 0.8473809 shares of common for each share of Series C; (iv) until the SEC Reporting Date, transfer restricted to permitted transfers; (v) exclusion from the two-for-one stock split effectuated immediately prior to the SEC Reporting Date (See Note 16); and (vi) a liquidation preference of $0.001 per share (See Note 16).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Common Shares

On May 11, 2011, pursuant to a rescission offer, the Company rescinded an aggregate of 170,100 common shares and returned to investors an aggregate of $165,000 as a result of Blue Sky violations.  The treasury shares were subsequently retired.

On May 19, 2011, the Company issued 3,200,000 common shares of the Company in order to acquire all of the outstanding shares of EGC as part of a merger (See Note 1).
On May 20, 2011, as part of a post-closing transaction of the merger with EGC and a settlement with a certain group of investors, the Company repurchased an aggregate of 850,500 common shares and returned to investors an aggregate of $740,000.  The treasury shares were subsequently retired.

On December 28, 2011, the Company repurchased an aggregate of 34,020 common shares and returned to investors an aggregate of $21,200.  The treasury shares were subsequently retired.

During 2010, the Company’s largest stockholder contributed some of its common shares, which the Company sold for net proceeds of $250,500 to the Company.  Since there was no increase in the overall number of shares outstanding, the entire amount was recognized as additional paid-in capital.

Stock Warrants

All outstanding warrants issued by the Company to date have been related to capital raises.  Accordingly, the Company has not recognized any stock-based compensation for warrants issued during the years presented.

A summary of the Company’s warrant activity during the year ended December 31, 2011 is presented below:

		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Warrants	Shares	Price	Term	Value
Balance Outstanding, December 31, 2010	-	-
Granted	456,000	$1.00
Exercised	-	-
Forfeited	-	-
Expired	-	-
Balance Outstanding, December 31, 2011	456,000	$1.00	4.5	$-

Exercisable, December 31, 2011	456,000	$1.00	4.5	$-

All of the Company’s warrants contain price protection.  The Company evaluated whether the price protection provision of the warrant would cause derivative treatment.  In its assessment, the Company determined that since its shares are not readily convertible to cash due to no public market existing, the warrants are excluded from derivative treatment.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Note 13. Income Taxes

The components of income tax expense (benefit) are as follows:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Current:
Federal	$-	$-
State	-	-
	-	-
Deferred:
Federal	-	-
State	-	-
	-	-
Total Income tax expense (benefit)	$-	$-

Significant components of the Company's deferred income tax assets and liabilities are as follows:

	December 31, 2011	December 31, 2010
Deferred tax assets:
Net operating loss	$2,064,725	$123,586
Allowance for doubtful accounts	17,637	17,763
Intangible assets	(148,345)	187,111
Property and equipment	(805)	776
Deferred rent	9,473	10,335
Loss due to unauthorized borrowing	-	813,406
Total deferred tax assets	1,942,685	1,152,977

Valuation allowance:
Beginning of year	(1,152,977)	(980,662)
(Increase) decrease during year	(789,708)	(172,315)
Ending balance	(1,942,685)	(1,152,977)

Net deferred tax asset	$-	$-

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  The Company recorded a valuation allowance in 2010 and 2011 due to the uncertainty of realization.  Management believes that based upon its projection of future taxable operating income for the foreseeable future, it is more likely than not that the Company will not be able to realize the tax benefit associated with deferred tax assets.  The net change in the valuation allowance during the years ended December 31, 2011 and 2010 was an increase of $789,708 and $172,315, respectively.

At December 31, 2011, the Company had $5,571,935 of net operating loss carryforwards which will expire from 2029 to 2031. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2011, tax years 2004 and 2007 through 2010 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Statutory U.S. federal income tax rate	34.0%	34.0%
State income taxes, net of federal tax benefit	3.1	3.1
Other	(0.1)	-
Change in valuation allowance	(37.0)	(37.1)
Effective income tax rate	0.0%	0.0%

Note 14. Concentrations

Concentration of Credit Risk

On November 9, 2010, the FDIC issued a Final Rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts.  Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions.  The unlimited insurance coverage is available to all depositors, including consumers, businesses, and governmental entities.  This unlimited insurance coverage is separate from, and in addition to, the insurance coverage provided to a depositor’s other deposit accounts held at an FDIC-insured institution.  A noninterest-bearing transaction account is a deposit account where interest is neither accrued nor paid; depositors are permitted to make an unlimited number of transfers and withdrawals; and the bank does not reserve the right to require advance notice of an intended withdrawal. The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2011.  As of December 31, 2011, the Company’s bank balances exceeded FDIC insured amounts by approximately $50,000.  There were no balances in excess of FDIC insured levels as of December 31, 2010.

Concentration of Revenues, Accounts Receivable and Publisher Expense

For the years ended December 31, 2011 and 2010, the Company had significant customers with individual percentage of total revenues equaling 10% or greater as follows:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Customer 1	44.6%	50.1%
Totals	44.6%	50.1%

At December 31, 2011 and 2010, concentration of accounts receivable with significant customers representing 10% or greater of accounts receivable was as follows:

	December 31, 2011	December 31, 2010

Customer 1	53.4%	29.1%
Customer 2	17.3%	-
Customer 3	-	30.3%
Customer 4	-	20.2%
Totals	70.7%	79.6%

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

For the years ended December 31, 2011 and 2010, the Company had significant vendors representing 10% or greater of cost and expense as follows:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Vendor 1	24.4%	38.8%
Totals	24.4%	38.8%

Note 15. Related Party Transactions

On September 21, 2011, the Company loaned $238,210 to the chief executive officer of the Company (the “CEO”) in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 40,000 shares of common stock of interclick, Inc. (a publicly-traded company) that are owned personally by the CEO.  The note along with accrued interest was due and payable on June 21, 2012.  For the year ended December 31, 2011, interest income of $1,867 was recognized.  On December 20, 2011, the note along with accrued interest of $1,867 was paid in full (See Note 4).

On December 14, 2011, the Company loaned $150,000 to an officer of the Company in exchange for a promissory note bearing 3% per annum.  As collateral, the note was secured by 500,000 shares of the Company’s common stock owned personally by the officer.  The note along with accrued interest was due and payable on September 14, 2012.  For the year ended December 31, 2011, interest income of $210 was recognized on the note receivable and is included in prepaid expenses and other current assets.  As of December 31, 2011, the balance due on the note receivable was $150,000, all of which is short-term.  On February 16, 2012, the note receivable from an officer was repaid along with accrued interest (See Notes 4 and 16).

On March 30, 2008 and December 1, 2008, the Company sold course curricula pursuant to marketing agreements to Higher Education Group Management, Inc. (“HEMG”), a related party and principal stockholder of the Company whose president is Mr. Patrick Spada, the former Chairman of the Company, in the amount of $455,000 and $600,000, respectively; UCC filings were filed accordingly.  Under the marketing agreements, the receivables are due net 60 months.  On September 16, 2011, HEMG pledged 772,793 Series C preferred shares of the Company as collateral for this account receivable.  As of December 31, 2011 and 2010, the remaining balance owed was $772,793 and $780,169, respectively, and is shown as accounts receivable, secured – related party.  On March 8, 2012, due to the impending reduction in the value of the collateral as the result of the Series C conversion ratio and the inability to engage Mr. Spada in good faith negotiations to increase HEMG’s pledge, Michael Mathews, the Company’s CEO, pledged 117,943 common shares of the Company, owned personally by him, valued at $1.00 per share based on recent sales of capital stock as additional collateral to the accounts receivable, secured – related party.  On March 13, 2012, the Company deemed the receivables stemming from the sale of courseware curricula to be in default (See Notes 4 and 16).

During 2005 through 2011, the Company advanced funds without board authority to both Patrick Spada (former Chairman of the Company) and HEMG, of which Patrick Spada is President.  The amount of unauthorized borrowings during the years ended December 31, 2011 and 2010 was $14,876 and $261,468, respectively, which have been expensed as loss due to unauthorized borrowing, a non-operating item.  As of December 31, 2011 and 2010, the aggregate amount of unauthorized borrowings due back to the Company was $2,209,960 and $2,195,084, respectively.  Having been unsuccessful since December 2011 to negotiate a settlement agreement with Patrick Spada to secure the amounts due back to the Company, on March 13, 2012, three directors of the Company pledged an aggregate of 2,209,960 common shares of the Company, valued at $1.00 per share, based on recent sales of capital stock as collateral for the amounts due from Patrick Spada and HEMG.  On August 16, 2012, the Company rescinded the pledge agreements and returned the shares to the directors (See Notes 10, 16 and 17).

During 2009, the Company received advances aggregating $200,000 from three individuals.  Of the total funds received, $50,000 was received from a related party.  During 2011 and 2010, the loans were non-interest bearing demand loans and, therefore, no interest expense was recognized or due as of each balance sheet presented.  As of December 31, 2011 and 2010, the entire balance of the loans payable is included in long-term liabilities as the Company has subsequent to December 31, 2011 converted the loans into long-term convertible notes payable (See Notes 8 and 16).

In June 2009, the Company borrowed an aggregate of $45,000 from an individual, who was an officer of the Company at that time, in exchange for notes payable bearing interest at 18% per annum.  The notes were due in October 2009 and became demand notes at that time.  For the years ended December 31, 2011 and 2010, interest expense of $2,393 and $7,126 was recognized on the notes.  As of December 31, 2011 and 2010, the balance of accrued interest was $0 and $6,953, which is included in accrued expenses.  As of December 31, 2011 and 2010, the balance due on the notes payable was $0 and $25,000, all of which is short-term (See Note 9).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

On March 6, 2011, the Company authorized the issuance of up to $350,000 of convertible notes that were convertible into Series B preferred shares at $0.95 per share, bearing interest of 6% per annum.  The notes were convertible beginning after the closing of the EGC Merger (See Note 1).  As of May 13, 2011, the Company had received an aggregate of $328,000 (of which $73,000 was received from related parties) from the sale of convertible notes.  In addition, the Company issued an aggregate of $22,000 (of which $16,000 was to related parties) of convertible notes for services rendered.  In May 2011, $350,000 of the convertible notes were converted into 368,411 Series B preferred shares (See Notes 9 and 12).

On September 16, 2011, the Company entered into a two-year consulting agreement with the former Chairman of the Company in which the Company was obligated to pay $11,667 per month.  On September 28, 2011, the Company prepaid 13 months of the consulting agreement, or $151,667, which was then amortized until December 31, 2011, at which time the consulting agreement was terminated and the remaining unamortized prepaid expense was recognized immediately as consulting expense.  No additional amounts are due under the consulting agreement (See Note 10).

During 2011, the Company sold an aggregate of 850,395 Series A preferred shares in exchange for cash proceeds of $809,900 (of which $230,000 was received from then related parties).  The Series A shares have the following features:  (i) equal voting rights as the common shares; (ii) automatically convert to common shares at the time the Company is required to file Forms 10-Q and 10-K with the SEC (the “SEC Reporting Date”); (iii) a conversion ratio of 1 share of common for each share of Series A; (iv) until the SEC Reporting Date, transfer restricted to permitted transfers; (v) until the SEC Reporting Date, price protection should any common stock or equivalents be issued with a lower conversion ratio; (vi) 5% cumulative accruing dividends whether or not declared (payable only upon redemption per vii); and (vii) shall be redeemed by the Company if: (a) Michael Mathews is no longer the CEO, or (b) the SEC Reporting Date does not occur on or before January 31, 2012 (on February 29, 2012, this was extended to March 15, 2012), but (c) only to the extent the Company has EBITDA.  During the year ended December 31, 2011, cumulative dividend on the Series A preferred shares amounted to $34,500 (See Notes 11 and 16).

On March 13, 2012, the Company’s CEO made an investment of $300,000 in a convertible promissory note due March 31, 2013, bearing interest at 0.19% per annum.  The note is convertible into common shares of the Company at the rate of $1.00 per share upon five days written notice to the Company.  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record (See Note 16).

Included in revenues for the year ended December 31, 2010 is $125,000 of revenue from the sale of course curricula to a related party, which was controlled by our former Chairman.

During 2010, the Company acquired an aggregate of $52,000 of courseware curricula, which was capitalized and included in intangible assets, from an entity owned by the brother of Patrick Spada, the former Chairman of the Company.

Note 16. Subsequent Events

On January 23, 2012, the Company filed a Second Amendment to the second amended and restated certificate of incorporation whereby the Series A, Series D and Series E preferred shares shall be redeemed if the SEC Reporting Date does not occur on or before February 29, 2012 (See Notes 11 and 15).

On February 16, 2012, the note receivable from an officer was repaid along with accrued interest (See Notes 4 and 15).

On February 23, 2012, the Company approved a stock dividend of one new share of the Company for each share presently held.  Following the stock dividend, the Company approved a one-for-two reverse stock split as of the close of business on February 24, 2012 in which each two shares of common stock shall be combined into one share of common stock (See Note 12).

On February 25, 2012, February 27, 2012 and February 29, 2012, loans payable to an individual, another individual and a related party (the brother of Patrick Spada, the former Chairman of the Company), of $100,000, $50,000 and $50,000, respectively, were converted into two-year convertible promissory notes, bearing interest of 0.19% per annum.  Beginning March 31, 2012, the notes are convertible into common shares of the Company at the rate of $1.00 per share.  As these loans (now convertible promissory notes) are not due for at least 12 months after the balance sheet, they have been included in long-term liabilities as of December 31, 2011 (See Notes 8 and 15).

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

On February 29, 2012, the Company filed a Third Amendment to the second amended and restated certificate of incorporation whereby the Series A, Series D and Series E preferred shares shall be redeemed if the SEC Reporting Date does not occur on or before March 15, 2012 (See Note 11).

On February 29, 2012, (the "Effective Date") the Company retained the investment bank of Laidlaw & Company (UK) Ltd. ("Laidlaw") on an exclusive basis with certain "carve-out" provisions for the purpose of raising up to $6,000,000 (plus up to an additional $1,200,000 million to cover over-allotments at the option of Laidlaw) through two successive best-efforts private placements of the Company's securities.  The agreement has been modified by substituting Aspen Group, Inc. The Phase One financing is an offering of up to 40 units of $50,000 each and is to be completed by March 31, 2012 with an extension possible to April 30, 2012.  Each unit consists of: (i) senior secured convertible notes (the "Convertible Notes"), bearing 10% interest, convertible into the Company's common shares at the lower of (a) $1.00 or (b) 95% of the per share purchase price of any shares of common stock (or common stock equivalents) issued on or after the original issue date of the note and (ii) five-year warrant to purchase that number of the Company's common shares equal to 25% of the number of shares issuable upon conversion of the Convertible Notes.  Mandatory conversion will occur on the initial closing of the Phase Two financing.  The Convertible Notes mature on June 30, 2012, carry provisions for price protection and require the Company to file a registration statement for the resale of the underlying common stock nine months after closing of the Phase Two offering.  For the Phase One financing, Laidlaw will receive a cash fee of 10% of aggregate funds raised along with a five-year warrant (the "Laidlaw Warrant") equal to 10% of the common stock reserved for issuance in connection with the units.  For funds raised by other parties, Laidlaw's compensation shall be 5% cash and 5% Laidlaw Warrant.  Separately, Laidlaw requires an activation fee of $25,000, of which $15,000 was paid upon execution of the agreement.  Subsequent to the closing of the Reverse Merger, Aspen Group, Inc., without the assistance of any broker dealer, raised $150,000 from the Phase One financing.  Laidlaw will commence its offering after Aspen Group, Inc. files its report on Form 8-K with the Securities and Exchange Commission disclosing the Reverse Merger.

On March 8, 2012, due to the impending reduction in the value of the collateral as the result of the Series C conversion ratio and the inability to engage Mr. Spada in good faith negotiations to increase HEMG’s pledge, Michael Mathews, the Company’s CEO, pledged 117,943 common shares of the Company, owned personally by him, valued at $1.00 per share based on recent sales of capital stock as additional collateral to the accounts receivable, secured – related party.  On March 13, 2012, the Company deemed the receivables stemming from the sale of courseware curricula to be in default (See Notes 4 and 15).

On March 13, 2012, three directors of the Company pledged an aggregate of 2,209,960 common shares of the Company as collateral for the amounts due from Patrick Spada and HEMG.  On August 16, 2012, the Company rescinded the pledge agreements and returned the shares to the directors (See Notes 10, 15 and 17).

On March 13, 2012, the Company’s CEO made an investment of $300,000 in a convertible promissory note due March 31, 2013, bearing interest at 0.19% per annum.  The note is convertible into common shares of the Company at the rate of $1.00 per share upon five days written notice to the Company.  The Company evaluated the convertible notes and determined that, for the embedded conversion option, there was no beneficial conversion value to record (See Note 15).

On March 13, 2012 (the “recapitalization date”), the Company was acquired by Aspen Group, Inc., an inactive publicly-held company, in a reverse merger transaction accounted for as a recapitalization of the Company (the “Recapitalization” or the “Reverse Merger”).  The common and preferred stockholders of the Company received 25,515,204 common shares of Aspen Group, Inc. in exchange for 100% of the capital stock of Aspen University Inc.  For accounting purposes, Aspen is the acquirer and Aspen Group, Inc. is the acquired company.  Accordingly, after completion of the recapitalization, the historical operations of the Company are those of Aspen and the operations since the recapitalization date are those of Aspen and Aspen Group, Inc.  The assets and liabilities of both companies are combined at historical cost on the recapitalization date.  As a result of the recapitalization and conversion of all Company preferred shares into common shares of the public entity, all redemption and dividend rights of preferred shares were terminated.  As a result of the recapitalization, the Company now has 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share authorized.

ASPEN UNIVERSITY INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Immediately following the closing of the Reverse Merger, the Company adopted the 2012 Equity Incentive Plan (the “Plan”) which provides for 2,500,000 shares to be granted under the Plan.  On March 14, 2012, the Company granted an aggregate of 1,500,000 stock options, all of which were under the Plan, having an exercise price of $1.00 per share.  The options vest one-third on each anniversary date commencing March 14, 2013 and expire five years from the grant date.  The total fair value of stock options granted was $495,000, which is being recognized over the respective vesting period.

Consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the Reverse Merger, and Aspen must apply to DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to notify it in writing whether Aspen would be able to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by March 28, 2012.  The DOE may impose additional terms and conditions in any temporary provisional program participation agreement that it may issue pending review of Aspen’s application for approval of the change in ownership and control.  Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control.

Note 17. Restatement

Subsequent to the issuance of the Company’s 2011 and 2010 consolidated financial statements, management determined that it should have expensed certain alleged unauthorized borrowings in 2011, 2010 and certain other prior periods rather than reporting these amounts as a secured receivable, although such funds were fully secured with common shares of the Company owned personally and pledged by certain directors of the Company.  Accordingly, the consolidated financial statements have been restated to correct this error.  On August 16, 2012, as a direct result of this restatement, the Company rescinded the pledge agreements guaranteeing the receivable and returned the pledged shares to the three directors.  The resulting effect of the restatement in 2011 is: (1) a reduction of receivable from stockholder, secured – related party, current assets and total assets of $2,209,960, (2) an increase in loss due to unauthorized borrowing and net loss of $14,876 and (3) an increase in cash used in operations of $14,876.  The resulting effect of the restatement in 2010 is: (1) a reduction of receivable from stockholder, secured – related party, current assets and total assets of $2,195,084, (2) an increase in loss due to unauthorized borrowing and net loss of $261,468, (3) an increase in the net loss per share by $0.01, and (4) an increase in cash used in operations of $140,939.  Moreover, the opening accumulated deficit as of December 31, 2009 increased from $792,167 to $2,725,783.  Certain applicable portions of Notes 1, 4, 10, 13, 15 and 16 have also been revised accordingly.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.   All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$7,300
Printing expenses	$1,500
Accounting fees and expenses	$2,000
Legal fees and expenses	$25,000
Blue sky fees	$900
Miscellaneous	$300
Total	$37,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	For any breach of the director's duty of loyalty to us or our shareholders;
●	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
●	Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or
●	For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling usell pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In September 2012, we sold $2,757,000 of units containing a total of 7,877,144 shares of common stock and 3,938,570 warrants to 14 investors including four directors of Aspen. The investors acquired the securities for investment and were all accredited investors. Each investor had a pre-existing relationship with Aspen or its placement agent. As a result of this private placement, on September 28, 2012, 202,334 shares of common stock and 50,591 five-year warrants exercisable at $0.3325 per share were issued in connection with the conversion of accumulated interest on convertible notes. Additionally, 4,516,917 shares were issued in connection with price protection rights provided to certain shareholders who invested prior to the September offering. The interest shares were exempt from registration under Section 3(a)(9) of the Securities Act and the warrants issued to the investors as well as the price protection shares were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The Exhibits provided for under the Exhibit Index are incorporated herein.

ITEM 17.  UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on  November 21, 2012.

ASPEN GROUP, INC.

By:	/s/ Michael Mathews
Michael Mathews,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Mathews	Principal Executive Officer and Director	November 21, 2012
Michael Mathews

/s/ David Garrity	Chief Financial Officer	November 21, 2012
David Garrity	(Principal Financial Officer) and
Chief Accounting Officer
(Principal Accounting Officer)

/s/ Dr. Michael D’Anton	Director	November 21, 2012
Dr. Michael D’Anton

/s/ C. James Jensen	Director	November 21, 2012
C. James Jensen

/s/ David E. Pasi	Director	November 21, 2012
David E. Pasi

/s/ Sanford Rich	Director	November 21, 2012
Sanford Rich

/s/ Dr. John Scheibelhoffer	Director	November 21, 2012
Dr. John Scheibelhoffer

/s/ Paul Schneier	Director	November 21, 2012
Paul Schneier

EXHIBIT INDEX

		Incorporated by Reference			Filed or Furnished
Exhibit #	Exhibit Description	Form	Date	Number	Herewith

2.1	Certificate of Merger	8-K	3/19/12	2.1
2.2	Agreement and Plan of Merger	8-K	3/19/12	2.2
2.3	Agreement and Plan of Merger – DE Reincorporation	8-K	3/19/12	2.3
2.4	Articles of Merger – DE Reincorporation	8-K	3/19/12	2.4
2.5	Certificate of Merger – DE Reincorporation	8-K	3/19/12	2.5
3.1	Certificate of Incorporation, as amended	8-K	3/19/12	2.6
3.2	Bylaws	8-K	3/19/12	2.7
3.3	Certificate of Incorporation – Acquisition Sub	8-K	3/19/12	2.8
3.4	Articles of Amendment to FL Articles of Incorporation	8-K	3/19/12	2.9
3.5	Articles of Amendment to FL Articles of Incorporation	8-K	6/20/11	3.3
3.6	FL Articles of Incorporation	S-1/A	5/5/10	3.1
5.1	Opinion Regarding Legality				Filed
10.1	Employment Agreement – Mathews**	8-K	3/19/12	10.1
10.2	Employment Agreement – Garrity **	8-K	3/19/12	10.2
10.3	Employment Agreement – Powers**	8-K	3/19/12	10.3
10.4	Employment Agreement - Siegel**	8-K	3/19/12	10.4
10.5	Employment Agreement - Williams**	8-K	3/19/12	10.5
10.6	Amendment to Mathews Employment Agreement**	8-K	3/19/12	10.14
10.7	Amendment of Powers Employment Agreement**	8-K	3/19/12	10.15
10.8	September 16, 2011 Spada Agreement	8-K	3/19/12	10.6
10.9	Consulting Agreement – Spada	8-K	3/19/12	10.7
10.10	Lock-Up/Leak-Out Agreement – Spada	8-K	3/19/12	10.8
10.11	Form of Lock-Up/Leak-Out Agreement – Officers and Directors	8-K	3/19/12	10.9
10.12	Spada / HEMG April 2012 Agreement	8-K/A	5/7/12	10.19
10.13	Spada - Indemnification Agreement	8-K/A	5/7/12	10.20
10.14	Form of Directors Indemnification Agreement	8-K/A	5/7/12	10.21
10.15	Stock Pledge Agreement - Mathews dated March 8, 2012	8-K	3/19/12	10.12
10.16	Stock Pledge Agreement - Mathews dated March 16, 2012	8-K	3/19/12	10.16
10.17	Form of Convertible Note – Mathews - $1.00	10-Q	5/15/12	10.4
10.18	Form of Convertible Note – Mathews	10-Q	5/15/12	10.3
10.19	Form of Convertible Note – Private Placement	10-Q	8/20/12	10.5
10.20	Form of Warrant – Private Placement	10-Q	8/20/12	10.6
10.21	2012 Equity Incentive Plan	8-K	3/19/12	10.13
10.22	Form of Stock Option Agreement	8-K	3/19/12	10.14
10.23	Form of Siegel Stock Option Agreement	8-K	3/19/12	10.15
10.24	Form of Warrant – September Private Placement	8-K	10/1/12	10.3
10.25	Form of Registration Rights Agreement – September Private Placement	8-K	10/1/12	10.2
10.26	Form of Registration Rights Agreement – Whalehaven				Filed^
10.27	Form of Salary Reduction Agreement				Filed^
10.28	Form of Securities Purchase Agreement – September Private Placement	8-K	10/1/12	10.1
21.1	Subsidiaries				Filed
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.***				Filed

** Management contract or compensation plan.

*** Contained in Exhibit 5.1.

^ Previously filed with the Form S-1 Filed on October 1, 2012.